UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
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Wintrust Financial Corporation

(Name of Registrant as Specified In Its Charter)

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WINTRUST FINANCIAL CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 28, 2009

To the Shareholders of Wintrust Financial Corporation:

You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Wintrust Financial Corporation to be held at the Deer Path Inn, 255 East Illinois Road, Lake Forest, IL 60045, on Thursday, May 28, 2009, at 10:00 a.m. local time, for the following purposes:

1. To elect thirteen directors to hold office until the 2010 Annual Meeting of Shareholders;

2. To consider a proposal to amend the Company’s Employee Stock Purchase Plan to increase the number of shares that may be offered under the plan by 250,000;

3. To consider a proposal to amend the Company’s 2007 Stock Incentive Plan to (i) add an additional 325,000 shares of common stock to the number of shares that may be offered under the plan, (ii) modify the limitation on full value awards that may be offered under the plan, and (iii) require the Company to obtain shareholder approval prior to cancelling any outstanding options or stock appreciation rights in exchange for cash, except in certain events;

4. To consider an advisory (non-binding) proposal approving the Company’s executive compensation policies and procedures as described in the Company’s accompanying proxy statement for the 2009 Annual Meeting of Shareholders;

5. To ratify the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for the year 2009; and

6. To transact such other business as may properly come before the meeting and any adjournment thereof.

The Record Date for determining shareholders entitled to notice of, and to vote at, the Annual Meeting is the close of business on April, 2, 2009. We encourage you to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to vote by either completing your proxy card and returning it in the enclosed postage-paid envelope or by Internet or telephone voting. The instructions printed on your proxy card describe how to use these convenient services.

One of our current directors, Allan E. Bulley, Jr., is not standing for re-election this year due to the Company’s policy that a director retire at the Annual Meeting following his or her 76th birthday. Mr. Bulley has been a valued member of our board, and I ask that you join me in thanking him for his service to our Company.

By order of the Board of Directors,

David A. Dykstra
Secretary

April [  ], 2009

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, IT IS IMPORTANT THAT YOU VOTE BY ONE OF THE METHODS NOTED ABOVE.

WINTRUST FINANCIAL CORPORATION
727 North Bank Lane
Lake Forest, Illinois 60045

PROXY STATEMENT
FOR THE 2009 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD THURSDAY, MAY 28, 2009

These proxy materials are furnished in connection with the solicitation by the Board of Directors (the “Board” with individual members of the Board being referred to herein as a “Director”) of Wintrust Financial Corporation, an Illinois corporation (“Wintrust” or the “Company”), of proxies to be used at the 2009 Annual Meeting of Shareholders of the Company and at any adjournment of such meeting (the “Annual Meeting”). This proxy statement (this “Proxy Statement”), together with the Notice of Annual Meeting and proxy card, is first being mailed to shareholders on or about April [  ], 2009.

ABOUT THE MEETING

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including the election of thirteen Directors, a proposal to amend the Company’s Employee Stock Purchase Plan to increase the number of shares that may be offered under the plan by 250,000, a proposal to amend the Company’s 2007 Stock Incentive Plan to (i) add an additional 325,000 shares of common stock to the number of shares that may be offered under the plan, (ii) modify the limitation on full value awards that may be offered under the plan, and (iii) require the Company to obtain shareholder approval prior to cancelling any outstanding options or stock appreciation rights in exchange for cash, except in certain events, an advisory (non-binding) proposal approving the Company’s executive compensation policies and procedures as described in this proxy statement, and the ratification of the Audit Committee’s selection of Ernst & Young LLP as Wintrust’s independent registered public accounting firm for 2009.

Who may vote at the Annual Meeting?

Only record holders of the Company’s common stock as of the close of business on April 2, 2009 (the “Record Date”), will be entitled to vote at the meeting. On the Record Date, the Company had outstanding 23,910,170 shares of common stock. Each outstanding share of common stock entitles the holder to one vote.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if a majority of the shares of Company common stock issued and outstanding on the Record Date are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold authority,” or returned without voting instructions are counted as present for the purpose of determining whether a quorum is present at the Annual Meeting. Also, if shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for the purpose of determining whether a quorum is present at the Annual Meeting.

How do I submit my vote?

If you are a shareholder of record, you can vote by:

•	attending the Annual Meeting;

•	signing, dating and mailing in your proxy card;

•	using your telephone, according to the instructions on your proxy card; or

•	visiting www.illinoisstocktransfer.com, clicking on “Internet Voting” and following the instructions on the screen.

The deadline for voting by telephone or on the Internet is 11:59 p.m. Central Time on May 26, 2009.

What do I do if I hold my shares through a broker, bank or other nominee?

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you must first obtain a proxy issued in your name from the institution that holds your shares.

Can I change my vote after I return my proxy card?

Yes. If you are a shareholder of record, you may change your vote by:

•	voting in person by ballot at the Annual Meeting;

•	returning a later-dated proxy card;

•	entering a new vote by telephone or on the Internet; or

•	delivering written notice of revocation to the Company’s Secretary by mail at 727 North Bank Lane, Lake Forest, IL 60045.

If you vote other than by phone or Internet, you may change your vote at any time before the actual vote. If you vote by phone or Internet, you may change your vote if you do so prior to 11:59 p.m. Central Time on May 26, 2009. If you hold your shares through an institution, that institution will instruct you as to how your vote may be changed.

Who will count the votes?

The Company’s tabulator, Illinois Stock Transfer Company, will count the votes.

Will my vote be kept confidential?

Yes. As a matter of policy, shareholder proxies, ballots and tabulations that identify individual shareholders are kept secret and are available only to the Company, its tabulator and inspectors of election, who are required to acknowledge their obligation to keep your votes confidential.

Who pays to prepare, mail and solicit the proxies?

The Company pays all of the costs of preparing, mailing and soliciting proxies. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request. In addition to solicitation by mail, telephone, facsimile, Internet or personal contact by its officers and employees, the Company has retained the services of Morrow & Co., LLC, 470 West Avenue, Stamford, Connecticut 06902, to solicit proxies for a fee of $5,000 plus expenses.

What are my voting choices when voting for the election of Directors?

With respect to each Director nominee, shareholders may:

(a) Vote FOR (in favor of) such nominee; or

(b) WITHHOLD authority to vote for such nominee.

What are my voting choices when voting on the proposal to amend the Company’s Employee Stock Purchase Plan to increase the number of shares that may be offered under the plan by 250,000?

Shareholders may:

(a) Vote FOR the proposal;

(b) Vote AGAINST the proposal; or

(c) ABSTAIN from voting on the proposal.

What are my voting choices when voting on the proposal to amend the Company’s 2007 Stock Incentive Plan to (i) add an additional 325,000 shares of common stock to the number of shares that may be offered under the plan, (ii) modify the limitation on full value awards that may be offered under the plan, and (iii) require the Company to obtain shareholder approval prior to cancelling any outstanding options or stock appreciation rights in exchange for cash, except in certain events?

Shareholders may:

(a) Vote FOR the proposal;

(b) Vote AGAINST the proposal; or

(c) ABSTAIN from voting on the proposal.

What are my voting choices when voting on the advisory (non-binding) proposal approving the Company’s executive compensation policies and procedures as described in this proxy statement?

Shareholders may:

(a) Vote FOR the proposal;

(b) Vote AGAINST the proposal; or

(c) ABSTAIN from voting on the proposal.

What are my voting choices when voting on the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009?

Shareholders may:

(a) Vote FOR the ratification;

(b) Vote AGAINST the ratification; or

(c) ABSTAIN from voting on the ratification.

What are the Board’s recommendations?

The Board recommends a vote:

•	FOR the election of the thirteen Director nominees;

•	FOR the proposal to amend the Company’s Employee Stock Purchase Plan to increase the number of shares that may be offered under the plan by 250,000;

•	FOR the proposal to amend the Company’s 2007 Stock Incentive Plan to (i) add an additional 325,000 shares of common stock to the number of shares that may be offered under the plan, (ii) modify the limitation on full value awards that may be offered under the plan, and (iii) require the Company to obtain shareholder approval prior to cancelling any outstanding options or stock appreciation rights in exchange for cash, except in certain events;

•	FOR the advisory (non-binding) proposal approving the Company’s executive compensation policies and procedures as described in this proxy statement; and

•	FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009.

How will my shares be voted if I sign, date and return my proxy card?

If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:

•	FOR the election of the thirteen Director nominees;

•	FOR the proposal to amend the Company’s Employee Stock Purchase Plan to increase the number of shares that may be offered under the plan by 250,000;

•	FOR the proposal to amend the Company’s 2007 Stock Incentive Plan to (i) add an additional 325,000 shares of common stock to the number of shares that may be offered under the plan, (ii) modify the limitation on full value awards that may be offered under the plan, and (iii) require the Company to obtain shareholder approval prior to cancelling any outstanding options or stock appreciation rights in exchange for cash, except in certain events;

•	FOR the advisory (non-binding) proposal approving the Company’s executive compensation policies and procedures as described in this proxy statement; and

•	FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009.

With respect to any other business that may properly come before the meeting, or any adjournment of the meeting, that is submitted to a vote of the shareholders, including whether or not to adjourn the meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.

How will broker non-votes be treated?

A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares, but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters. In this proxy statement, brokers would be permitted to vote on the election of directors, the ratification of the appointment of Ernst & Young LLP and to vote on the advisory (non-binding) proposal approving the Company’s executive compensation policies and procedures without receiving instructions from their customers, but not on the proposals to amend the Employee Stock Purchase Plan or to amend the 2007 Stock Incentive Plan as described in this proxy statement. We will treat broker non-votes as present to determine whether or not we have a quorum at the Annual Meeting, but they will not be treated as entitled to vote on the proposals, if any, for which the broker indicates it does not have discretionary authority.

What vote is required to elect Directors at the Annual Meeting?

Election as a Director of the Company requires that a nominee receive the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Accordingly, instructions to withhold authority will have the same effect as a vote against such nominee.

What vote is required to amend the Company’s Employee Stock Purchase Plan to increase the number of shares that may be offered under the plan by 250,000?

The approval of the amendment to the ESPP requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal.

What vote is required to amend the Company’s 2007 Stock Incentive Plan to (i) add an additional 325,000 shares of common stock to the number of shares that may be offered under the plan, (ii) modify the limitation on full value awards that may be offered under the plan, and (iii) require the Company to obtain shareholder approval prior to cancelling any outstanding options or stock appreciation rights in exchange for cash, except in certain events?

The approval of the amendment to the 2007 Plan requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal.

What vote is required to approve the advisory (non-binding) proposal approving the Company’s executive compensation policies and procedures as described in this proxy statement?

The approval of the advisory (non-binding) proposal on executive compensation policies and procedures described in this proxy statement requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal.

What vote is required to ratify the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2009?

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.

What if other matters come up during the Annual Meeting?

If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the accompanying form of proxy will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that may be considered at the Annual Meeting.

Your vote is important.  Because many shareholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Registered shareholders can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of
Shareholders to be Held on May 28, 2009:

This Proxy Statement and the 2008 Annual Report on Form 10-K are Available at:
http://materials.proxyvote.com/97650W

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

The Company’s Board of Directors is comprised of 13 Directors, each serving a term that will expire at this year’s Annual Meeting. At the Annual Meeting, you will elect 13 individuals to serve on the Board of Directors until the next Annual Meeting. The Board of Directors, acting pursuant to the recommendation of the Nominating and Corporate Governance Committee, has nominated each Director standing for election. All of the nominees currently serve as Directors, except for Mr. Perry. Each nominee has indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not be available for election. However, if any of the nominees is not available for election, proxies may be voted for the election of other persons selected by the Board of Directors. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Shareholders of the Company have no cumulative voting rights with respect to the election of Directors.

The following sections set forth the names of the Director nominees, their ages, a brief description of their recent business experience, including present occupation and employment, certain directorships held by each, and the year in which they became Directors of the Company. Director positions in the Company’s subsidiaries are included in the biographical information set forth below.

The Company’s main operating subsidiaries include Advantage Bank, Barrington Bank, Beverly Bank, Crystal Lake Bank, First Insurance Funding, Hinsdale Bank, Lake Forest Bank, Libertyville Bank, North Shore Bank, Northbrook Bank, Old Plank Trail Community Bank, State Bank of The Lakes, St. Charles Bank, Tricom, Town Bank, Village Bank, Wayne Hummer Asset Management Company, Wayne Hummer Investments, Wayne Hummer Trust Company, Wheaton Bank, Wintrust Information Technology Services and Wintrust Mortgage Company.

Nominees to Serve as Directors until the 2010 Annual Meeting of Shareholders

Peter D. Crist (57), Director since 1996  Mr. Crist has served as the Company’s Chairman since 2008. He is Chairman and Chief Executive Officer of Crist|Kolder Associates, an executive recruitment firm which focuses on CEO and director searches. From December 1999 to January 2003, Mr. Crist served as Vice Chairman of Korn/Ferry International (NYSE), the largest executive search firm in the world. Previously, he was President of Crist Partners, Ltd., an executive search firm he founded in 1995 and sold to Korn/Ferry International in 1999. Immediately prior thereto he was Co-Head of North America and the Managing Director of the Chicago office of Russell Reynolds Associates, Inc., the largest executive search firm in the Midwest, where he was employed for more than 18 years. He also serves as a director and chairman of the compensation committee of Northwestern Memorial Hospital. Mr. Crist is a Director of Hinsdale Bank.

Bruce K. Crowther (57), Director since 1998  Mr. Crowther has served as President and Chief Executive Officer of Northwest Community Healthcare, Northwest Community Hospital and certain of its affiliates since January 1992. Prior to that time he served as Executive Vice President and Chief Operating Officer from 1989 to 1991. He is a Fellow of the American College of Healthcare Executives. Mr. Crowther is the past Chairman of the board of directors of the Illinois Hospital Association as well as a member of the board of directors of the Max McGraw Wildlife Foundation. Mr. Crowther is a Director of Barrington Bank.

Joseph F. Damico (55), Director since 2005  Mr. Damico is founding partner and serves as an operating principal of RoundTable Healthcare Partners, an operating-oriented private equity firm focused on the healthcare industry. Mr. Damico has more than 30 years of healthcare industry operating experience, previously as Executive Vice President of Cardinal Health, Inc. and President & COO of Allegiance Corporation. Mr. Damico also held senior management positions at Baxter International Inc. and American Hospital Supply. Mr. Damico is the Chairman of the Board of Ascent Healthcare Solutions, ACI Medical Devices, Inc., American Medical Instruments Holdings, Inc. and Instrumed. He is also a member of the board of directors of Bioniche Pharma, CorePharma Holdings, Inc., Excelsior Medical Inc., the College of Lake County Foundation, James Madison University, Lake Forest Hospital and Manor Care, Inc. Mr. Damico is an advisory Director of Libertyville Bank.

Bert A. Getz, Jr. (41), Director since 2001  Mr. Getz joined Globe Corporation in 1991 and serves as Director and Co-Chief Executive Officer. He is also President of Globe Development Corporation (wholly-owned real estate development subsidiary), an Officer and Director of Globe Management Company, and Chairman of the Investment Committee for Globe Investment Company, LP. Mr. Getz is also a director of HDO Productions Inc., a national tent rental and special events firm based in Northbrook, Illinois, IMS Companies, LLC, a diversified manufacturing company headquartered in Des Plaines, Illinois and Top Driver LLC, a driver education company. Additionally, Mr. Getz is a Director of the Globe Foundation, the National Historical Fire Foundation and Children’s Memorial Hospital, and is a Trustee of the Chicago Zoological Society at Brookfield Zoo, The Lawrenceville School and North Shore Country Day School. He is also a member in Young President’s Organization. Mr. Getz serves as a Director of Libertyville Bank, Wayne Hummer Asset Management Company, Wayne Hummer Investments and Wayne Hummer Trust Company.

H. Patrick Hackett, Jr. (57), Director since 2008  Mr. Hackett is the Chief Executive Officer of HHS Co., a real estate development and management company located in the Chicago area. Previously, he served as the President and Chief Executive Officer of RREEF Capital, Inc. and as Principal of The RREEF Funds, an international commercial real estate investment management firm. Mr. Hackett taught real estate finance at the Kellogg Graduate School of Management for 15 years when he also served on the real estate advisory boards of Kellogg and the Massachusetts Institute of Technology. He serves on the boards of Textura Corporation and Evanston Capital Management. Mr. Hackett is a Director of North Shore Bank.

Scott K. Heitmann (60), Director since 2008  Mr. Heitmann, retired for the past four years, has over 30 years of experience in the banking industry, including his service as Vice Chairman of LaSalle Bank Corporation and President, Chairman and Chief Executive Officer of Standard Federal Bank from 1997 to 2005. He served as the President and Chief Executive Officer of LaSalle Community Bank Group and LaSalle Bank FSB from 1988 to 1996. Mr. Heitmann currently serves as Vice-Chairman of The Illinois Chapter of The Nature Conservancy, and as a member of the Northwestern University Kellogg Alumni Advisory Board. Mr. Heitmann has previously served as a director of LaSalle Bank Corporation, Standard Federal Bank and the Federal Home Loan Bank of Chicago. Mr. Heitmann is a Director of North Shore Bank, Wayne Hummer Asset Management Company, Wayne Hummer Investments and Wayne Hummer Trust Company.

Charles H. James III (50), Director since 2008  Mr. James is the Chairman and Chief Executive Officer of C.H. James & Co., an investment holding company with interests in wholesale food distribution businesses, and is Managing Owner of C.H. James Restaurant Holdings LLC, which owns quick service restaurants. Mr. James graduated from Morehouse College and obtained an MBA from the Wharton School at the University of Pennsylvania. Mr. James serves on the board of directors of Morehouse College, the Wharton School at the University of Pennsylvania, the Children’s Memorial Hospital, the Chicago Urban League and the Steppenwolf Theater Company.

Albin F. Moschner (56), Director since 1996  Mr. Moschner is currently Executive Vice President and Chief Operating Officer of Leap Wireless. Prior to joining Leap Wireless, Mr. Moschner was consulting in the telecommunications industry. Mr. Moschner was President of Verizon Card Services from December 2001 to November 2003. Mr. Moschner had been President and Chief Executive Officer, from December 1999 to December 2001, of One Point Services, LLC, a telecommunications company. From September 1997 to November 1999, he served as President and Chief Executive Officer of Millecom, LLC, a development stage internet communications company. From August 1996 to August 1997, he served as Vice Chairman and director and an officer of Diba, Inc., a development stage internet technology company. Mr. Moschner served as President and CEO and a director of Zenith Electronics, Glenview, Illinois, from 1991 to July 1996. Mr. Moschner is also a director of Pella Windows Corporation. Mr. Moschner is a Director of Lake Forest Bank.

Thomas J. Neis (60), Director since 1999  Mr. Neis is the owner of Neis Insurance Agency, Inc., Longaker Insurance Agency, Pachini Insurance Agency and Parr Insurance Agency and is an independent insurance agent with these companies. Mr. Neis also owns Parr Insurance Brokerage Inc., which markets insurance products to insurance agencies. Mr. Neis serves on the board of directors of Illinois Wesleyan University. He also serves as a chairman of the Crystal Lake Sister City organization and several other charitable and fraternal organizations. Mr. Neis is a Director of Crystal Lake Bank.

Christopher J. Perry (53), Director nominee  Mr. Perry is currently partner of CIVC Partners LLC, which he joined in 1994 after leading Continental Bank’s Mezzanine Investments and Structured Finance groups. Prior to joining Continental in 1985, he served as a Vice President in the Corporate Finance Department of the Northern Trust Company. He has also served as a CFO in both public and private companies. Mr. Perry is currently a director of The Brickman Group Ltd., LA Fitness International LLC, Thermo Fluids, Inc. and Icon Identity Solutions Inc, and has previously served as a director of Transwestern Publishing, LP, First Franklin Financial, Wastequip Inc. and Kellermeyer Building Services. He also serves as chairman of the Board of Trustees for Cristo Rey Jesuit High School and serves on the Executive Committee of Loyola Academy. Mr. Perry previously served as a director of Wintrust from 2001 to 2002. An affiliate of CIVC Partners LLC own all of Wintrust’s 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, as described under “Related Party Transactions.”

Hollis W. Rademacher (73), Director since 1996  Mr. Rademacher is self-employed as a business consultant and private investor. From 1957 to 1993, Mr. Rademacher held various positions, including Officer in Charge, U.S. Banking Department and Chief Credit Officer of Continental Bank, N.A., Chicago, Illinois, and from 1988 to 1993 held the position of Chief Financial Officer. Mr. Rademacher is a director of Schawk, Inc. (NYSE), provider of prepress graphics for the packaging industry, First Mercury Financial Corp. (NYSE), a holding company for insurance agents, underwriters, advisors and carriers specializing in Excess and Surplus lines, as well as several other private business enterprises. Mr. Rademacher currently serves as a Director of each of the Company’s main operating subsidiaries except for Beverly Bank, Old Plank Trail Community Bank, St. Charles Bank, Town Bank, Wheaton Bank, Wintrust Information Technology Services, , Wayne Hummer Asset Management Company, Wayne Hummer Investments, Wayne Hummer Trust Company and Wintrust Mortgage Corporation.

Ingrid S. Stafford (55), Director since 1998  Ms. Stafford has held various positions since 1977 with Northwestern University, where she is currently Associate Vice President for Financial Operations and Treasurer. Ms. Stafford is a trustee of the Board of Pensions of the Evangelical Lutheran Church in America, where she serves on its Audit, Finance and Nominating Committees. She also serves on the investment committee of Wittenberg University and the investment and audit committees of the Evanston Community Foundation. She is the President of the Church Council of Trinity Lutheran Church in Evanston, Illinois. She is an emeritus director of Wittenberg University where she served from 1993 to 2006, including serving as Board Chair from 2001-2005. She has also served as Board Chair of the following community organizations: Childcare Network of Evanston, Leadership Evanston, and the Evanston McGaw YMCA. Ms. Stafford is a Director of North Shore Bank.

Edward J. Wehmer (55), Director since 1996  Since May 1998, Mr. Wehmer has served as President and Chief Executive Officer of the Company. Prior to May 1998, he served as President and Chief Operating Officer of the Company since its formation in 1996. He served as the President of Lake Forest Bank from 1991 to 1998. He serves as a Director or Advisory Director of each of the Company’s main operating subsidiaries. Mr. Wehmer is a certified public accountant and earlier in his career spent seven years with the accounting firm of Ernst & Young LLP specializing in the banking field and particularly in the area of bank mergers and acquisitions. Mr. Wehmer serves on the board of directors of Stepan Company (NYSE), a chemical manufacturing and distribution company, as a trustee for Children’s Memorial Hospital and Foundation and on the Finance Board and the School Board of the Archdiocese of Chicago. He is also a former Chairman of the Board of Trustees for Loyola Academy in Wilmette, Illinois.

Required Vote

Election as a Director of the Company requires that a nominee receive the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Accordingly, instructions to withhold authority will have the same effect as a vote against such nominee.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE.

Directors Not Standing for Election

Allan E. Bulley, Jr. (76), Director since 2006  Mr. Bulley is the Chairman and Chief Executive Officer of Bulley & Andrews, whose subsidiary, Bulley & Andrews, LLC, is one of Chicago’s oldest and largest general contracting firms. Mr. Bulley is the Vice Chairman and a Trustee of the Museum of Science and Industry where he chairs the Buildings and Grounds Committee. He also serves as a Director of the Coldwater Conservation Fund, Trout Unlimited. He has been a director of the L.E. Myers Company (formerly NYSE listed). Since 1968, Mr. Bulley has been involved as an organizer, director and investor in numerous community banks. Mr. Bulley is currently a director of North Shore Bank.

PROPOSAL NO. 2 — APPROVAL OF AN AMENDMENT TO THE
EMPLOYEE STOCK PURCHASE PLAN

General

The Board of Directors is proposing for shareholder approval an amendment (the “ESPP Amendment”) to the Wintrust Financial Corporation Employee Stock Purchase Plan (the “ESPP”). If approved by shareholders, the ESPP Amendment would add an additional 250,000 shares of common stock to the number of shares that may be offered under the ESPP. The Board of Directors approved the ESPP Amendment on April 6, 2009, subject to shareholder approval.

History and Reason for Proposing the ESPP Amendment

The ESPP was adopted by the Board of Directors on April 30, 1997 and became effective when it was approved by shareholders on May 22, 1997. When first adopted in 1997, the Company was permitted to offer up to 375,000 shares of common stock (adjusted to reflect the March 15, 2002 split of our common stock) under the ESPP. As of March 31, 2009, only 81,680 shares of common stock remain available under the ESPP. At current participation levels, we estimate that, in the absence of an amendment to increase the number of shares of common stock that may be offered under the ESPP, all such shares would be exhausted by late 2009. If the ESPP Amendment is approved, the number of shares available under the ESPP in the future will be increased to 331,680. We believe that this increase in the number of shares available under the ESPP will enable eligible persons to participate under the ESPP until approximately 2013 based on current participation levels and the current price of our common stock.

In addition, the ESPP Amendment makes certain changes to the terms of the ESPP. The terms of the ESPP, as proposed to be amended and restated, are described below.

Purpose of the ESPP

The purpose of the ESPP is to encourage employee stock ownership, thereby enhancing employee commitment to the Company and providing employees an opportunity to share in the Company’s success.

Description of the ESPP

The following is a description of the terms of the ESPP, as proposed to be amended and restated, and the changes to the shares available under the plan that will be made if shareholders approve the ESPP Amendment. This description is qualified in its entirety by reference to the plan document, as proposed to be amended and restated, a copy of which is attached to this Proxy Statement as Annex A and incorporated herein by reference.

Shares Available.  As originally approved by shareholders in 1997, the ESPP permitted the Company to offer up to 375,000 shares of our authorized but unissued common stock (adjusted to reflect the March 15, 2002 split of our common stock), subject to adjustment in the event of certain changes to our capital structure affecting the common stock. As noted above, 293,320 shares have already been sold to employees under the ESPP and only 81,680 shares remain available as of March 31, 2009, and it is anticipated that all available shares under the ESPP will be awarded by late 2009. If shareholders approve the ESPP Amendment, a total of 331,680 shares would be available under the ESPP, subject to adjustment in the event of certain changes to our capital structure affecting the common stock. This represents an increase of 250,000 shares over the number of shares that would have been available in the absence of the ESPP Amendment. The ESPP Amendment also clarifies that shares offered under the Plan may include treasury shares and shares purchased on the open market.

Eligibility.  All employees (including officers and directors who are employees) of the Company and certain participating subsidiaries are eligible to participate in the ESPP except that the Compensation Committee may, with respect to any offering, exclude from eligibility any employee who (i) has been employed by the Company or such subsidiaries for less than 24 months (or such lesser number determined by the Compensation Committee) as of the first day of an offering period; (ii) normally works less than 20 hours per week (or such lesser number determined by the Compensation Committee); (iii) normally works less than five months per year (or such lesser number determined by the Compensation Committee); or (iv) is a highly compensated employee (as defined in Section 414(q) of the Internal Revenue Code of 1986, or the Code).

Administration.  The ESPP provides that the Compensation Committee will administer the ESPP. The Compensation Committee, in its sole discretion, determines from time to time when the Company will make an offering under the ESPP, but is under no obligation to do so. Any such offering period must be at least three months in duration, but no more than 26 months in duration. The Compensation Committee also acts as the administrator of the ESPP and makes administrative and procedural decisions regarding the ESPP, adopts rules and regulations concerning the operation of the ESPP and decides questions of construction and interpretation regarding the ESPP and an employee’s participation therein. The Compensation Committee may employ such other persons and delegate to them such powers, rights and duties as it may consider necessary to properly carry out the administration of the ESPP.

Operation of the ESPP.  Employees may enroll in the ESPP during the first enrollment period for each offering after they become eligible. Each participating employee may authorize payroll deductions and will become entitled to purchase shares of common stock on such dates during and/or at the end of the offering period as determined by the Compensation Committee. A participating employee may purchase up to such number of shares as the employee’s accumulated payroll deductions may permit, provided that the aggregate purchase price may not exceed the lesser of (i) $50,000, (ii) 20% of such employee’s compensation (as defined by the Compensation Committee and consistent with the Code), or (iii) such lesser amount as the Compensation Committee may determine. Shares of the Company offered under the ESPP may be newly issued shares, treasury shares, shares purchased on the open market, or any combination of such shares. The purchase price of the shares of common stock will be determined by the Compensation Committee prior to the commencement of such offering, provided that the price may not be lower than the lesser of 85% of the fair market value per share of the common stock on the first day of the offering period or 85% of the fair market value per share of the common stock on the purchase date for the offering. The Compensation Committee may also limit for any offering period the number of shares which may be purchased by an employee. No employee may participate in an offering to the extent (i) such participation would permit the employee to purchase shares of common stock under all of the employee stock purchase plans (as defined in Section 423 of the Code) of the Company and its subsidiaries at a rate that exceeds $25,000 in fair market value of such shares (determined on the first date of the offering period) for each calendar year in which the employee participates in the ESPP or (ii) if such employee, immediately after commencing participation, would own 5% or more of the total combined voting power or value of all classes of stock of the Company or any subsidiary.

Payroll deductions are credited to a participant’s purchase savings account, which is part of an aggregate account at a banking subsidiary of the Company designated by the Compensation Committee. Unless otherwise directed by an employee, the funds credited to an employee’s account on a purchase date (which may occur periodically during the offering period or only at the end of the offering period) are applied to the purchase of shares of common stock, and any excess over the purchase price is paid to the employee or carried forward to the following offering period, as determined by the Compensation Committee. However, if the fair market value of a share of common stock on the last day of the offering period is less than the purchase price of one share of common stock, all funds on deposit in the employee’s account will be paid to the employee and the employee’s account will be closed.

An employee participating in the ESPP may not increase or decrease the amount of the employee’s payroll deduction during the offering period unless such change is permitted by the Compensation Committee in its discretion. However, an employee may withdraw the funds credited to the employee’s savings account at any time, unless the Compensation Committee provides otherwise, or may voluntarily terminate participation in the ESPP at any time. Should an employee terminate participation in the ESPP entirely, the accumulated payroll deductions will be returned to such employee. If an employee terminates employment, other than by death, retirement or total and permanent disability, the employee’s right to purchase the stock immediately terminates. Following a termination of employment due to death, retirement or total and permanent disability, the employee (or his estate, personal representative or beneficiary) has the right to purchase stock as of the earlier of the end of the offering period and the end of the three month period following such termination. An employee’s participation rights in the ESPP and the related purchase savings account are not assignable or transferable except by will or the laws of descent and distribution. An employee has no rights as a shareholder with respect to the shares the employee is eligible to purchase until the shares are so purchased and issued by the Company.

Merger, Consolidation and Change of Control.  In the event of a merger or consolidation in which the Company is the surviving company, the right to purchase shares through an offering shall continue. In the event of a dissolution or liquidation of the Company, or a merger or consolidation in which the Company is not the surviving company, participation in the offering shall terminate unless the surviving company decides in its discretion to allow purchase of its shares on substantially similar terms. However, in the event of a change of control (defined below), the change of control shall be a purchase date under all offering periods, and each participant in the ESPP will have the right to elect to purchase up to such number of shares as the employee’s accumulated payroll deductions may permit or to be paid in cash all of the employee’s accumulated payroll deductions. A change of control is defined in the ESPP as certain acquisitions of 50% or more of the Company’s common stock, a change in the majority of the Board of Directors, or the consummation of a reorganization, merger or consolidation (unless, among other conditions, the Company’s shareholders receive more than 50% of the stock of the surviving company), a sale or disposition of all or substantially all of the assets of the Company, or a complete liquidation or dissolution of the Company.

Amendments and Termination.  The Board of Directors may at any time amend, suspend or discontinue the ESPP, or at any time prior to a change of control alter or amend any and all terms of participation in any offering made under the ESPP. However, if applicable laws require shareholder approval, then such amendment will be subject to the requisite shareholder approval.

Federal Income Tax Consequences

The following discussion briefly summarizes certain U.S. federal income tax consequences to participants who may receive grants of awards under the ESPP. The discussion is based upon current interpretations of the Code, and the regulations promulgated thereunder as of such date.

The ESPP is not qualified under Section 401 of the Code, but is intended to be a qualified employee stock purchase plan under Section 423 of the Code. An employee pays no tax when the employee enrolls in the ESPP, when the employee purchases shares of common stock pursuant to the ESPP or when the employee receives shares of common stock.

An employee will have a taxable gain or loss when any shares of common stock purchased through the ESPP are sold. If an employee sells the stock within two years of the commencement of the employee’s participation in the offering or within one year of the actual purchase of the shares (each, a “disqualifying disposition”), then the excess of the fair market value of the shares on the purchase date over the purchase price will be taxed as ordinary income. The amount of such difference will be added to the basis of the shares for purposes of determining the amount of gain or loss upon such sale, and such gain or loss will be long or short-term capital gain or loss for income tax purposes depending upon how long such shares were held. The Company will be entitled to a deduction from income in an amount equal to the ordinary income reported by the employee arising from a disqualifying disposition.

If an employee sells the stock after the holding period described above, then the lesser of (i) the excess of the fair market value of the shares on the first day of the offering period over the purchase price and (ii) the excess of the amount realized over the purchase price will be taxed as ordinary income and the balance of the employee’s gain, if any, will be long-term capital gain. The Company will not be entitled to a deduction from income in an amount equal to the ordinary income reported by the employee.

The approval of the amendment to the ESPP requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR”
APPROVAL OF THE AMENDMENT TO THE WINTRUST FINANCIAL
CORPORATION EMPLOYEE STOCK PURCHASE PLAN.

PROPOSAL NO. 3 — APPROVAL OF AN AMENDMENT TO THE 2007 STOCK INCENTIVE PLAN

General

The Board of Directors is proposing for shareholder approval an amendment (the “2007 Plan Amendment”) to the Wintrust Financial 2007 Stock Incentive Plan (the “2007 Plan”). If approved by shareholders, the 2007 Plan Amendment would (i) add an additional 325,000 shares of common stock to the number of shares that may be offered under the 2007 Plan, (ii) change the manner in which the number of shares subject to full value awards (i.e., awards other than stock options and stock appreciation rights) are limited and (iii) require the Company to obtain shareholder approval prior to cancelling any outstanding options or stock appreciation rights in exchange for cash, except in certain events. The Board of Directors approved the 2007 Plan Amendment on April 6, 2009, subject to shareholder approval.

History and Reason for Proposing the 2007 Plan Amendment

The 2007 Plan was adopted by the Board of Directors on November 9, 2006 and became effective when it was approved by shareholders on January 9, 2007. The 2007 Plan was also amended and restated by the Board of Directors as of October 22, 2007 (the “October Amendment”). When first adopted, the 2007 Plan authorized the Company to issue, or to grant awards with respect to, up to 500,000 shares of common stock, of which no more than 200,000 may be full value awards (i.e., awards other than stock options and stock appreciation rights). The October Amendment further limited the number of unrestricted stock awards to 25,000. As of March 31, 2009, only 133,031 shares of common stock remain available to be granted under the 2007 Plan. As of such date, 203,064 full value awards were outstanding and 2,352,836 options were outstanding. The outstanding options had a weighted average exercise price of $35.97 and a weighted average remaining term of 4.3 years. At current participation levels, we estimate that, in the absence of an amendment to increase the number of shares of common stock that may be offered under the 2007 Plan, all such shares would be exhausted by late 2009 or early 2010. If the 2007 Plan Amendment is approved, the number of shares available to be granted in the future under the 2007 Plan will be increased from 133,031 to 458,031 shares. We believe that this increase in the number of shares available under the 2007 Plan will enable the Company to grant awards to eligible persons until approximately 2011. In addition, if the 2007 Plan Amendment is approved, the number of shares available for full value awards will not be limited to 200,000. Instead, each share awarded pursuant to a full value award (including an award of unrestricted stock) granted on or after the effective date of the 2007 Plan Amendment will be counted as 1.73 shares against the 2007 Plan’s share reserve. This effectively limits the number of full value awards that may be granted under the 2007 Plan because these awards would be counted against the 2007 Plan’s share reserve as 1.73 shares for every one share issued in connection with such awards. The number of shares available for unrestricted stock awards will remain limited to 25,000, with each share subject to such an award counting as 1.73 shares for purposes of this limit.

The 2007 Plan Amendment would also clarify that the Company must obtain shareholder approval prior to cancelling any outstanding options or stock appreciation rights in exchange for cash, except in connection with an event described below in “Adjustments” or “Change of Control.”

Purpose of the 2007 Plan

The 2007 Plan is intended to provide the Company with the ability to provide market-responsive, stock-based incentives and other rewards for employees and directors of the Company and its subsidiaries and consultants to the Company and its subsidiaries that (i) provide such employees, directors and consultants a stake in the growth of the Company and (ii) encourage them to continue in the service of the Company and its subsidiaries.

The 2007 Plan enhances our ability to link pay to performance and our ability to attract key employees to manage our banks and other businesses. The 2007 Plan also helps promote the retention of key employees while aligning their interests closely with those of our shareholders. Accordingly, management believes the ability to award equity incentives is an important component in continuing the Company’s growth.

Key Features of the 2007 Plan

We believe that the following features of the 2007 Plan, as proposed to be amended and restated if shareholders approve the 2007 Plan Amendment, help assure that the 2007 Plan both provides incentives to our employees and protects shareholder value:

•	an independent body, the Compensation Committee, administers the 2007 Plan;

•	the 2007 Plan counts each full-value award as 1.73 shares against the number of shares available for grant;

•	the 2007 Plan limits unrestricted stock awards to an aggregate maximum of 25,000;

•	the 2007 Plan prohibits repricing or repurchasing of stock option awards (or other material amendments) without prior shareholder approval;

•	the 2007 Plan does not provide for the payment of dividends on unvested performance awards and does not allow discounted awards; and

•	the 2007 Plan does not provide for liberal share counting or recycling of shares.

Description of the 2007 Plan

The following is a description of the terms of the 2007 Plan, as proposed to be amended and restated, and the changes that will be made if shareholders approve the 2007 Plan Amendment. This description is qualified in its entirety by reference to the plan document, as proposed to be amended and restated, a copy of which is attached to this Proxy Statement as Annex B and incorporated herein by reference.

Shares Available.  The 2007 Plan provides that the total number of shares of common stock as to which awards may be granted may not exceed 500,000 shares. Of this amount, the number of shares that are available for full value awards (i.e., awards other than stock options and stock appreciation rights) is limited to 200,000 shares, and the number of shares available for unrestricted stock awards is further limited to 25,000. As noted above, awards with respect to 373,956 shares have already been granted under the 2007 Plan and only 133,031 shares remain available as of March 31, 2009, and it is anticipated that all available shares under the 2007 Plan will be awarded by late 2009 or early 2010. If shareholders approve the 2007 Plan Amendment, a total of 458,031 shares would be available under the 2007 Plan, subject to adjustment in the event of certain changes to our capital structure. This represents an increase of 325,000 shares over the number of shares that would have been available in the absence of the 2007 Plan Amendment. In addition, if the 2007 Plan Amendment is approved, the number of shares available for full value awards will not be limited to 200,000. Instead, each share awarded pursuant to a full value award (including an award of unrestricted stock) granted on or after the effective date of the 2007 Plan Amendment will be counted as 1.73 shares against the 2007 Plan’s share reserve. This effectively limits the number of full value awards that may be granted under the 2007 Plan because these awards would be counted against the 2007 Plan’s share reserve as 1.73 shares for every one share issued in connection with such awards. The number of shares available for unrestricted stock awards will remain limited to 25,000, with each share subject to such an award counting as 1.73 shares for purposes of this limit.

Shares covered by an award granted under the 2007 Plan are not counted as used under the 2007 Plan unless and until they are actually issued and delivered to a participant. Consequently, in the event that an award granted under the 2007 Plan is ultimately paid in cash rather than shares, any shares that were covered by that award will remain available for issue or transfer under the 2007 Plan (in the same number as such shares were counted against the 2007 Plan’s share reserve). Notwithstanding anything to the contrary: (a) shares tendered in payment of the exercise price of an option will not be added to the aggregate plan limit described above; (b) shares withheld by the Company to satisfy the tax withholding obligation will not be added to the aggregate plan limit described above; (c) shares that are repurchased by the Company with proceeds from option exercises will not be added to the aggregate plan limit described above; and (d) all shares covered by a stock appreciation right, to the extent that it is exercised and settled in shares and whether or not shares are actually issued to the participant upon exercise of the right, will be considered issued or transferred pursuant to the 2007 Plan.

The shares of common stock subject to awards under the 2007 Plan and available for future awards may be reserved for issuance out of the Company’s total authorized but unissued shares or they may be shares held in treasury or acquired by the Company on the open market. A participant in the 2007 Plan is permitted to receive multiple grants of stock-based awards. The terms and provisions of a type of award with respect to any recipient need not be the same with respect to any other recipient of such award. The 2007 Plan provides that during any calendar year the maximum number of shares of common stock which may be made subject to awards to any single participant may not exceed 100,000.

Administration.  The 2007 Plan provides that it shall be administered by a committee of the Board of Directors, constituted so as to permit the 2007 Plan to comply with the “non-employee director” provisions of Rule 16b-3 under the Exchange Act and the “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986, or the Code (see “Performance Goals and Maximum Awards” under “Federal Income Tax Consequences” below). The Board of Directors of the Company has delegated the administration of the 2007 Plan to its Compensation Committee. The Compensation Committee makes determinations with respect to the participation of employees, directors and consultants in the 2007 Plan and, except as otherwise required by law or the 2007 Plan, the grant terms of awards including vesting schedules, price, length of relevant performance, restriction or option periods, dividend rights, post-retirement and termination rights, payment alternatives, and such other terms and conditions as the Compensation Committee deems appropriate. Such grant terms are set forth in a written award agreement. The Compensation Committee also has final, binding authority to interpret and construe the provisions of the 2007 Plan and the award agreements. The Compensation Committee may designate other persons (so long as such persons are independent) to carry out its responsibilities under such conditions and limitations as it may set, other than its authority with regard to awards granted to employees who are executive officers or directors of the Company (including those individuals whose compensation is subject to the limit under Section 162(m) of the Code, as further described below in “Performance Goals and Maximum Awards” under “Federal Income Tax Consequences”).

Awards.  The following types of awards may be granted under the 2007 Plan:

Stock Options.  Stock options may be granted in the form of incentive stock options within the meaning of Section 422 of the Code or stock options not meeting such Code definition (“nonqualified stock options”). The 2007 Plan permits all of the shares available under the 2007 Plan to be awarded in the form of incentive stock options if the Compensation Committee so determines. The exercise period for any stock option will be determined by the Compensation Committee at the time of grant which may provide that options may be exercisable in installments. The exercise price per share of common stock of any option may not be less than the fair market value of a share of common stock on the date of grant. Each stock option may be exercised in whole, at any time, or in part, from time to time, after the grant becomes exercisable. The Compensation Committee may provide for the exercise price to be payable in cash, in shares of already owned common stock, in any combination of cash and shares, pursuant to a broker-assisted cashless exercise program, or by such methods as the Compensation Committee may deem appropriate, including but not limited to loans by the Company on such terms and conditions as the Compensation Committee may determine.

Stock Appreciation Rights.  Stock appreciation rights (“SARs”) may be granted independently of any stock option or in tandem with all or any part of a stock option granted under the 2007 Plan, upon such terms and conditions as the Compensation Committee may determine. Upon exercise, an SAR entitles a participant to receive the excess of the fair market value of a share of common stock on the date the SAR is exercised over the fair market value of a share of common stock on the date the SAR is granted. The Compensation Committee will determine whether an SAR will be settled in cash, common stock or a combination of cash and common stock. Upon exercise of an SAR granted in conjunction with a stock option, the option or the portion thereof to which the SAR relates will be surrendered. The 2007 Plan Amendment would clarify that the exercise price of any SAR may not be less than the fair market value of a share of common stock on the date of grant.

Restricted Shares.  Restricted shares are shares of common stock that may not be sold or otherwise disposed of during a restricted period after grant, the duration of which will be determined by the Compensation Committee. The Compensation Committee may provide for the lapse of such restrictions in installments. Restricted shares may be voted by the recipient. Dividends on the restricted shares may be payable to the recipient in cash or in additional restricted shares. A recipient of a grant of restricted shares will generally earn unrestricted ownership thereof only if the individual is continuously employed by the Company or a subsidiary during the entire restricted period.

Performance Shares.  Performance shares are grants of shares of common stock which are earned by achievement of performance goals established for the award by the Compensation Committee. During the applicable performance period determined by the Compensation Committee for an award, the shares may be voted by the recipient and the recipient is also entitled to receive dividends thereon unless the Compensation Committee determines otherwise. If the applicable performance criteria are met, at the end of the applicable performance period, the shares are earned and become unrestricted. The Compensation Committee may provide that a certain percentage of the number of shares originally awarded may be earned based upon the attainment of the performance goals.

Restricted and Performance Share Units.  Share units are fixed or variable share or dollar denominated units valued, at the Compensation Committee’s discretion, in whole or in part by reference to, or otherwise based on, the fair market value of the Company’s common stock. The Compensation Committee will determine the terms and conditions applicable to share units, including any applicable restrictions, conditions or contingencies, which may be related to individual, corporate or other categories of performance. A share unit may be payable in common stock, cash or a combination of both.

Other Incentive Awards.  The Compensation Committee may grant other types of awards of common stock or awards based in whole or in part by reference to common stock (“Other Incentive Awards”). Such Other Incentive Awards include, without limitation, unrestricted stock grants or awards related to the establishment or acquisition by the Company or any subsidiary of a new or start-up business or facility. The Compensation Committee will determine the time at which grants of such Other Incentive Awards are to be made, the size of such awards and all other conditions of such awards, including any restrictions, deferral periods or performance requirements.

The disposition of an award in the event of the retirement, disability, death or other termination of a participant’s employment or service shall be as determined by the Compensation Committee as set forth in the award agreement.

Except to the extent permitted by the specific terms of any nonqualified stock options, no award will be assignable or transferable except by will, the laws of descent and distribution or the beneficiary designation procedures under the 2007 Plan.

Minimum Vesting and Restricted Period.  Each award agreement will contain a requirement that (i) no stock option award or grant of restricted shares that is not performance-based may become fully exercisable prior to the third anniversary of the date of grant, and to the extent such an award provides for vesting in installments over a period of no less than three years, such vesting shall occur ratably on each of the first three anniversaries of the date of grant and (ii) pursuant to the October Amendment, no performance-based award may become fully exercisable or saleable prior to the first anniversary of the date of grant; except that, in each case, such minimum vesting restrictions (i) may not apply when employment terminates as a result of death, disability, retirement, layoff or divestiture and (ii) will not apply to awards for newly hired employees or employees who subsequently retire or have plans for retirement, or awards in connection with acquisitions or in lieu of cash bonuses.

Term of Awards.  The maximum term of unvested or unexercised awards is seven years after the initial date of grant.

Adjustments.  If the number of issued shares of common stock increases or decreases as a result of certain stock splits, capital adjustments, stock dividends or otherwise, without the receipt of consideration by the Company, then the aggregate number of shares as to which awards may be granted, the limit on the number of shares that may be awarded to a single participant each year, the number of shares covered by each outstanding award and the price per share of common stock in each such award will be adjusted proportionately. The Compensation Committee may also adjust such amounts and make certain other changes in the event of any other reorganization, recapitalization, merger, consolidation, spinoff, extraordinary dividend or other distribution or similar transaction.

Change of Control.  The Company will undergo a change of control in the event of certain acquisitions of 50% or more of the Company’s common stock, a change in the majority of the Board of Directors, or the consummation of a reorganization, merger or consolidation (unless, among other conditions, the Company’s shareholders receive more than 50% of the stock of the surviving company), a sale or disposition of all or substantially all of the assets of the Company, or a complete liquidation or dissolution of the Company. In such event, all options and SARs outstanding shall become immediately exercisable and remain exercisable for their entire term, all restrictions on restricted shares will lapse, all restricted share units will become fully vested and, unless otherwise specified in a participant’s award agreement, all performance goals applicable to any awards shall be deemed attained at the maximum payment level. In addition, the Board of Directors (as constituted before the change of control) may, in its sole discretion:

•	require that shares of stock of the corporation resulting from such change of control, or a parent corporation thereof, be substituted for some or all of the shares subject to an outstanding award, with an appropriate and equitable adjustment to the award, and/or

•	require outstanding awards, in whole or in part, to be cancelled, and to provide for the holder to receive a cash payment (or shares in the resulting corporation or its parent corporation) in an amount (or having a value) equal to (a) in the case of a stock option or stock appreciation right, the number of shares then subject to the portion of such award cancelled multiplied by the excess, if any, of the highest per share price offered to holders of common stock in the change of control transaction, over the purchase price or base price per share subject to the award and (b) in the case of restricted shares, restricted share units, performance shares, performance share units or Other Incentive Awards, the number of shares of common stock or units then subject to the portion of such award cancelled multiplied by the highest per share price offered to holders of common stock in the change of control transaction.

Amendments and Termination.  The Board of Directors may at any time suspend or terminate the 2007 Plan. The Board of Directors may amend the 2007 Plan at any time, subject to any requirement of shareholder approval imposed by applicable law, rule or regulation; provided, however, that any material amendment to the 2007 Plan will not be effective unless approved by the Company’s shareholders. For this purpose, a material amendment is any amendment that would:

•	materially increase the number of shares available under the 2007 Plan or issuable to a participant, except in connection with an event described above in “Adjustments;”

•	change the types of awards that may be granted under the 2007 Plan;

•	expand the class of persons eligible to receive awards or otherwise participate in the 2007 Plan; or

•	reduce the price at which an option is exercisable either by amendment of an award agreement or by substitution of a new option at a reduced price, except in connection with an event described above in “Adjustments.”

No amendment, suspension or termination may adversely affect in any material way any awards previously granted thereunder without such award holder’s written consent. There is no set termination date for the 2007 Plan, although no incentive stock options may be granted more than 10 years after the effective date of the 2007 Plan. Neither the Board of Directors nor the Compensation Committee may reprice any previously granted stock option or stock appreciation right without shareholder approval, except in connection with an event described above in “Adjustments.” The 2007 Plan Amendment would clarify the repricing prohibition to provide that neither the Board of Directors nor the Compensation Committee may (i) reduce the exercise price of any previously granted stock option or stock appreciation right or (ii) cancel any previously granted stock option or stock appreciation right in exchange for cash or other awards with a lower exercise price, in either case without shareholder approval, except in connection with an event described above in “Adjustments” or “Change of Control.”

Federal Income Tax Consequences

The following discussion briefly summarizes certain U.S. federal income tax consequences generally arising with respect to awards under the 2007 Plan. The discussion is based upon current interpretations of the Code, and the regulations promulgated thereunder as of such date. To the extent a participant recognizes ordinary income in any event described below, such amount is subject to income tax withholding if the participant is an employee.

Nonqualified Stock Options.  For U.S. federal income tax purposes, no income is recognized by a participant upon the grant of a nonqualified stock option under the 2007 Plan. Upon the exercise of a nonqualified option, compensation taxable as ordinary income will be realized by the participant in an amount equal to the excess of the fair market value of a share of common stock on the date of such exercise over the exercise price. A subsequent sale or exchange of such shares will result in gain or loss measured by the difference between (a) the exercise price, increased by any compensation reported upon the participant’s exercise of the option and (b) the amount realized on such sale or exchange. Such gain or loss will be capital in nature if the shares were held as a capital asset and will be long-term if such shares were held for more than one year.

Except as limited by Section 162(m) of the Code, as described below, the Company is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of an option.

Incentive Stock Options.  No taxable income is realized by the participant pursuant to the exercise of an incentive stock option granted under the 2007 Plan, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then (a) upon the sale of such shares, any amount realized in excess of the option price will be taxed to such participant as a long-term capital gain and any loss sustained will be a long-term capital loss, and (b) no deduction will be allowed to the Company for U.S. federal income tax purposes. Upon exercise of an incentive stock option, the participant may be subject to alternative minimum tax on certain items of tax preference.

If the shares of common stock acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the holding period described above, generally (a) the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares) over the option price thereof, and (b) the Company will be entitled to deduct such amount. Any further gain or loss realized will be taxed as short-term or long-term capital gain or loss, as the case may be, and will not result in any deduction by the Company.

If an incentive stock option is exercised at a time when it no longer qualifies as an incentive stock option, the option is treated as a nonqualified stock option.

Stock Appreciation Rights.  No taxable income is recognized by a participant upon the grant of an SAR under the 2007 Plan. Upon the exercise of an SAR, however, compensation taxable as ordinary income will be realized by the participant in an amount equal to the cash received upon exercise, plus the fair market value on the date of exercise of any shares of common stock received upon exercise. Shares of common stock received on the exercise of an SAR will be eligible for capital gain treatment, with the capital gain holding period commencing on the day after the date of exercise of the SAR.

Except as limited by Section 162(m) of the Code, as described below, the Company is entitled to a deduction for compensation paid to a participant at the same time and in the same amount as the participant is considered to have realized compensation by reason of the exercise of the SAR.

Restricted and Performance Shares.  A recipient of restricted shares or performance shares generally will be subject to tax at ordinary income rates on the fair market value of the common stock at the time the restricted shares or performance shares vest or are no longer subject to forfeiture. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of the grant will recognize ordinary taxable income on the date of the grant equal to the fair market value of the restricted shares or performance shares as if the restricted shares were unrestricted or the performance shares were earned and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes with respect to the forfeited shares. Upon sale of the restricted shares or performance shares after vesting or after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires. However, if the recipient timely elects to be taxed as of the date of the grant, the holding period commences on the day after the date of the grant and the tax basis will be equal to the fair market value of the shares on the date of the grant as if the shares were then unrestricted and could be sold immediately. A participant receiving dividends with respect to restricted shares or performance shares for which the above-described election has not been made and prior to the time the restrictions lapse will recognize compensation taxable as ordinary income, rather than dividend income, in an amount equal to the dividends paid.

The amount of ordinary income recognized upon the lapse of restrictions or by making the above-described election is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Restricted and Performance Share Units.  A recipient of restricted or performance share units will generally be subject to tax at ordinary income rates on the fair market value of any common stock issued pursuant to such an award. The fair market value of any common stock received will generally be included in income at the time of receipt. The capital gain or loss holding period for any common stock distributed under an award will begin when the recipient recognizes ordinary income in respect of that distribution. The amount of ordinary income recognized is deductible by the Company as compensation expense, except to the extent the deduction limits of Section 162(m) of the Code apply.

Other Incentive Awards.  The federal income tax consequences of Other Incentive Awards will depend on how such awards are structured. Generally, the Company will be entitled to a deduction with respect to such awards only to the extent that the recipient realizes compensation income in connection with such awards and only to the extent not subject to the deduction limits of Section 162(m) of the Code. It is anticipated that Other Incentive Awards will usually result in compensation income to the recipient in some amount. However, some forms of Other Incentive Awards may not result in any compensation income to the recipient or any income tax deduction for the Company.

Performance Goals and Maximum Awards.  The Compensation Committee may, from time to time, establish performance criteria with respect to an award. These performance criteria may be measured in absolute terms or measured against, or in relationship to, other companies comparably, similarly or otherwise situated and may be based on, or adjusted for, other objective goals, events, or occurrences established by the Compensation Committee for a performance period, but must relate to one or more of the following: earnings, earnings growth, revenues, expenses, stock price, market share, charge-offs, loan loss reserves, reductions in non-performing assets, return on assets, return on equity, return on investment, regulatory compliance, satisfactory internal or external audits, improvements in financial ratings, achievement of balance sheet or income statement objectives, extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisition expenses including goodwill, and unplanned stock offerings and strategic loan loss provisions.

In general, Section 162(m) of the Code disallows federal income tax deductions for certain compensation in excess of $1,000,000 per year paid to each of the Company’s Chief Executive Officer and its other three most highly compensated executive officers other than the Chief Financial Officer. Normally, under Section 162(m), compensation that qualifies as “performance-based compensation” is not subject to the $1,000,000 limit. To qualify certain incentive awards as “performance-based compensation,” the following requirements must be satisfied: (i) the performance goals are determined by a committee consisting solely of two or more “outside directors”, (ii) the material terms under which the compensation is to be paid, including the performance goals, are approved by a majority of the shareholders of the Company and (iii) if applicable, the committee certifies that the applicable performance goals were satisfied before any payment of performance-based compensation is made. Our shareholders are being asked to approve the amendment to the 2007 Plan for purposes of Section 162(m), so that we may have the ability to make awards under the 2007 Plan subject to the attainment of performance goals, which awards will then be eligible to qualify as performance-based compensation not subject to the $1 million limit on deductible compensation that might otherwise be imposed pursuant to Section 162(m) , subject to the further restrictions described below.

However, an entity that receives financial assistance from the U.S. Treasury Department under the Troubled Asset Relief Program (“TARP”) is subject to greater restrictions on federal income tax deductions for compensation under Section 162(m) of the Code. For so long as any obligation arising from the financial assistance provided under TARP remains outstanding, federal income tax deductions are not permitted for any compensation in excess of

$500,000 per year paid to each of the Company’s Chief Executive Officer, Chief Financial Officer and other three most highly compensated executive officers.

Currently, the Company has outstanding obligations with respect to financial assistance that it has received under TARP and therefore all compensation under the plan, including performance-based compensation, is subject to the $500,000 deduction limit under Section 162(m) of the Code. Once the TARP obligations cease, however, certain compensation under the plan, such as that payable with respect to options and SARs, would be expected to qualify under the “performance-based compensation” exception to the $1,000,000 deduction limit under Section 162(m), but other compensation payable under the plan, such as any restricted stock award which is not subject to a performance condition to vesting, would be subject to this limit.

The approval of the amendment to the 2007 Plan requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR”
APPROVAL OF THE AMENDMENT TO THE WINTRUST FINANCIAL
CORPORATION 2007 STOCK INCENTIVE PLAN.

PROPOSAL NO. 4 — ADVISORY VOTE ON EXECUTIVE COMPENSATION POLICIES AND
PROCEDURES

Background of the Proposal

The American Recovery and Reinvestment Act of 2009, or the ARRA, requires that we, as a participant in the United States Department of the Treasury’s Capital Purchase Program, permit a separate and non-binding shareholder vote to approve the compensation of our executive officers as described in this proxy statement. The SEC has recently issued guidance requiring participants in the Capital Purchase Program to submit to shareholders annually for their approval the executive compensation arrangements as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in their proxy statements.

Executive Compensation

The Company believes that its compensation policies and procedures, which are reviewed and approved by the Compensation Committee, encourage a culture of pay for performance and are strongly aligned with the long-term interests of shareholders. Like most companies in the financial services sector, the recent and ongoing financial downturn had a significant negative impact on the Company’s 2008 results of operations and on the price of the Company’s common stock. Consistent with the objective of aligning the compensation of the Company’s executive officers with the annual and long-term performance of the Company and the interests of the Company’s shareholders, these factors were also reflected in the compensation of the Company’s named executive officers for 2008, and in a number of executive compensation-related actions that have been taken by the Company and the Compensation Committee with respect to 2009. The Compensation Committee has also taken a number of actions in recent years to further encourage a culture of pay for performance and more strongly align the Company’s compensation policies and procedures with the long-term interests of shareholders. For example:

•	Although our Company was profitable for 2008, our results fell short of our goals, and the Compensation Committee, at the request of our chief executive officer and chief operating officer, determined that our chief executive officer and chief operating officer would not receive any year-end cash or equity incentive compensation for 2008;

•	Our Compensation Committee, at the request of our chief executive officer and chief operating officer, exercised its discretion with respect to the awarding of bonuses in respect of our 2007 and 2006 performance, which also fell short of our goals, and did not award bonuses to either our chief executive officer or chief operating officer for those years;

•	We have adopted a clawback policy to recoup any compensation based upon statements of earnings, gains or other criteria that are later proven to be materially inaccurate; and

•	Equity incentive awards provided to the Company’s 2007 Stock Incentive Plan are generally subject to 3-year vesting periods.

The Company and the Compensation Committee remain committed to the compensation philosophy and objectives outlined under “Executive Compensation — Compensation Discussion and Analysis.” Named executive officer compensation for 2008 reflects the effectiveness of the Company’s executive compensation program in fulfilling its objectives during times of economic difficulty and weak financial performance. As always, the Compensation Committee will continue to review all elements of the executive compensation program and take any steps it deems necessary to continue to fulfill the objectives of the program.

Shareholders are encouraged to carefully review the “Executive Compensation” section of this Proxy Statement for a detailed discussion of the Company’s executive compensation program.

As required by the ARRA and the guidance provided by the SEC, the Board of Directors has authorized a shareholder vote on the Company’s executive compensation plans, programs and arrangements as reflected in the Compensation Discussion and Analysis, the disclosures regarding named executive officer compensation provided in the various tables included in this Proxy Statement, the accompanying narrative disclosures and the other compensation information provided in this Proxy Statement. This proposal, commonly known as a “Say on Pay” proposal, gives the Company’s shareholders the opportunity to endorse or not endorse the Company’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders of Wintrust Financial Corporation approve the overall executive compensation policies and procedures employed by the Company, as described in the Company’s Proxy Statement for the 2009 Annual Meeting of Shareholders.”

Required Vote

The approval of the advisory (non-binding) proposal on our executive compensation policies and procedures described in this proxy statement requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against the proposal. Because this shareholder vote is advisory, it will not be binding on the Board of Directors. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD OF DIRECTORS RECOMMENDS SHAREHOLDERS VOTE “FOR”
APPROVAL OF THE ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION
POLICIES AND PROCEDURES AS DESCRIBED IN THIS PROXY STATEMENT

BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE

Board of Directors

The Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports made at Board and Committee meetings by the Chief Executive Officer and other officers. The Board has five standing committees, the principal responsibilities of which are described below. Additionally, the independent Directors meet in regularly scheduled executive sessions, without management present, at each meeting of the Board.

The Board met seven times in 2008. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he or she served. We encourage, but do not require, our Board members to attend annual meetings of shareholders. All but one of our Board members then in office attended our 2008 Annual Meeting of Shareholders.

Director Independence

A Director is independent if the Board affirmatively determines that he or she has no material relationship with the Company and otherwise satisfies the independence requirements of the Nasdaq listing standard. A Director is “independent” under the Nasdaq listing standards if the Board affirmatively determines that the Director has no material relationship with us directly or as a partner, shareholder or officer of an organization that has a relationship with us. Direct or indirect ownership of even a significant amount of our stock by a Director who is otherwise independent will not, by itself, bar an independence finding as to such Director.

The Board has reviewed the independence of our current non-employee Directors and nominees and found that each of them are independent under the Nasdaq listing standards. Accordingly, more than 90% of the members of the Board are independent, including the Chairman of the Board.

Code of Ethics

The Board of Directors has adopted a Code of Ethics applicable to all officers, Directors and employees, which is available on the Company’s website at www.wintrust.com by choosing “About Wintrust” and then choosing

“Corporate Governance.” To assist in enforcement of the Code of Ethics, we maintain Wintrust’s Ethicspoint, a toll-free hotline and Internet-based service through which confidential complaints may be made by employees regarding illegal or fraudulent activity; questionable accounting, internal controls or auditing matters; conflicts of interest, dishonest or unethical conduct; disclosures in the Company’s reports filed with the Securities and Exchange Commission (“SEC”), bank regulatory filings and other public disclosures that are not full, fair, accurate, timely or understandable; violations of Wintrust’s Code of Ethics; and/or any other violations of laws, rules or regulations. Any complaints submitted through this process are presented to the Audit Committee on a regular, periodic basis.

Committee Membership

The following table summarizes the current membership of the Board and each of its committees:

Nominating and
		Corporate		Risk
	Compensation	Governance	Audit	Management	Executive
Board of Directors	Committee	Committee	Committee	Committee	Committee

Allan E. Bulley, Jr.*			Member	Member
Peter D. Crist (Chair)	Member	Member			Chair
Bruce K. Crowther	Member
Joseph F. Damico	Member	Chair			Member
Bert A. Getz, Jr.		Member	Member	Member
H. Patrick Hackett, Jr.	Member	Member
Scott K. Heitmann			Member	Member
Charles H. James III	Member		Member
Albin F. Moschner	Chair		Member		Member
Thomas J. Neis		Member		Member
Hollis W. Rademacher		Member		Chair	Member
Ingrid S. Stafford			Chair	Member	Member
Edward J. Wehmer					Member

*	Mr. Bulley will not be standing for re-election at the Annual Meeting, as he has attained the mandatory retirement age under our corporate governance guidelines.

The Nominating and Corporate Governance Committee has proposed, and the Board has agreed, that pending his re-election, Peter D. Crist will continue to serve as Chairman of the Board of Directors following the Annual Meeting. In addition, the Nominating and Corporate Governance Committee has proposed, and the Board has agreed, that the membership of each of the committees of the Board, assuming that each Director nominee is elected, will be as follows following the Annual Meeting:

Nominating and
		Corporate		Risk
	Compensation	Governance	Audit	Management	Executive
Board of Directors	Committee	Committee	Committee	Committee	Committee

Peter D. Crist (Chair)	Member	Member			Chair
Bruce K. Crowther	Member
Joseph F. Damico	Member	Chair			Member
Bert A. Getz, Jr.		Member	Member	Member
H. Patrick Hackett, Jr.	Member	Member
Scott K. Heitmann			Member	Member
Charles H. James III	Member		Member
Albin F. Moschner	Chair		Member		Member
Thomas J. Neis			Member	Member
Christopher J. Perry		Member		Member
Hollis W. Rademacher		Member		Chair	Member
Ingrid S. Stafford			Chair	Member	Member
Edward J. Wehmer					Member

Nominating and Corporate Governance Committee

The Board has established the Nominating and Corporate Governance Committee (the “Nominating Committee”) which is responsible for:

•	establishing criteria for selecting new Directors;

•	assessing, considering and recruiting candidates to fill positions on the Board;

•	recommending the Director nominees for approval by the Board and the shareholders;

•	establishing procedures for the regular ongoing reporting by Directors of any developments that may be deemed to affect their independence status;

•	reviewing the corporate governance principles at least annually and recommending modifications thereto to the Board;

•	advising the Board with respect to the charters, structure, operations and membership qualifications for the various committees of the Board;

•	establishing and implementing self-evaluation procedures (including annual director and officer questionnaires) for the Board and its committees; and

•	reviewing shareholder proposals submitted for inclusion in our Proxy Statement.

The Board has adopted a Nominating Committee Charter, a copy of which is available at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

The Nominating Committee consists of six Directors, and the Board has determined that each of them is independent under the Nasdaq listing standards. During 2008, the Nominating Committee met four times.

Nomination of Directors

The Nominating Committee seeks nominees from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity and, in doing so, considers a wide range of factors in evaluating the suitability of director candidates, including general understanding of finance and other disciplines relevant to the success of a publicly-traded company in today’s business environment, understanding of our business and education and professional background. The following personal characteristics are considered minimum qualifications for Board membership under the corporate governance guidelines approved by the Board: integrity and accountability, the ability to provide informed judgments on a wide range of issues, financial literacy, a history of achievements that reflects high standards for themselves and others, and willingness to raise tough questions in a manner that encourages open discussion. In addition, no person is to be nominated for election to the Board if he or she will attain the age of 76 before such election. Under the corporate governance guidelines adopted by the Board, Directors are expected to maintain a minimum ownership stake in the Company and to limit board service at other companies to no more than four other public company boards.

The Nominating Committee does not have any single method for identifying director candidates but will consider candidates suggested by a wide range of sources.

The Nominating Committee will consider director candidates recommended by our shareholders if such recommendations are timely received. Any such recommendation must comply with the procedures set forth in the Company’s By-Laws (see “Shareholder Proposals”). To be timely under the Company’s By-Laws, recommendations must be received in writing at the principal executive offices of the Company, addressed to the Wintrust Financial Corporation Nominating and Corporate Governance Committee, c/o Corporate Secretary, 727 North Bank Lane, Lake Forest, IL 60045, by March 28, 2010. Any such recommendation should include:

•	the name, address and number of shares of the Company held by the shareholder;

•	the name and address of the candidate;

•	the qualifications of such nominee and the reason for such recommendation;

•	a description of all arrangements or understandings between the shareholder and such nominee or between the nominee and the Company or any of its subsidiaries; and

•	the candidate’s signed consent to serve as a director if elected and to be named in the Proxy Statement.

Once the Nominating Committee receives the recommendation, it may request additional information from the candidate about the candidate’s independence, qualifications and other information that would assist the Nominating Committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our Proxy Statement, if nominated. The Nominating Committee will apply the same standards in considering director candidates recommended by shareholders as it applies to other candidates.

The Nominating Committee also evaluates the performance of individual Directors and assesses the effectiveness of committees and the Board as a whole.

In 2009, 12 of the 13 director nominees are Directors standing for re-election. Mr. Bulley will not be standing for re-election, as he has attained the mandatory retirement age under our corporate governance guidelines. The Nominating Committee considered many qualified candidates to replace Mr. Bulley and is delighted that Mr. Perry has agreed to serve as a Director of the Company if elected at the Annual Meeting.

Audit Committee

The Board has established an Audit Committee for the purpose of overseeing our accounting and financial reporting processes and the audits of our financial statements. In addition, the Audit Committee assists the Board in fulfilling its oversight responsibilities with respect to:

•	our compliance with legal and regulatory requirements, including our disclosure controls and procedures;

•	the independent registered public accounting firm’s qualifications and independence; and

•	the performance of our internal audit function and independent registered public accounting firm.

The Board has adopted an Audit Committee Charter, a copy of which is available at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

The Audit Committee has established a policy to pre-approve all audit and non-audit services provided by the independent registered public accounting firm and all accounting firms. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year. Once pre-approved, the services and pre-approved amounts are monitored against actual charges incurred and modified if appropriate.

To serve on the Audit Committee, Directors must meet financial competency standards and heightened independence standards set forth by the SEC and Nasdaq. In particular, each Audit Committee member:

•	must be financially literate;

•	must not have received any consulting, advisory, or other compensatory fees from us (other than in his or her capacity as a Director);

•	must not be our affiliate or the affiliate of any of our subsidiaries; and

•	must not serve on the audit committee of more than two other public companies, unless the Board determines that such simultaneous service would not impair the ability of such Director to effectively serve on the Audit Committee.

Furthermore, at least one member of the Audit Committee must be a financial expert.

The Audit Committee consists of six Directors, and the Board has determined that each of them is independent under the Nasdaq listing standards and meets the financial competency and heightened independence standards set forth above. The Board has determined that Ms. Stafford, Mr. Getz, Mr. Heitmann and Mr. Moschner qualify as financial experts. During 2008, the Audit Committee met six times.

Compensation Committee

The Board has established a Compensation Committee which is responsible for:

•	establishing the Company’s general compensation philosophy and overseeing the development and implementation of compensation programs;

•	with input from the Board, reviewing and approving corporate goals and objectives relevant to the compensation of the chief executive officer and other management, evaluating the performance of the chief executive officer and other management in light of those goals and objectives, and setting the chief executive officer’s and other management’s compensation levels based on this evaluation;

•	administering and interpreting all salary and incentive compensation plans for officers, management and other key employees;

•	reviewing senior management compensation;

•	reviewing management organization, development and succession planning;

•	taking any actions relating to employee benefit, compensation and fringe benefit plans, programs or policies of the Company;

•	reviewing and approving severance or similar termination payments to any executive officer of the Company;

•	preparing reports on executive compensation; and

•	reporting activities of the Compensation Committee to the Board on a regular basis and reviewing issues with the Board as the Compensation Committee deems appropriate.

The Compensation Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

The Compensation Committee consists of six Directors, and the Board has determined that each of them is independent under the Nasdaq listing standards. During 2008, the Compensation Committee met nine times.

Risk Management Committee

The Board has established a Risk Management Committee which is responsible for:

•	monitoring and overseeing the Company’s insurance program, interest rate risk and credit risk exposure on a consolidated basis and at the subsidiaries;

•	developing and implementing the Company’s overall asset/liability management and credit policies;

•	implementing risk management strategies and considering hedging techniques;

•	reviewing the Company’s capital position, liquidity position, sensitivity of earnings under various interest rate scenarios, the status of its securities portfolio and trends in the economy; and

•	reporting activities of the Risk Management Committee to the Board on a regular basis and reviewing issues with the Board as the Risk Management Committee deems appropriate.

The Risk Management Committee’s authority is set forth in a charter adopted by our Board, a copy of which is available at www.wintrust.com by choosing “About Wintrust” and then choosing “Corporate Governance.”

The Risk Management Committee consists of six Directors, and the Board has determined that each of these Directors has no material relationship with us and is otherwise independent under the Nasdaq listing standards. During 2008, the Risk Management Committee met four times.

Executive Committee

The Board has established an Executive Committee which is authorized to exercise certain powers of the Board, and meets as needed, usually in situations where it is not feasible to take action by the full Board. The Executive Committee’s authority is set forth in a charter adopted by our Board.

The Executive Committee consists of six Directors, and the Board has determined that each of these Directors, except for Mr. Wehmer, is independent under the Nasdaq listing standards. During 2008, the Executive Committee met twice.

Shareholder Communications

Any shareholder who desires to contact the non-employee Directors or the other members of our Board may do so by writing to: Wintrust Financial Corporation, Board of Directors, c/o the Secretary of the Company, Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045. Copies of written communications received at this address will be provided to the Board, the applicable committee chair or the non-employee Directors as a group unless such communications are considered, in consultation with the non-employee Directors, to be improper for submission to the intended recipient(s). All communications will be forwarded to the Chair of the Nominating Committee unless the communication is specifically addressed to another member of the Board, in which case, the communication will be forwarded to that Director. Other interested parties may also use this procedure for communicating with the Board, individual Directors or any group of Directors. Shareholders also may obtain a copy of any of the documents posted to the website free of charge by calling (847) 615-4096 and requesting a copy. Information contained on Wintrust’s website is not deemed to be a part of this Proxy Statement.

EXECUTIVE OFFICERS OF THE COMPANY

The Company’s executive officers are elected annually by the Company’s Board of Directors at the first meeting of the Board following the Annual Meeting. Certain information regarding those persons serving as the Company’s executive officers is set forth below.

Edward J. Wehmer (55) — President and Chief Executive Officer — Mr. Wehmer serves as the Company’s President and performs the functions of the Chief Executive Officer. Accordingly, he is responsible for overseeing the execution of the Company’s day-to-day operations and strategic initiatives. See the description above under “Election of Directors” for additional biographical information.

David A. Dykstra (48) — Senior Executive Vice President and Chief Operating Officer, Secretary and Treasurer — Mr. Dykstra serves as the Company’s Chief Operating Officer overseeing all treasury, financial, audit, compliance and human resources affairs of the Company. Since January 2006, Mr. Dykstra also serves as a Regional Market Head overseeing Crystal Lake Bank, State Bank of the Lakes and Town Bank. Prior thereto, Mr. Dykstra was employed from 1990 to 1995 by River Forest Bancorp, Inc. (now known as Corus Bankshares, Inc.), Chicago, Illinois, most recently holding the position of Senior Vice President and Chief Financial Officer. Prior to his association with River Forest Bancorp, Mr. Dykstra spent seven years with KPMG LLP, most recently holding the position of Audit Manager in the banking practice. Mr. Dykstra is a Director of Crystal Lake Bank, First Insurance Funding, Old Plank Trail Community Bank, State Bank of the Lakes, Town Bank, Tricom, Wayne Hummer Asset Management Company, Wayne Hummer Investments, Wayne Hummer Trust Company, Wintrust Information Technology Services and Wintrust Mortgage Corporation.

David L. Stoehr (49) — Executive Vice President and Chief Financial Officer — Mr. Stoehr joined the Company in January 2002 and manages all financial and accounting affairs of the Company, including internal and external financial reporting. Previously, Mr. Stoehr was Senior Vice President/Reporting & Analysis at Firstar/U.S. Bancorp, Director of Finance/Controller of Associated Banc-Corp with primary responsibility for financial accounting and reporting, business unit financial management and data warehouse design and implementation. Prior to his association with Associated Banc-Corp, Mr. Stoehr was Assistant Vice President/Balance Sheet Management at Huntington Bancshares, Inc., Columbus, Ohio, from 1993 to 1995 and Financial Reporting Officer at Valley Bancorporation, Appleton, Wisconsin, from 1983 to 1993. Mr. Stoehr is a Director of Beverly Bank, Old Plank Trail Community Bank and Wintrust Information Technology Services.

Richard B. Murphy (49) — Executive Vice President and Chief Credit Officer — Since January 2002, Mr. Murphy has served as the Company’s Chief Credit Officer and is responsible for coordinating all the credit functions of the Company. Since January 2006, Mr. Murphy serves as Regional Market Head overseeing Old Plank Trail Community Bank. Mr. Murphy served as the President of Hinsdale Bank from 1996 until December of 2005. From 1993 until his promotion to President of Hinsdale Bank, Mr. Murphy served as the Executive Vice President and Senior Lender of Hinsdale Bank. Prior to his association with the Company, Mr. Murphy served as President of the First State Bank of Calumet City. Mr. Murphy is a Director of Beverly Bank, Hinsdale Bank, Old Plank Trail Community Bank, St. Charles Bank and Wintrust Information Technology Services. Mr. Murphy is married to the sister of Mr. Wehmer’s wife.

John S. Fleshood (46) — Executive Vice President — Risk Management — Mr. Fleshood joined the Company in August 2005 and manages the overall risk management process for the Company including audit, compliance and business continuity, and information security functions. Since January 2006, Mr. Fleshood serves as a Regional Market Head overseeing St. Charles Bank and Wintrust Mortgage Corporation. Previously, Mr. Fleshood served as Senior Vice President and Chief Financial Officer of the Chicago affiliate of Fifth Third Bank, an Ohio banking corporation, a commercial bank offering a full range of banking services to consumer, business and financial customers, from July 2001 to August 2005. Prior to that, Mr. Fleshood served as Vice President and Manager of the Treasury Division of Fifth Third Bank, Cincinnati, Ohio. Fleshood is a Director of St. Charles Bank, Wintrust Information Technology Services and Wintrust Mortgage Corporation.

James H. Bishop (65) — Executive Vice President — Regional Market Head — Since January 2006, Mr. Bishop has served as a Regional Market Head overseeing Advantage Bank, Barrington Bank and Village Bank. Mr. Bishop originally joined the Company in 1996 and served as the Chief Executive Officer of Barrington Bank until February 2003. Prior to his association with the Company, Mr. Bishop served as a Senior Vice President of First Chicago/NBD and was a Regional Manager for that organization’s suburban locations in the North and Northwest suburbs of Chicago. Mr. Bishop is a Director of Advantage Bank, Barrington Bank, Village Bank, and Wintrust Information Technology Services.

Lloyd M. Bowden (55) — Executive Vice President — Technology — Mr. Bowden serves as Executive Vice President — Technology for the Company and as President of Wintrust Information Technology Services. He is responsible for planning, implementing and maintaining all aspects of the subsidiary banks’ internal data processing systems and technology designed to service the subsidiary banks’ customer base. Mr. Bowden joined the Company in April 1996 to serve as the Director of Technology with responsibility for implementing technological improvements to enhance customer service capabilities and operational efficiencies. Prior thereto, he was employed by Electronic Data Systems, Inc. in various capacities since 1982, most recently in an executive management position with the Banking Services Division and previously in the Banking Group of the Management Consulting Division. Mr. Bowden is a Director of Wintrust Information Technology Services.

John A. Carstens (53) — Executive Vice President and Regional Market Head — Since July 2007, Mr. Carstens has served as a Regional Market Head overseeing Libertyville Bank and Wheaton Bank. Mr. Carstens originally joined the Company in May, 1995 and is Chairman and Chief Executive Officer of Libertyville Bank. Prior to joining the Company, from 1990 until May 1995, he was President and Chief Operating Officer of American National Bank of Libertyville. From 1979 until 1990, Mr. Carstens held commercial banking officer positions with American National Bank of Chicago, a wholly-owned subsidiary of First Chicago Corporation, now known as JP Morgan/Chase. Mr. Carstens is a Director of Libertyville Bank, Wheaton Bank and Wintrust Information Technology Services.

Timothy S. Crane (47) — Executive Vice President and Market Head — Mr. Crane joined the Company in August 2008 and is the Regional Market Head overseeing Lake Forest Bank, Northbrook Bank North Shore Community Bank and Wintrust Information Technology Services. Prior to joining the Company, Mr. Crane served as President — Head of Retail Banking of Harris Bank in Chicago where he was employed for 24 years. Mr. Crane is a director of Lake Forest Bank (Vice Chair), Northbrook Bank (Vice Chair), North Shore Community Bank (Chairman) and Wintrust Information Technology Services.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

This Compensation Discussion and Analysis section reviews our compensation program for our five named executive officers (“NEOs”), which include our principal executive officer, principal financial officer and the three other most highly-compensated executive officers.

Executive Summary

As with many financial services companies, 2008 was a challenging year for Wintrust. Deteriorating economic conditions and declining real estate values created volatility and uncertainty for the nation’s financial system, which in turn significantly harmed our financial performance and the price of our common stock. While our executive officers have taken several prudent steps to manage the Company through the ongoing financial crisis — including continued observance of our strict lending standards and the securing of $300 million of additional capital from a private investor and the United States Treasury — our performance in 2008 did not meet our expectations.

The difference between our performance and our expectations for 2008 was a significant factor in the Compensation Committee’s deliberations in setting executive compensation for 2008. The Committee was mindful of the fact that such results were, to a large extent, driven by economic events beyond the control of management and were comparatively strong in relation to many of our similarly situated competitors. However, the Committee felt that, consistent with our philosophy of paying for performance, compensation must be tied to the value our executives deliver to our long-term shareholders. Consequently, the Committee determined that neither our chief executive officer nor chief operating officer would receive year-end bonuses. Our three other NEOs were awarded reduced year-end bonuses on an aggregate cash and equity basis as compared to their compensation in 2007.

The Committee undertook a thorough review of the Company’s compensation program with assistance from Towers Perrin, a compensation consultant. The Committee has the sole authority to hire and fire its own outside compensation consultant and any other advisors it deems necessary. The role of the compensation consultant is to assist the Committee in analyzing executive compensation packages and to provide the Committee with information regarding market compensation levels, general compensation trends and best practices. The Committee also periodically asks the consultant to opine on the competitiveness of specific pay decisions and actions for the named executive officers, as well as the appropriateness of the design of the Company’s executive compensation programs. The goal of the review was to improve the connection between pay and performance in the Company’s compensation program, and to ensure that the compensation program is competitive with those of our peer companies. Following the review and in consultation with Towers Perrin, the Committee determined to adopt additional compensation philosophies, to modify the target bonus awards for our senior executives and to increase the portion of our NEOs’ compensation that is provided through long-term incentives, such as stock options, restricted stock units and awards under our Cash Incentive and Retention Plan, or CIRP.

Our compensation practices may require additional modifications in the near future. As a participant in the United States Department of the Capital Purchase Program portion of the Treasury’s Troubled Assets Relief Program, or TARP, we must limit certain forms of compensation paid to our senior executive officers, will be required to adopt certain compensation policies and must limit the amount of certain federal income tax deductions that we may claim in connection with our compensation expenses. We are also subject to certain other requirements, including any that may be imposed by forthcoming regulations from the U.S. Secretary of the Treasury. Furthermore, uncertainties surrounding the financial system and the national economy make it difficult for our Compensation Committee to set appropriate company and individual objectives for compensation purposes. Accordingly, additional flexibility in our compensation program may be required for as long as such uncertainties persist.

Our 2008 Compensation Program

Overview

The Compensation Committee of our Board of Directors, or the Committee, has responsibility for developing, implementing and monitoring adherence with the Company’s compensation philosophy, including compensation of our NEOs. In doing so, the Committee is mindful of our unique structure, culture and history as well as the growth focus of our Company and its business. As a holding company that conducts its operations through our subsidiaries, we are focused on providing entrepreneurial-based compensation to the chief executives of each our business units. As a Company with start-up and growth oriented operations, we are cognizant that to attract and retain the managerial talent necessary to operate and grow our businesses we often have to compensate our executives with a view to the business we expect them to manage, rather than the size of the business they currently manage.

The Company’s strategy has been to pay executives competitive salaries in an effort to attract and retain highly-qualified and well-experienced individuals. However, as the Company continues to mature, the Committee believes that increases to total compensation should be increasingly more heavily weighted toward incentive components rather than base salary. This philosophy is intended to create and foster a pay-for-performance framework within defined risk parameters, that drives shareholder value by aligning shareholder and NEO interests.

The Committee sets the compensation for all of our executive officers, including our NEOs. The Committee also exercises the authority of the Board with respect to the Company’s employee benefit plans. In determining compensation for 2008, the Committee used a number of compensation studies, including those provided during 2007 by Deloitte Consulting LLP (“Deloitte”). In 2007, the Committee engaged Deloitte to complete a market comparison study of the compensation provided to the Company’s NEOs and certain other senior executives, to provide a comparative analysis of current Company compensation with market compensation findings by position, as well as a pay mix analysis by position. The Committee used this data in establishing competitive compensation for the Company’s executives. In 2008, Deloitte provided no other services to the Company or its management.

Our 2008 Compensation Philosophy and Objectives

The Committee designed the Company’s compensation program to promote a pay-for-performance philosophy and to be competitive with market practices in order to retain and attract talented executives who can contribute to our long-term success and build value for our shareholders. Accordingly, the Committee strives to create a compensation package for each NEO that is competitive as well as reflective of the performance of both the Company and the individual officer. The Committee recognizes that certain elements of compensation are better suited to reflect different compensation objectives. For example, as base salaries are the only element of compensation that is fixed in amount in advance of the year in which the compensation will be earned, the Committee believes that it is most appropriate to determine base salaries with a focus on the market practices for similarly situated officers at comparable companies as adjusted to reflect the individual officer’s performance during the preceding year. The aspects of individual performance that are evaluated for base salary purposes include non-financial measures such as integrity, quality, leadership, customer satisfaction, innovation and talent management. In contrast, cash bonuses and long-term incentives are better able to reflect the Company’s performance as measured by financial measures such as earnings per share, deposit growth, loan growth and net interest margin. In addition, cash bonuses and long-term performance measures are also well suited to aid in our goal of retaining executives and also motivating officers to increase shareholder value. The other elements of compensation are set primarily based on market practices and are driven by the Committee’s philosophy that personal benefits including retirement and health and welfare benefits should be available to all employees on a non-discriminatory basis.

Our 2008 compensation program was organized around four fundamental principles:

Our Compensation Program Must Allow us to Attract First-Rate Entrepreneurial Talent that Reflects our Structure.  As a result of our holding company structure, our 2008 compensation program took into consideration the fact that to attract and retain executive officers, whether at the Company or at one of our subsidiaries, talented enough to enable the Company to meet its long-term goals, we must compensate such executive officers based on the size and potential enterprise that we expect such officer to oversee in the future.

A Substantial Portion of NEO Compensation Should Be Performance-Based.  Our 2008 compensation program was designed to reward superior performance. It accomplished this in a number of ways. In terms of cash compensation, executives were able to earn annual cash bonuses upon a pay-for-performance philosophy based upon the attainment of certain specific Company and individual objectives, which were typically set by the Committee, based on recommendations by management, at the beginning of a fiscal year. Whether and to what extent cash bonuses were paid depended on the individual executive’s achievements for such year, the achievements of the applicable subsidiary unit or units, the Company’s overall performance and the Committee’s discretion. In terms of equity compensation, a substantial portion of total compensation was, as discussed below, delivered in the form of equity awards based on performance, and the Committee was able to pay a portion or all of an executive’s annual bonus in the form of restricted stock or options rather than in cash. As was the case with cash for cash bonuses, equity-based bonuses were determined based on the attainment of Company and individual objectives set by the Committee at the beginning of the fiscal year, with consultation from management, and on the Committee’s discretion.

A Substantial Portion of NEO Compensation Should Be Delivered in the Form of Equity Awards.  To align the interests of our NEOs with the interests of our shareholders, the Committee believes that a substantial portion of total compensation should be delivered in the form of equity. The number of equity awards granted under our 2008 compensation program was based on each executive’s performance. The Committee strived to pay approximately one-half of bonus compensation in cash and one-half in equity. In 2008, we were unable to meet this objective as we had a limited supply of equity awards that we were able to grant under our 2007 Stock Incentive Plan. At the Annual Meeting, shareholders will consider a proposal to increase the number of shares that may be offered under the 2007 Plan. Please see “Proposal No. 3 — Approval of Amendment to the 2007 Stock Incentive Plan” for more information.

Our Compensation Program for NEOs Should Be Fair, and Perceived as Such, Both Internally and Externally.  The Committee strived to create a compensation program that was perceived as fair, both internally and externally. It accomplished this by comparing the compensation that was provided to our NEOs to comparative group of companies as a means to measure external fairness and to other senior employees of the Company, as a means to measure internal fairness. Shareholders are best served when we can attract and retain talented executives with compensation packages that are competitive but fair. The markets in which the Company operates are very competitive and there is real risk of losing talented executives if our compensation is not competitive.

We believe that a compensation program that met these objectives would help us recruit and retain talented managers and encourage them to deliver positive results for our shareholders.

Compensation Procedures

Role of Management.  The Committee made all 2008 compensation decisions for our executive officers. Our chief executive officer and chief operating officer annually review the performance of each of the Company’s and its subsidiaries’ officers (other than the chief operating officer, whose performance is reviewed by the chief executive officer acting alone, and the chief executive officer, whose performance is reviewed by the Committee) and provided recommendations to the Committee. The conclusions reached and the recommendations based on these reviews, including with respect to salary adjustments and incentive award amounts, were presented to the Committee. The Committee exercised its discretion in modifying any recommended adjustment or award.

Market Analysis.  The Committee reviewed the market data in setting executive compensation. In 2008, the Committee did not set compensation at a predetermined percentile of the peer group reviewed, but rather used this market data to ensure that the compensation being offered to executive officers was competitive in the marketplace. The Committee also used this market data to ensure that the compensation being paid by the Company was not outside of the peer ranges. The Committee believes that using market data as a check on its compensation determinations rather than a starting point in setting compensation resulted in compensation determinations that were set based on the Company’s unique structure and history while remaining within market norms.

Committee Process.  As discussed above, the Committee continually reviewed both the Company’s compensation philosophy and the actual compensation being paid by the Company. The Committee met, including in executive sessions without any members of management present, to discuss, evaluate and set executive officer compensation. Other than the Deloitte survey it commissioned, the Committee did not engage third party human resource consulting firms in connection with setting executive compensation for 2008.

In setting compensation for each of the NEOs, the Committee focused on the total annual compensation received by each executive officer. As part of this review, the Committee considered the relative level of base salary, cash bonuses, long-term incentives, accumulated realized and unrealized stock option and restricted stock gains, perquisites (both with respect to the value of the benefit to the NEO and the cost to the Company) and post-employment obligations in establishing each element of compensation. However, as noted above, the overall focus was on the total annual compensation and not on the individual components. The Committee acted pursuant to a written charter that had been approved by our Board.

Elements of Compensation

This section describes the various elements of our compensation program for NEOs, together with a discussion of various matters relating to those items, including why the Committee choose to include the items in the compensation program. The principal components of compensation for our NEOs were:

•	cash compensation consisting of base salary and cash bonus;

•	equity compensation; and

•	perquisites and other personal benefits.

Salary.  The Company provides NEOs with base salary to compensate them for services rendered during the fiscal year. Base salary for NEOs for any given year is generally fixed by the Committee at its meeting in January. Increases or decreases in base salary on a year-over-year basis are dependent on the Committee’s assessment of the Company and individual performance. The Committee is free to set NEO salary at any level it deems appropriate. In addition, the Committee considers market data, internal pay equity and merit history in evaluating recommendations. As part of this process, the Committee solicits the recommendations of the CEO with respect to NEOs (other than the CEO).

The Committee approved base salary merit increases for all NEOs in 2008 based on this review. However, after thorough consideration of aggregate compensation of the CEO and COO, the Committee determined that the aggregate compensation levels of these officers were substantially below the peer group median. While recognizing that this resulted in part from the decision to make no bonus award to these officers for fiscal years 2006 and 2007, the Committee determined that the aggregate compensation levels were significantly impacted by lower than median base salaries for these two officers. In light of this determination, the Committee approved higher than usual base salary merit increases for these two officers.

In 2008, after taking into account the market data and other factors described above, the Committee approved the following merit-based and cost of living adjustment salary increases for our NEOs:

2008 Base Salary Merit
Named Executive Officer	Increase Percentage

Edward J. Wehmer	14.29%
Chairman & CEO
David A. Dykstra	17.65%
Chief Operating Officer
David L. Stoehr	8.70%
Chief Financial Officer
Richard B. Murphy	4.29%
Chief Credit Officer
John S. Fleshood	3.45%
Executive Vice President — Risk Management

Bonus.  The Company may award discretionary cash bonuses to executives, although the Company does not maintain a defined cash bonus plan. Cash bonuses are intended to provide officers with an opportunity to receive additional cash compensation through the achievement of specified Company, subsidiary and individual performance goals. Performance-based cash bonuses are included in the package because they permit the Committee to incentivize our NEOs, in any particular year, to pursue particular objectives that the Committee believes are consistent with the overall goals and strategic direction that the Board has set for the Company.

The total targeted bonus that is provided to each NEO in a given year is generally determined by reference to the NEO’s base salary for that year. That is, each year the Committee approves a targeted bonus award for each NEO with a cash value that is determined by multiplying the NEO’s base salary by a percentage that is chosen by the Committee. For 2008, that percentage was 45%. In determining the amount of target bonuses, the Committee considers several factors, including:

(i) the target bonuses set, and actual bonuses paid, in recent years;

(ii) the desire to ensure, as described above, that a substantial portion of total compensation is performance-based; and

(iii) the relative importance, in any given year, of the long and short-term performance goals of the Company.

After determining the total targeted bonus percentage for a year, the Committee allocates the potential bonus award between Company-level, subsidiary-level and personal objectives, as well as retaining a discretionary factor. Company and subsidiary-level objectives including targeted net income, deposit growth, loan growth, net interest margin, credit quality, net overhead ratios and personally tailored objectives for each NEO. These performance objectives for bonuses (both cash and equity), are developed through an iterative process. Based on a review of business plans, management, including the NEOs, develops preliminary recommendations for Committee review. The Committee reviews management’s preliminary recommendations and establishes final goals. The Committee strives to ensure that the objectives are consistent with the strategic goals set by the Board, that the goals set are sufficiently ambitious, within defined risk parameters, so as to provide a meaningful incentive and that bonus payments, assuming target levels of performance are attained, will be consistent with the overall NEO compensation program established by the Committee.

For 2008, target bonuses were allocated across the Company-level objective, subsidiary-level objective, personal objectives and the discretionary component as follows, expressed as a percentage of each NEO’s base salary:

	Company-Level	Subsidiary-Level	Personal	Discretionary
	Objective	Objective	Objectives	Component	Total

Edward J. Wehmer	25%	—	15%	5%	45%
David A. Dykstra	25%	—	15%	5%	45%
David L. Stoehr	25%	—	15%	5%	45%
Richard B. Murphy	25%	—	15%	5%	45%
John S. Fleshood	15%	15%	10%	5%	45%

The company-level objective was to achieve consolidated net income of $67.8 million for 2008. Accordingly, based on goals approved by the Committee, our NEOs were eligible to receive the following percentage of the target bonus allocated to the company-level objective:

Performance-Weighting of
Wintrust 2008 Consolidated	Company-Level
Net Income	Bonus Component

Greater than $85.3 million	150%
$76.8 million to $85.2 million	125%
$67.8 million to $76.7 million	100%
$63.0 million to $67.7 million	75%
$60.5 million to $62.9 million	50%
$57.4 million to $60.4 million	25%
Less than $57.4 million	0%

Wintrust’s consolidated net income for the year ended December 31, 2008 was $20.5 million. Accordingly, none of our NEOs met the company-level objective.

The subsidiary-level objective for Mr. Fleshood was based on attaining net income objectives at subsidiaries for which he serves as Market Head. Mr. Fleshood did not meet his subsidiary-level objective.

Each of our NEOs was eligible to earn a portion of his target bonus award based on satisfaction of certain personal objectives. For the 5% target bonus award allocated to the discretionary factor, the Committee determined that each of our NEOs was eligible to receive 100% of his discretionary bonus.

The Committee determined that neither of the company-level or subsidiary level objectives were met in 2008 and therefore, paid no bonus in respect thereof. The Committee determined that our NEOs met some personal and discretionary bonus components. Once the total target bonus was determined, the Committee made a final discretionary adjustment in determining the actual bonus payments to our NEOs based on the recommendation of our chief executive officer (other than for the chief executive officer). For 2008, as was also the case in 2007 and 2006, Mr. Wehmer and Mr. Dykstra volunteered to take no bonus, and the Committee accepted their recommendation. The following table sets forth the total eligible bonus amounts and bonuses paid to each of our NEOs.

	Total Eligible	Total
Named Executive Officer	Bonus	Bonus Paid

Edward J. Wehmer	$100,000	$0
David A. Dykstra	75,000	$0
David L. Stoehr	46,875	$47,000
Richard B. Murphy	56,575	$50,000
John S. Fleshood	23,375	$30,000

Total	$301,825	$127,000

Equity Compensation.  As described above, the Committee believes that a substantial portion of each NEO’s compensation should be in the form of equity awards in order to further align the interests of our NEOs and shareholders. The Committee determines equity-based awards in conjunction with its determination of cash bonus awards, described above, to ensure a balance of cash and equity compensation. In making that assessment, the Committee considers factors such as the relative merits of cash and equity as a device for retaining and incentivizing NEOs and the practices of the other companies in the group selected by our compensation consultant. The Committee strives to equally balance cash and equity bonuses. However, in 2008 the Company did not allocate any of the bonus payments to equity-based awards, due to the limited availability of shares under the Company’s 2007 Stock Incentive Plan.

If the proposal to increase the number of shares that may be offered pursuant to the 2007 Plan is approved by shareholders at the Annual Meeting, the Committee intends to resume the use of such equity-based awards, including stock options and restricted stock units. See “Proposal No. 3 — Approval of Amendment to the 2007 Stock Incentive Plan.”

Stock options granted under the 2007 Plan may vest on the basis of the satisfaction of performance conditions established by the Committee or on the basis of the passage of time and continued employment, however, in recent years, the Committee has issued awards vesting based on passage of time and continued employment. Under the 2007 Plan, except in limited circumstances, no stock option may become fully exercisable until the third anniversary of the award and, to the extent that such an award provides for vesting in installments, such vesting shall occur ratably on the anniversaries of the grant date. The Committee has also granted options that vest based on the passage of time over a five-year period, with 20% becoming exercisable on each anniversary of the grant date. Options granted under the 2007 Plan have a seven-year term and options granted under the 1997 Plan have a ten-year term. All options are granted with an exercise price equal to the fair market value of our common stock on the date of grant, and option re-pricing is expressly prohibited by the 2007 Plan terms.

In determining the portion of long-term incentive pay that should be composed of stock options, the Committee considers the fact that stock options are the most effective at aligning NEO and shareholder interests, may result in greater dilution to shareholders for a given award value.

Restricted stock units (“RSUs”) convert into shares of our common stock if the recipient is still employed by us on the date that specified restrictions lapse. Restricted stock units granted under the Incentive Plans may vest on the basis of the satisfaction of performance conditions established by the Committee or on the basis of the passage of time and continued employment. The Committee has granted RSUs that vest on the basis of the passage of time and continued employment with vesting periods ranging up to five years. Recipients of RSUs may not vote the units in shareholder votes, but once their RSUs vest, they do receive payments equal to the amount of dividends that would be paid on an equivalent number of shares of common stock.

In determining the portion of long-term incentive pay that should be composed of RSUs, the Committee considers the fact that RSUs help facilitate executive stock ownership, and, compared to other forms of long-term incentives, provide a higher level of retention value.

Cash Incentive and Retirement Plan.  The Cash Incentive and Retention Plan, or the CIRP, allows us to provide equity-like cash compensation to our NEOs and other senior executives. Awards under the CIRP may be earned pursuant to the achievement of performance criteria established by the Committee and/or continued employment. The performance criteria established by the Committee must relate to one or more of the criteria specified in the Plan, which include: earnings, earnings growth, revenues, stock price, return on assets, return on equity, improvement of financial ratings, achievement of balance sheet or income statement objectives and expenses. These criteria may relate to the Company, a particular line of business or a specific subsidiary of the Company.

Awards under the CIRP are an important component of our long-term incentive payments, as they result in less dilution to shareholders than stock options and RSUs, and may be used when the availability of stock options and RSUs is limited.

In 2008, the Company made awards under the CIRP to Mr. Wehmer and Mr. Dykstra. Under the terms of their awards, Mr. Wehmer and Mr. Dykstra are eligible to receive target awards of $215,000 and $195,000, respectively. Mr. Wehmer’s award, unless he leaves the employment of the Company prior to December 31, 2012, will not be less than his target award. The actual amount of the award to Mr. Dykstra may be greater than or less than his target amount, and will depend upon the Company’s cumulative earnings per share over the course of a five-year performance cycle, commencing on January 1, 2008 and continuing through December 31, 2012.

Perquisites and Other Benefits.  Our NEOs receive various perquisites provided by or paid for by us that we believe are reasonable, competitive and consistent with the Company’s overall compensation philosophy. In 2008, these perquisites included: car allowances or Company-owned automobiles, club dues, life insurance and supplemental long-term disability.

We provide these perquisites because many companies in the peer group provide such perquisites to their named executive officers and it is therefore necessary for retention and recruitment purposes that we do the same.

The Committee reviews the perquisites provided to its NEOs on a regular basis, in an attempt to ensure that they continue to be appropriate in light of the Committee’s overall goal of designing a compensation program for NEOs that maximize the interests of our shareholders. Attributed costs of the personal benefits described above for the NEOs for the fiscal year ended December 31, 2008 are included in column (h) of the “Summary Compensation Table” below.

Post-Termination Compensation

We have entered into employment agreements with each of our NEOs that provide for post-termination compensation. These agreements provide for payments and other benefits if the officer’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Constructive Termination,” as these terms are defined in the employment agreements. Additionally, the employment agreements provide for the payment of severance if the officer’s employment is terminated within eighteen months of a “Change-in-Control” (as defined in the agreements) of the Company. As discussed below, however, such severance payments are prohibited under the ARRA and therefore will not be made during any period in which any obligation arising from financial assistance under TARP remains outstanding. Additional information regarding the employment agreements, including a definition of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2008, is found under the heading “Potential Payments upon Termination or Change in Control” on page 45 of this Proxy Statement.

The Committee believes that these employment arrangements are an important part of overall compensation for our NEOs and will help to secure the continued employment and dedication of our NEOs, notwithstanding any concern that they might have at such time regarding their own continued employment, prior to or following a change in control. The Committee also believes that these agreements are important as a recruitment and retention device, as all or nearly all of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Additional Compensation Policies

Clawback Policy.  The compensation restrictions that are applicable to us as a result of our participation in TARP provide that bonus and incentive compensation paid to the NEOs during the period the U.S. Treasury maintains an equity interest in the Company are subject to recovery by Wintrust if the payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria. We have adopted a clawback policy as required under our agreements with the U.S. Treasury. The ARRA expanded this clawback provision to cover the next 20 most highly compensated employees, and provides for recovery of any bonus, retention award, or incentive compensation based on statements of earnings, revenues, gains, or other criteria that are later found to be materially inaccurate.

Impact of Section 162(m).  Section 162(m) of the Internal Revenue Code of 1986, as amended, imposes a $1 million limit on the amount that a public company may deduct for compensation paid to the certain “covered employees.” The “covered employees” generally consist of a company’s chief executive officer or other NEOs. This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. As a result of our participation in TARP, we agreed to be subject to amendments to Section 162(m) which limit the deductibility of all compensation, including performance based compensation, to $500,000 per executive with respect to any taxable year during which the U.S. Treasury retains its investment in the Company. This limitation is applied on a pro rata basis with respect to calendar years during which the Treasury Department held its investment for less than the full year, as was the case in 2008 when the Treasury Department held the investment for less than one month.

When our Board of Directors determined to participate in the TARP Program, it was aware of, factored into its analysis and agreed to the potential increased after-tax cost of our executive compensation program that would arise because of the TARP Program’s $500,000 deduction limitation. As a result, while the Committee will remain mindful of the deduction limitation, it has concluded that the $500,000 deduction limitation will not be a significant factor in its decision-making with respect to the compensation of our executive officers.

Practices Regarding the Grant of Options.  The Company has followed a practice of making a majority of all option grants to its NEOs on a single date each year and intends to have a practice of generally making all option grants to its NEOs on a single date each year, its regularly scheduled meeting in January. The January meeting date has historically occurred within two weeks following the issuance of the news release reporting our earnings for the previous fiscal year. The Committee believes that it is appropriate that annual awards be made at a time when material information regarding our performance for the preceding year has been disclosed. The Company does not otherwise have any program, plan or practice to time annual option grants to its executives in coordination with the release of material non-public information.

While the bulk of our option awards to NEOs have historically been made pursuant to our annual grant program, the Committee retained the discretion to make additional awards to NEOs at other times, in connection with the initial hiring of a new officer, for retention purposes or otherwise. We refer to such grants as “ad hoc” awards. The Company does not have any program, plan or practice to time ad hoc awards in coordination with the release of material non-public information.

All equity awards made to our NEOs, or any of our other employees or Directors (except for payment of director fees under the Company’s Directors Deferred Fee and Stock Plan), were made pursuant to our 2007 Plan. As noted above, all options under the 2007 Plan were granted with an exercise price equal to the fair market value of our common stock on the date of grant. Fair market value is defined under the 2007 Plan to be the average of the highest and the lowest quoted selling prices on the Nasdaq National Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded on the date of grant. We did not have any program, plan or practice of awarding options and setting the exercise price based on the stock’s price on a date other than the grant date. We did not have a practice of determining the exercise price of option grants by using average prices (or lowest prices) of our common stock in a period preceding, surrounding or following the grant date. While the Incentive Plans permit delegation of the Committee’s authority to grant options in certain circumstances, all grants to NEOs were made by the Committee itself or the full Board and not pursuant to delegated authority.

Prohibition on Hedging and Short Selling.  The Company’s executive officers and Directors are prohibited from engaging in selling short our common stock or engaging in hedging or offsetting transactions regarding our common stock.

Stock Ownership Policy.  We strongly encourage our executive officers to acquire and own our common shares, but have not adopted a formal written policy on share ownership requirements of our executive officers. We did, however, seek to deliver a significant portion of each executive’s compensation in the form of long-term incentives. Such awards, including stock options and restricted stock units that are subject to multi-year vesting requirements, ensure that our executive officers hold a significant portion of their compensation in Wintrust securities. For our directors, our corporate governance guidelines provide that Directors should own, within three years of becoming a Director, shares having a value of at least three times the annual retainer fee paid to Directors. Each of our Directors is currently in compliance with these share ownership guidelines.

Our 2009 Compensation Program

The Committee recently undertook a thorough review of the Company’s compensation program with respect to its NEOs and certain other members of senior management. As part of this review, the Committee retained Towers Perrin, an independent compensation consultant. Towers Perrin provides expert knowledge of marketplace trends and best practices relating to competitive pay levels.

Representatives of Towers Perrin delivered multiple presentations to the Committee regarding their review of the Company’s compensation program. The representatives compared the compensation program to best practices and to the compensation programs used by comparable financial companies, as described below. Based on survey data and on proxy disclosures by the comparable financial companies, Towers Perrin reported that the Company’s target base salaries and target total cash compensation were near the competitive median. Annual cash incentive payments were described as being below the median level for senior executive positions, but above the median for more junior executives. Towers Perrin suggested this was caused by Wintrust’s use of uniform target bonus amounts, as a percentage of base salary, for its executive officers, and noted that many companies offer their most senior executives higher target bonus percentages than they offer to junior executives. Such a compensation structure recognizes that senior executives can have a greater effect on a company’s performance, and should therefore have a greater percentage of their total compensation be incentive-based pay. Finally, Towers Perrin reported that Wintrust’s long-term incentive payments were well below the median level, resulting in total direct compensation that was also below the median level.

Representatives of Towers Perrin met subsequently with the Committee to present their final recommendations regarding the Company’s compensation program. Towers Perrin recommended that Wintrust set target compensation levels within a competitive range of the median for comparable companies, and at levels approaching the 75th percentile and above for executives that demonstrate superior performance. Additionally, they recommended that the Company increase the relative size of target annual bonuses for our senior executive officers and consider reference group performance, historical performance and investor and analyst expectations when setting performance goals.

Compensation Philosophy and Objectives

In connection with the review of the Company’s compensation program, the Committee adopted the following additional compensation philosophies and procedures, which will form the basis of the Company’s compensation program for 2009:

Compensation should be performance based.  Our compensation program should encourage and reward excellent performance from the Company’s management team. Accordingly, compensation should depend on the Company’s overall performance, its financial performance, the performance of its subsidiaries and a manager’s attainment of his or her individual management objectives.

A significant portion of total compensation should be in the form of long-term incentives.  Long-term incentives, such as stock options, restricted stock units and awards under the Company’s Cash Incentive and Retention Plan, are an important way of aligning management and shareholder interests because they link a manager’s compensation levels to the performance of the Company over a multi-year time horizon. Additionally, they can help promote continuity of management by tying compensation to continued service, and can help reduce incentives to take excessive risks by ensuring that managers are incentivized to create lasting value for shareholders.

Compensation levels should be competitive to ensure that we attract and retain a highly qualified management team to lead and grow our Company.  The successful operation of our Company requires an experienced and talented management team. To hire and retain such managers, our compensation program must be competitive with those of our peer firms in terms of total compensation and for each element of compensation.

Compensation opportunities should be commensurate with an executive’s roles and responsibilities.  Greater levels of compensation should be offered to our executives who are most responsible for the performance of the Company. This helps ensure that compensation levels are perceived as fair, both internally and externally, and reduces the risk that we lose managerial talent to our competitors.

Total compensation expense should be predictable.  While variable compensation is an important component of our pay-for-performance philosophy, overall compensation levels should be consistent and predictable so that management and shareholders will have greater certainty regarding their effects on the Company’s financial performance.

Compensation Procedures

In 2009, the Company will employ similar procedures to those described under “2008 Compensation Program — Compensation Procedures.” In addition, the Committee intends to focus on the total direct compensation received by each executive officer, as well as the amount of each element of compensation in relation to those provided by the peer companies identified below.

Following consultation with Towers Perrin, the Committee identified two reference groups of peer financial companies that it will use for purposes of benchmarking its compensation practices. These include a group of 15 similarly-sized national banks and a group of eleven Midwestern banks. The reference group of similarly-sized national banks included banks with total assets between $7.4 billion and $11.9 billion as of December 31, 2007, compared to $9.4 billion of assets for Wintrust as of such date. The reference group of Midwestern banks included banks with total assets between $3.7 billion and $21.6 billion as of their respective fiscal year ends.

Similarly-Sized
National Banks	Midwestern Banks
Reference Group	Reference Group

East West Bancorp Inc.	First Midwest Bancorp Inc.
UCBH Holdings Inc.	MB Financial Inc.
International Bancshares Corp.	Midwest Bank Holdings Inc.
Whitney Holding Corp.	Private Bancorp Inc.
Cathay General Bancorp.	Taylor Capital Group Inc.
FirstMerit Corp.	CORUS Bankshares Inc.
UMB Financial Corp.	Amcore Financial Inc.
Trustmark Corp.	Associated Banc-Corp.
Umpqua Holdings Corp.	Citizens Republic Bancorp Inc.
United Community Banks Inc.	Old National Bancorp
First Midwest Bancorp Inc.	TCF Financial Corp.
United Bankshares Inc.
Old National Bancorp
MB Financial Inc.
Pacific Capital Bancorp.

Since information regarding compensation for our NEOs other than our chief executive officer and chief financial officer is not generally publicly available for these reference groups, the Committee supplemented its review of these reference groups with additional survey data provided by Towers Perrin. The survey data was compiled by Towers Perrin from four surveys of compensation in the financial services industry, published by executive compensation firms during the spring of 2008. The survey data was adjusted to reflect the Company’s asset size, in order to provide an estimated distribution of compensation levels for a financial company with $10 billion in assets.

The Committee uses these sources of market data to ensure that the compensation being paid by the Company is competitive with those of its peer companies. Beginning in 2009, the Committee will seek to set each element of compensation to an amount within a competitive range of the median for similarly situated officers at comparable companies, with compensation at levels approaching the 75th percentile and above for executives that have demonstrated superior performance. However, these benchmarks are not applied rigidly due to the Company’s unique structure and the hybrid nature of certain managerial positions at Wintrust.

Elements of Compensation

Following its discussions with Towers Perrin, the Committee determined to establish the following framework for NEO compensation in 2009:

			Long-Term	Perks &
	Base		Incentive	Other	Total
Named Executive Officer	Salary	Bonus	Compensation	Benefits	Compensation

Edward J. Wehmer	35%	30%	30%	5%	100%
Chairman & CEO
David A. Dykstra	40%	30%	25%	5%	100%
Chief Operating Officer
David L. Stoehr	45%	30%	20%	5%	100%
Chief Financial Officer
Richard B. Murphy	40%	30%	25%	5%	100%
Chief Credit Officer
John S. Fleshood	45%	30%	20%	5%	100%
Executive Vice President — Risk Management

Salary.  In 2009, the Committee determined not to increase the salaries of Mr. Wehmer and Mr. Dykstra in order to increase the relative portion of their compensation that is provided under incentive-based pay, including bonus and long-term incentive payments. The Committee approved a substantial raise for Mr. Stoehr to bring him closer to median compensation level at the peer financial companies identified above.

2009 Base Salary Merit Increase
Named Executive Officer	Percentage

Edward Wehmer	—
Chairman & CEO
David Dykstra	—
Chief Operating Officer
David Stoehr	12.0%
Chief Financial Officer
Richard Murphy	4.1%
Chief Credit Officer
John S. Fleshood	1.1%
Executive Vice President — Risk Management

Bonus.  As part of the review of our compensation program, the Committee determined to restructure the target bonus levels for the NEOs beginning in 2009 so that target bonus levels for the Company’s senior executive officers represent a larger percentage of such executives’ total compensation. The Committee believes that this change will increase the pay-for-performance nature of our compensation program. Below are the threshold, target and maximum bonus awards for our NEOs, expressed as a percentage of base salary:

Named Executive Officer	Threshold	Target	Maximum

Edward J. Wehmer	60%	70%	90%
Chairman & CEO
David A. Dykstra	55%	65%	75%
Chief Operating Officer
David L. Stoehr	55%	60%	65%
Chief Financial Officer
Richard B. Murphy	55%	65%	75%
Chief Credit Officer
John S. Fleshood	55%	60%	65%
Executive Vice President — Risk Management

The final determination of an executive’s actual bonus payment will be based on company and individual performance metrics, including consolidated net income, personal objectives, discretionary factors and, in the case of Mr. Fleshood, the net income of certain subsidiaries. As in years past, the final determination of the Committee could result in no bonus being paid or a bonus in an amount less than the low target bonus.

Long-Term Incentive Compensation.  The Committee expects that long-term incentive compensation will consist of stock options, RSUs and awards under the CIRP in such proportions as it determines, which determinations will be based on achievement of certain levels of return on tangible equity.

The remaining elements of compensation that we provide under our compensation program are not expected to change in 2009.

Additional Factors Affecting Compensation

Participation in the U.S. Department of the Treasury’s Capital Purchase Program

In December 2008, we became a participant in the Capital Purchase Program portion of the United States Department of the Treasury’s Troubled Assets Relief Program, or TARP. As a result, we are subject to certain compensation requirements under the Emergency Economic Stabilization Act of 2008, or the EESA. These restrictions affect our five most highly-compensated senior executive officers, which are the same as our NEOs, and the next ten most highly compensated employees. The restrictions include the following:

•	we must structure executive compensation to exclude incentives for our NEOs to take unnecessary and excessive risks that threaten the value of the Company;

•	we are required to maintain a policy requiring us to recover any bonus or incentive compensation paid to our NEOs based on statements of earnings, gains or other criteria that are later proven to be materially inaccurate, which we refer to as a clawback policy;

•	we may not make any “golden parachute” payment to our NEOs, generally meaning any severance payment or benefit given to an NEO if the value of such payments and benefits equals or exceeds an amount equal to three times the NEO’s “base amount” (generally defined as the average of the NEO’s compensation over the five preceding years); and

•	we must limit the size of any deduction for compensation expenses that we claim under Section 162(m) of the Internal Revenue Code to $500,000 annually per executive.

In order to comply with these requirements, the Company entered into letter agreements with each of our NEOs. The letter agreements have the effect of amending each NEO’s compensation, bonus, incentive and other benefit plans, arrangements and agreements to the extent necessary to comply with the clawback and golden parachute requirements of the Capital Purchase Program requirements described above for any year in which the U.S. Treasury holds an equity or debt position in the Company. In addition, the letter agreements provide that if the Committee determines that such forms of compensation include incentives to take unnecessary and excessive risks, the NEOs and the Company will negotiate the required changes promptly and in good faith.

The Committee has also reviewed the Company’s overall risk structure with the Company’s chief risk officer and discussed the risk profile of the Company as well as the structure of the Company’s executive compensation program. Based on its review, the Compensation Committee determined that the Company’s executive compensation program does not encourage our NEOs to take unnecessary and excessive risks that threaten the value of the Company, and that no changes to the program were required for this purpose. The required certification of the Compensation Committee is provided in the Compensation Committee Report set forth following this Compensation Discussion and Analysis section.

On February 17, 2009 the American Recovery and Reinvestment Act of 2009, or the ARRA, was enacted, which directs the U.S. Secretary of the Treasury and the SEC to establish additional restrictions on our compensation practices, which will apply to us during any period in which any obligations arising from financial assistance under TARP remain outstanding. Pursuant to these restrictions:

•	we may not pay any bonus, retention award or incentive compensation, other than restricted stock awards that do not account for more than one-third of an executive’s total annual compensation, to any of our NEOs or the ten next most highly-compensated employees;

•	our clawback policy must cover any bonus, retention award or incentive compensation paid to our NEOs or any of our next 20 most highly-compensated employees;

•	we may not make any severance payments to any of our NEOs or any of the five next most highly-compensated employees, except for services performed and benefits accrued;

•	we must adopt a company-wide policy regarding excessive or luxury expenditures; and

•	we are required to provide our shareholders an annual non-binding vote on our executive compensation program.

The ARRA also prohibits the use of any compensation plan that would encourage the manipulation of our reported earnings to enhance employee compensation, and requires that our chief executive officer and chief financial officer provide annual certifications of our compliance with these provisions.

Because the regulations required under the ARRA have not yet been issued, it is uncertain to what extent they will affect our compensation program. As described above, our compensation philosophy is to provide executives with a significant component of performance-based pay and long-term incentive compensation. However, our ability to do so in the future may be limited under the ARRA regulations. Accordingly, the Committee will require the flexibility to make additional changes to our compensation program to account for such changes, to ensure that we continue to meet our compensation philosophies objectives.

Economic Uncertainty

The recent economic downturn and its effects on the Company and the financial system will make it difficult for the Committee to set appropriate company and individual performance criteria for compensation purposes. Additionally, continued economic volatility, and its effects on our Company’s stock price, may cause the value of stock options and restricted stock units that we have awarded to our NEOs to fall below levels that the Committee deems necessary to provide appropriate performance and retention incentives for such officers. Accordingly, our Compensation Committee will continue to exercise discretion in determining compensation for our NEOs to ensure that we continue to meet our compensation philosophies and objectives.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors of Wintrust Financial Corporation oversees Wintrust Financial Corporation’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.

In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Company’s Proxy Statement to be filed in connection with the Company’s 2009 Annual Meeting of Shareholders, each of which will be filed with the Securities and Exchange Commission.

The Compensation Committee certifies that it has reviewed with senior risk officers the senior executive officer incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the financial institution.

COMPENSATION COMMITTEE

ALBIN F. MOSCHNER (Chair)	JOSEPH F. DAMICO
PETER D. CRIST	H. PATRICK HACKETT, JR.
BRUCE K. CROWTHER	CHARLES H. JAMES III

SUMMARY COMPENSATION TABLE

The following table summarizes compensation awarded to, earned by or paid to our NEOs for 2008, 2007 and 2006. The section of this Proxy Statement entitled “Compensation Discussion and Analysis” describes in greater detail the information reported in this table and the objectives and factors considered in setting NEO compensation.

							Non-
							Equity
							Incentive	All
						Option	Plan	Other
		Salary	Bonus	Stock Awards		Awards	Compensation	Compensation	Total
	Year	($)	($)	($)(1)		($)(2)	($)	($)(3)	($)
Name and Principal Position (a)	(b)	(c)	(d)	(e)		(f)	(g)	(h)	(i)

Edward J. Wehmer	2008	791,667	—	1,079,022	(4)	184,759	—	17,350	2,072,798
President & Chief	2007	697,917	—	1,093,197	(4)	186,155	—	29,144	2,006,413
Executive Officer	2006	672,917	—	1,319,110	(4)	440,182	—	26,495	2,458,704
David A. Dykstra	2008	592,500	—	845,688	(4)	312,411	—	20,217	1,770,816
Senior Executive Vice	2007	508,333	—	857,077	(4)	298,542	—	19,140	1,683,092
President & Chief Operating Officer	2006	486,667	—	1,009,569	(4)	328,306	—	16,080	1,840,622
David L. Stoehr	2008	248,333	47,000	40,205		3,329	—	12,305	351,172
Executive Vice	2007	228,333	33,000	86,287		24,213	—	11,599	383,432
President & Chief Financial Officer	2006	208,333	24,200	99,906		46,803	—	11,069	390,311
Richard B. Murphy	2008	363,750	50,000	282,647		129,625	—	3,912	829,934
Executive Vice	2007	313,250	45,000	193,376		140,062	—	3,334	695,022
President & Chief Credit Officer	2006	267,750	20,000	144,941		146,428	—	2,370	581,489
John S. Fleshood	2008	274,750	30,000	34,103		75,614	—	12,623	427,090
Executive Vice	2007	274,417	—	49,333		75,407	—	12,360	411,517
President — Risk Management	2006	264,583	—	70,617		75,316	—	12,240	422,756

(1)	The amounts shown in this column constitute restricted stock units granted under the 2007 Plan and the 1997 Plan. The amounts equal the financial statement compensation cost for Stock Awards as reported in our consolidated statements of income for fiscal years 2008, 2007 and 2006, and are valued based on the aggregate grant date fair value of the award determined pursuant to Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (which we refer to as FAS 123R). See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. For further information on these awards, see the Grants of Plan-Based Awards table beginning on page 43 of this Proxy Statement.

(2)	The amounts shown in this column constitute options granted under the 2007 Plan and the 1997 Plan. The amounts equal the financial statement compensation cost for Stock Awards as reported in our consolidated statements of income for fiscal years 2008, 2007 and 2006, and are valued based on the aggregate grant date fair value of the award determined pursuant to FAS 123R. See Note 18 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2008 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to FAS 123R. For further information on these awards, see the Grants of Plan-Based Awards table beginning on page 43 of this Proxy Statement.

(3)	Amounts in this column include the value of the following perquisites paid to the NEOs in 2008, 2007 and 2006. Perquisites are valued at actual amounts paid to each provider of such perquisites.

			Club
		Corporate	Memberships	Life
		Automobile	Not Exclusively	Insurance	Supplemental
		Usage	for Business Use	Premiums	Long-Term
Named Executive Officer	Year	($)	($)	($)	Disability	Total

Edward J. Wehmer	2008	6,906	6,976	2,299	1,169	17,350
	2007	8,228	16,800	2,714	1,402	29,144
	2006	8,104	14,551	2,416	1,424	26,495
David A. Dykstra	2008	19,024	—	1,193	—	20,217
	2007	17,869	—	1,271	—	19,140
	2006	14,921	—	1,159	—	16,080
David L. Stoehr	2008	9,411	2,113	781	—	12,305
	2007	8,164	2,700	735	—	11,599
	2006	7,209	3,240	620	—	11,069
Richard B. Murphy	2008	1,367	1,476	1,069	—	3,912
	2007	1,282	1,026	1,026	—	3,334
	2006	631	973	766	—	2,370
John S. Fleshood	2008	12,000	—	623	—	12,623
	2007	12,000	—	360	—	12,360
	2006	12,000	—	240	—	12,240

(4)	Entire amount reflects the compensation cost in 2008, 2007 and 2006 for stock awards made prior to February 2006 as reported in the Company’s 2008 consolidated financial statements. Messrs. Wehmer and Dykstra did not receive stock awards relating to performance for the 2008, 2007 or 2006 calendar years.

2008 GRANTS OF PLAN-BASED AWARDS

								All	All		Grant
								Other	Other		Date
								Stock	Option		Fair
								Awards:	Awards:	Exercise	Value of
		Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	or Base	Stock and
		Under Non-Equity Incentive			Under Equity Incentive Plan			Shares of	Securities	Price of	Option
	Grant	Plan Awards			Awards			Stock or	Underlying	Option	Awards
	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units (2)	Options	Awards	($/Sh)
Name	(1)	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Sh)	(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)

Edward J. Wehmer	1/24/08	—	—	—	—	—	—	—	9,000	33.06	102,431
David A. Dykstra	1/24/08	—	—	—	—	—	—	—	8,000	33.06	91,050
David L. Stoehr	1/24/08	—	—	—	—	—	—	665	—	—	21,985
Richard B. Murphy	1/24/08	—	—	—	—	—	—	907	—	—	29,985
	1/24/08	—	—	—	—	—	—	—	6,500	33.06	73,978
John S. Fleshood	1/24/08	—	—	—	—	—	—	1,059	—	—	35,011

(1)	In each case, the “Grant Date” reflects the date on which the Board of Directors acted to approve the grant of the award. All awards were made under the Company’s 2007 Plan.

(2)	This column shows the number of restricted stock units granted to the named executive officers in 2008.

(3)	The value of the restricted stock unit awards represents the average of the high and low sale prices of the Company’s common stock on the date of grant, as reported by Nasdaq, multiplied by the number of restricted stock units granted to the named executive officers. The value of the stock option awards represents fair value at the date of grant using a Black-Scholes option pricing model using assumptions consistent with Statement of Financial Accounting Standard No. 123(R). For further discussion and details regarding the accounting treatment and underlying assumptions relative to stock-based compensation, see Note 18, “Employee Benefit and Stock Plans,” of the notes to Consolidated Financial Statements included in Part II, Item 8, “Financial Statements and Supplementary Data,” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth information for each named executive officer with respect to (1) each stock option to purchase common shares that has not been exercised and remained outstanding at December 31, 2008 and (2) each award of restricted stock units that has not vested and remained outstanding at December 31, 2008.

	Option Awards					Stock Awards
									Equity
									Incentive
									Plan
								Equity	Awards:
								Incentive	Market or
			Equity					Plan	Payout
			Incentive					Awards:	Value of
			Plan			Number of	Market	Number of	Unearned
	Number of	Number of	Awards:			Shares or	Value of	Unearned	Shares,
	Securities	Securities	Number of			Units of	Shares or	Shares,	Units or
	Underlying	Underlying	Securities			Stock	Units of	Units or	Other
	Unexercised	Unexercised	Underlying			That	Stock	Other	Rights
	Options	Options	Unexercised	Option	Option	Have Not	That	Rights That	That
	(#)	(#)	Unearned	Exercise	Expiration	Vested	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options	Price	Date	(#) (2)	Vested	Vested	Vested
(a)	(1)(b)	(c)	(#)(d)	($)(e)	(f)	(g)	($)(h)	(#)(i)	($)(j)

Edward J. Wehmer	22,000	—	—	11.33	10/28/09	20,000	411,400	—	—
	180,000	—	—	18.81	1/22/12	45,000	925,650	—	—
	50,000	—	—	45.46	12/22/13	5,000	102,850	—	—
	—	9,000	—	33.06	1/24/15
David A. Dykstra	16,000	—	—	11.33	10/28/09	14,000	287,980	—	—
	21,000	—	—	18.81	1/22/12	35,000	719,950	—	—
	15,000	—	—	45.46	12/22/13
	36,000	24,000	—	54.92	1/25/15
	—	8,000	—	33.06	1/24/15
David L. Stoehr	12,750	—	—	18.81	1/22/12	667	13,720	—	—
	10,000	—	—	30.57	10/24/12	665	13,679	—	—
	1,000	—	—	45.46	12/22/13
Richard B. Murphy	8,800	—	—	11.33	10/28/09	2,000	41,140	—	—
	4,999	—	—	18.81	1/22/12	20,000	411,400	—	—
	42,000	—	—	43.20	10/30/13	907	18,657	—	—
	1,000	—	—	45.46	12/22/13
	—	6,500	—	33.06	1/24/15
John S. Fleshood	12,000	8,000	—	50.60	8/15/15	1,059	21,784	—	—

(1)	The following table provides information with respect to the vesting of each NEO’s outstanding non-equity incentive plan options:

Name	Award Type	1/24/09	1/25/09	8/15/09	1/24/10	1/25/10	8/55/10	1/24/11	1/24/12	1/24/13

Edward J. Wehmer	Stock Options	1,800	—	—	1,800	—	—	1,800	1,800	1,800
David A. Dykstra	Stock Options	1,600	12,000	—	1,600	12,000	—	1,600	1,600	1,600
David L. Stoehr	Stock Options	—	—	—	—	—	—	—	—	—
Richard B. Murphy	Stock Options	1,300	—	—	1,300	—	—	1,300	1,300	1,300
John S. Fleshood	Stock Options	—	—	4,000	—	—	4,000	—	—	—

(2)	The following table provides information with respect to the vesting of each NEO’s outstanding shares of restricted stock units:

Name	Award Type	1/24/09	1/25/09	7/25/09	1/25/10	1/26/10	3/17/10	7/25/10	7/25/11	7/25/12

Edward J. Wehmer	Restricted Stock Units	—	10,000	—	10,000	5,000	45,000	—	—	—
David A. Dykstra	Restricted Stock Units	—	7,000	—	7,000	35,000	—	—	—	—
David L. Stoehr	Restricted Stock Units	665	334	—	333	—	—	—	—	—
Richard B. Murphy	Restricted Stock Units	907	1,000	5,000	1,000	—	—	5,000	5,000	5,000
John S. Fleshood	Restricted Stock Units	1,059	—	—	—	—	—	—	—	—

2008 OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth information for each named executive officer with respect to exercises of stock options and the vesting of stock awards during 2008, and the value realized upon such exercise or vesting.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares	Value Realized on
	Acquired on	Value Realized on	Acquired on Vesting	Vesting
Name	Exercise (#)	Exercise ($)	(1)(#)	(2)($)
(a)	(b)	(c)	(d)	(e)

Edward J. Wehmer	—	—	10,000	343,150
David A. Dykstra	—	—	7,000	240,205
David L. Stoehr	—	—	2,514	86,268
Richard B. Murphy	—	—	7,215	184,858
John S. Fleshood	—	—	619	21,241

(1)	Represents the vesting of restricted stock units under the Company’s 1997 Stock Incentive Plan and/or 2007 Stock Incentive Plan.

(2)	The value realized on the vesting of restricted stock units represents the average of the high and low sale prices of the common stock on the date of vesting, as reported by Nasdaq, multiplied by the number of stock units held by the named executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

As noted under “Compensation Discussion and Analysis — Post-Termination Compensation” on page 34 of this Proxy Statement, we have entered into employment agreements with each of our NEOs that provide for payments in connection with such NEO’s termination, whether upon a change of control or otherwise. The benefits to be provided to the NEOs under the employment agreements in each of those situations are described below, including a summary of payments that would have been required had a termination taken place on December 31, 2008, the last day of our most recent fiscal year.

As a result of our participation in TARP, we may not make any of the severance payments described below, except for services performed and benefits accrued, during the period in which any obligation arising from financial assistance under TARP remains outstanding. If we elect to repay all of the assistance we received under TARP, our obligations to make severance payments under the circumstances described below will resume.

Payments Made upon Termination

The employment agreements provide for payments of certain benefits, as described below, upon the termination of the employment of an NEO. The NEO’s rights upon a termination of his or her employment depend upon the circumstances of the termination. Central to an understanding of the rights of each NEO under the employment agreements is an understanding of the definitions of ‘Cause’ and ‘Constructive Termination’ that are used in those agreements. For purposes of the employment agreements:

•	We have Cause to terminate the NEO if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his or her position, committing an act of gross negligence or willful misconduct resulting in or potentially resulting in economic loss or damage to the Company’s reputation, conviction of a felony or other actions specified in the definition.

•	The NEO is said to have been Constructively Terminated (and thereby gain access to the benefits described below) if we (i) materially reduce the NEO duties and responsibilities, (ii) in the case of Messrs. Wehmer, Dykstra and Murphy, reduce, or assign such NEO duties substantively inconsistent with, his position, authority, duties or responsibilities, including reductions occurring solely as a result of Wintrust’s ceasing to be a publicly traded entity or becoming a wholly owned subsidiary of another entity, or (iii) reduce the NEO’s total adjustment compensation to an amount less than (x) 75% of his total compensation for the prior

12 months or (y) 75% of his total compensation for the 12 months preceding the date of such NEO’s employment agreement.

The employment agreements require, as a precondition to the receipt of these payments, that the NEO sign a standard form of release in which he or she waives all claims that he or she might have against us and certain associated individuals and entities. They also include noncompete and nonsolicit provisions and nondisparagement and confidentiality provisions that would apply for three years following such NEO’s termination of employment.

Payment Obligations for Termination with Cause

If a NEO is terminated for Cause, he is entitled to receive amounts earned during the terms of employment. Such amounts include:

•	unpaid base salary through the date of termination;

•	accrued but unused vacation or paid leave;

•	earned but unpaid annual incentive compensation; and

•	reimbursements.

Payment Obligations Upon Death or Permanent Disability

In the event of death or permanent disability of a NEO, in addition to the items above:

•	he will be entitled to a payment equal to three times the sum of his base salary in effect at the time of his death or disability and the target cash and stock bonus awards to such NEO in the year of his death or disability, with such payments to be made, (i) in the case of death, in a lump sum within 30 days of the NEO’s death or (ii), in the case of permanent disability, ratably over 36 months, with any such payment benefit reduced by the proceeds from any life or disability insurance policies maintained by the Company; and

•	he will immediately vest in all outstanding awards under the Incentive Plans.

Additionally, in the event of termination due to permanent disability:

•	Messrs. Wehmer, Dykstra and Murphy will continue to receive health insurance, including for qualified dependents, either under the then current Company plan or under an independent policy having similar coverage to that maintained by the Company, until the earlier of (a) the date he becomes eligible for any comparable medical, dental, or vision coverage provided by any other employer or (b) the date he becomes eligible for Medicare benefits; and

•	Messrs. Stoehr and Fleshood will continue to receive health insurance, including for qualified dependents, under the then current Company plan until the end of the 36-month period over which the severance payments described in the first bullet point of this subsection are made.

Payment Obligations for Constructive Termination or Termination Without Cause

In the event of constructive termination or termination without cause of a NEO, such NEO is entitled to the items listed above under “Payment Obligations for Termination with Cause” and “Payment Obligations Upon Death or Permanent Disability,” except that (1) the payment described in the first bullet point under Payment Obligations Upon Death or Permanent Disability” will not be made in a lump sum, but rather be made ratably over the 36-month period, (2) outstanding option awards under the Incentive Plans will not immediately vest but rather will remain exercisable until the earlier of three months or the life of the award and outstanding RSU awards will immediately vest, except for certain awards to Messrs. Wehmer and Dykstra, for whom vesting will occur, but payment will be delayed until they are no longer subject to Section 162(m) of the Code and (3) such NEO and his dependents will be entitled to continued health benefits until the earliest of (a) the date he becomes eligible for another group health insurance plan with no pre-existing condition limitation or exclusion, (b) the expiration of the maximum coverage period under COBRA or (c) the date he becomes eligible for Medicare benefits.

Payment Obligations for Termination Without Cause or Constructive Termination Following a Change in Control

In the event of the constructive termination (with the 75% payment thresholds in such definition increased to 100%) or termination without cause of a NEO within eighteen months of a change in control, which is defined below, such NEO shall be entitled to the same payments and items described above under “Payment Obligations for Constructive Termination or Termination Without Cause,” however, such payments shall be made in a lump sum within 30 days of such termination. If, in the case of Messrs. Stoehr and Fleshood, such payment may be subject to reduction to the extent it would cause such NEO to receive an “excess parachute payment” (as defined in the Code). Additionally, a NEO will be entitled to:

•	in the case of Messrs. Wehmer, Dykstra and Murphy, an additional cash payment equal to an amount that would offset any excise taxes charged to the NEO as a result of the receipt of any change of control payment and such offset payment, within 30 days of the determination that such excise tax is due; and

•	pursuant to our Incentive Plans, immediate vesting and lapsing of restrictions on all outstanding awards.

“Change of control” is defined in the NEOs’ employment agreements by reference to the 2007 Plan, which defines change of control as any of the following events:

•	if any person acquires 50% or more of the Company’s outstanding common stock or of the combined voting power of the Company’s outstanding voting securities (other than securities acquired directly from the Company); or

•	if the Company’s incumbent Directors (and director nominees approved by such Directors) cease to constitute a majority of the Board; or

•	the consummation of a reorganization, merger or consolidation in which our shareholders immediately prior to such transaction do not, following such transaction, beneficially own more than 50% of the outstanding common stock or of the combined voting power of the corporation resulting from such transaction; or

•	the approval of our shareholders of a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

The table below shows potential payments to the executive officers named in the Summary Compensation Table if terminated upon death or permanent disability, for Constructive Termination or without Cause and in connection with a Change in Control. The amounts shown assume that termination was effective as of December 31, 2008, and are estimates of the amounts that would be paid to the executives upon termination. The actual amounts to be paid can only be determined at the actual time of an executive’s termination. In addition, as a result of our participation in TARP, we may not make any severance payment to our NEOs in connection with their departure from the Company for any reason during the period that the Treasury Department holds a debt or equity interest in our Company.

				Constructive
				Termination or
				Termination
			Permanent	Without	Change in
Name	Type of Payment	Death	Disability	Cause	Control

Edward J. Wehmer(3)(4)	Payment equal to 3x (i) base salary in effect at termination plus (ii) target cash and stock bonus awards(1)	3,480,000	3,480,000	3,480,000	3,480,000
	Vesting of outstanding awards	1,439,900	1,439,900	1,439,900	1,439,900
	Health insurance benefits(2)	—	146,124	146,124	146,124
	Less life insurance proceeds paid to executive by third party(6)	(4,668,707)	(300,000)	—	—
	TOTAL	251,193	4,766,024	5,066,024	5,066,024

David A. Dykstra(3)(4)	Payment equal to 3x (i) base salary in effect at termination plus (ii) target cash and stock bonus awards(1)	2,610,000	2,610,000	2,610,000	2,610,000
	Vesting of outstanding awards	1,007,930	1,007,930	1,007,930	1,007,930
	Health insurance benefits(2)	—	86,456	86,456	86,456
	Less life insurance proceeds paid to executive by third party(6)	(3,617,930)	(300,000)	—	—
	TOTAL	—	3,404,386	3,704,386	3,704,386

David L. Stoehr(3)(5)	Payment equal to 3x (i) base salary in effect at termination plus (ii) target cash and stock bonus awards(1)	718,216	718,216	718,216	718,216
	Vesting of outstanding awards	27,399	27,399	27,399	27,399
	Health insurance benefits(2)	—	42,768	42,768	42,768
	Less life insurance proceeds paid to executive by third party(6)	(745,615)	(300,000)	—	—
	TOTAL	—	488,383	788,383	788,383

Richard B. Murphy(3)(4)	Payment equal to 3x (i) base salary in effect at termination plus (ii) target cash and stock bonus awards(1)	1,587,750	1,587,750	1,587,750	1,587,750
	Vesting of outstanding awards	471,197	471,197	471,197	471,197
	Health insurance benefits(2)	—	218,592	218,592	218,592
	Less life insurance proceeds paid to executive by third party(6)	(2,058,947)	(300,000)	—	—
	TOTAL	—	1,977,539	2,277,539	2,277,539

John S. Fleshood(3)(5)	Payment equal to 3x (i) base salary in effect at termination plus (ii) target cash and stock bonus awards(1)	896,985	896,985	896,985	896,985
	Vesting of outstanding awards	21,784	21,784	21,784	21,784
	Health insurance benefits(2)	—	42,768	42,768	42,768
	Less life insurance proceeds paid to executive by third party(6)	(918,769)	(300,000)	—	—
	TOTAL	—	661,537	961,537	961,537

(1)	Based on base salary at December 31, 2008 and target cash and stock bonus awards for 2008.

(2)	Based on premium costs as of December 31, 2008.

(3)	In the event of termination with cause, each NEO would only be entitled to earned but unpaid base salary through the termination date, accrued but unused vacation or paid leave, earned but unpaid annual incentive compensation and reimbursement of miscellaneous company incurred expenses. For each NEO, this amount was zero as of December 31, 2008.

(4)	The employment agreements for Messrs. Wehmer, Dykstra and Murphy provide that in the event the potential payments would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, or any interest or penalties with respect to such excise tax, then an additional cash payment would be made within 30 days of such determination that will place them in the same after-tax economic position that they would have enjoyed if the excise tax had not been applied to the payment. Assuming a payout occurred at December 31, 2008, no excise tax would have been incurred for “excess parachute payments.”

(5)	The employment agreements for Messrs. Stoehr and Fleshood provide that in the event the potential payments would constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, or any interest or penalties with respect to such excise tax, then the amount of the payout would be automatically reduced to an amount equal to $1 less than three times (3x) the “base amount” as defined in Section 280G(3) of the Internal Revenue Code (“Reduced Payment”). This only applies if the sum of the potential payment and the amount of the excise tax payable would exceed the Reduced Payment. Assuming a payout occurred at December 31, 2008, no excise tax would have been incurred for “excess parachute payments.”

(6)	Based on payments to be paid by the Company as defined in insurance policies owned by the Company.

DIRECTOR COMPENSATION

The Company seeks to compensate its non-employee Directors in a manner that attracts and retains qualified candidates to serve on the Board of Directors. To strengthen the alignment of interests between Directors and shareholders, the Board has adopted a minimum stock ownership guideline. Within three years of joining the Board, each Director should own common stock (or common stock equivalents) having a value of at least three times the annual retainer fee.

Compensation for Non-employee Directors

For their service to the Company, non-employee Directors are entitled to an annual retainer, attendance fees for Board and committee meetings, and a payment for service as a chairman of the Board or of certain committees. Additionally, non-employee Directors who serve as a director of any of the Company’s subsidiaries are entitled to compensation for such service. Directors who are employees of the Company receive no additional compensation for their service on the Board of Directors.

Retainer Fees.  The Company pays non-employee Directors an annual retainer of $30,000. As explained further below, this amount is paid in the Company’s common stock.

Attendance Fees.  Non-employee Directors receive $3,250 for each Board of Directors meeting they attend. For service on a committee of the Board of Directors, non-employee Directors receive an attendance fee of $1,700 per committee meeting, except for Audit Committee members, who receive a $2,000 attendance fee

Chairmanships.  The Chairman of the Board, the Chair of the Risk Management Committee, the Chair of the Audit Committee, the Chair of the Compensation Committee and the Chair of the Nominating Committee are entitled to an additional fee of $55,000, $35,000, $20,000, $10,000 and $10,000, respectively.

Subsidiary Directorships.  Non-employee Directors who serve on the Boards of Directors of our Subsidiaries are entitled to compensation for such service. No independent member of the Company’s Board of Directors serves on more than one subsidiary board other than Messrs. Getz, Heitmann and Rademacher. See the description above under “Election of Directors” for additional biographical information.

Directors Deferred Fee and Stock Plan

The Directors Deferred Fee and Stock Plan (the “Director Plan”) is a program that allows non-employee Directors to receive their Director fees in either cash or common stock. This option does not apply to the retainer fee, which has been paid in common stock since January 2005. Under the Director Plan, Directors may also choose to defer the receipt of their Director fees. Each of these options is described in greater detail below.

Fees Paid in Stock.  As noted above, the retainer fee will be paid in shares of the Company’s common stock. A Director may also elect to receive any other fees in shares of the Company’s common stock. The number of shares of common stock to be issued will be determined by dividing the fees earned during a calendar quarter by the fair market value (as defined in the Director Plan) of the common stock on the last trading day of the preceding quarter. The shares of common stock to be paid will be issued once a year before January 15th or more frequently if so determined by the administrator. Once issued, the shares will be entitled to full dividend and voting rights. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the common stock, corresponding adjustments will be made to common stock received by a Director.

Deferral of Common Stock.  If a Director elects to defer receipt of shares of common stock, the Company will maintain on its books deferred stock units (“Units”) representing an obligation to issue shares of common stock to the Director. The number of Units credited will be equal to the number of shares that would have been issued but for the deferral election. Additional Units will be credited at the time dividends are paid on the common stock. The number of additional Units to be credited each quarter will be computed by dividing the amount of the dividends that would have been received if the Units were outstanding shares by the fair market value of the common stock on the last trading day of the preceding quarter. Because Units represent a right to receive common stock in the future, and not actual shares, there are no voting rights associated with them. In the event of an adjustment in the Company’s capitalization or a merger or other transaction that results in a conversion of the common stock, corresponding adjustments will be made to the Units. The Director will be a general unsecured creditor of the Company for purposes of the common stock to be paid in the future. The shares of common stock represented by the Units will be issued before January 15th of the year following the date specified by the director in his or her deferral election, which may be either the date on which he or she ceases to be a director of the Company, or the 1st, 2nd, 3rd, 4th or 5th anniversary of such date. A director may elect to change the date on which the common stock represented by the Units will be issued, but such election will not be effective for 12 months and must specify a date that is at least five years after the date on which the original issuance would have been made.

Deferral of Cash.  If a Director elects to defer receipt of Directors’ fees in cash, the Company will maintain on its books a deferred compensation account representing an obligation to pay the Director cash in the future. The amount of the Director’s fees will be credited to this account as of the date such fees otherwise would be payable to the Director. All amounts credited to a Director’s deferred compensation account will accrue interest based on the 91-day Treasury Bill discount rate, adjusted quarterly, until paid. Accrued interest will be credited at the end of each calendar quarter. No funds will actually be set aside for payment to the Director and the Director will be a general unsecured creditor of the Company for purposes of the amount in his deferred compensation account. The amount in the deferred compensation account will be paid to the director before January 15th of the year following the date specified by the director in his or her deferral election, which may be either the date on which he or she ceases to be a director of the Company, or the 1st, 2nd, 3rd, 4th or 5th anniversary of such date. A director may elect to change the date on which the amount in the deferred compensation account will be paid, but such election will not be effective for 12 months and must specify a date that is at least five years after the date on which the original payment would have been made.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee Directors for the fiscal year ended December 31, 2008.

				(e)
				Change
				in Pension
				Value and
	(b)			Nonqualified
	Fees	(c)	(d)	Deferred	(f)
	Earned or	Stock	Option	Compensation	All Other	(g)
(a)	Paid in Cash	Awards	Awards	Earnings	Compensation	Total
Name	($)(1)	($)(2)	($)	($)	($)(3)	($)

Allan E. Bulley, Jr.	—	65,250	—	—	16,200	81,450
Peter D. Crist	—	114,500	—	—	9,916	124,416
Bruce K. Crowther	—	63,550	—	—	11,483	75,033
Joseph F. Damico	—	88,250	—	—	—	88,250
Bert A. Getz, Jr.	—	76,350	—	—	17,813	94,163
H. Patrick Hackett, Jr.(4)	24,900	17,500	—	—	13,750	56,150
Scott K. Heitmann(4)	—	39,900	—	—	19,500	59,400
Charles H. James III(5)	34,000	27,500	—	—	—	61,500
John S. Lillard(6)	—	55,367	—	—	17,595	72,962
James B. McCarthy(7)	—	7,450	—	—	4,019	11,469
Albin F. Moschner	—	84,033	—	—	1,392	85,425
Thomas J. Neis	—	66,350	—	—	10,352	76,702
Hollis W. Rademacher	78,150	30,000	—	—	121,775	229,925
John J. Schornack(6)	27,483	12,500	—	—	10,650	50,633
Ingrid S. Stafford	44,950	41,667	—	—	23,188	109,805

(1)	Includes fees paid in cash, both paid out and deferred, for services as Directors of the Company.

(2)	Includes fees paid in stock, both distributed and deferred, for services as Directors of the Company.

(3)	Includes fees paid in cash and stock, both paid out and deferred, for services as directors of the Company’s subsidiaries. Also includes interest earned on fees deferred in accordance with “Deferral of Cash” option described above and dividends earned on fees deferred in accordance with “Deferral of Common Stock” option described above. Total director fees paid to Mr. Rademacher for his services as a director of Company subsidiaries during 2008 were $121,775.

(4)	Messrs. Hackett and Heitmann were initially elected as Directors at the 2008 Annual Meeting of Shareholders.

(5)	Mr. James was appointed to the Board on January 24, 2008.

(6)	Messrs. Lillard and Schornack served as Directors until the 2008 Annual Meeting of Shareholders on May 22, 2008.

(7)	Mr. McCarthy served as a Director until January 24, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT

The following table sets forth the beneficial ownership of the common stock as of the Record Date, with respect to (i) each Director and each Named Executive Officer (as defined herein) of the Company; (ii) all Directors and executive officers of the Company as a group and (iii) significant shareholders known to the Company that own in excess of 5% of the common stock.

				Options &
	Amount of			Warrants	Total
	Common Shares	Restricted		Exercisable	Amount of	Total
	Beneficially	Stock		Within	Beneficial	Percentage
	Owned (1)	Units (1)		60 Days (1)	Ownership (1)	Ownership (1)

Directors
Allan E. Bulley, Jr.(2)(11)	61,176	—		—	61,176	*
Peter D. Crist	59,655	—		—	59,655	*
Bruce K. Crowther	10,187	—		—	10,187	*
Joseph F. Damico	7,718	—		—	7,718	*
Bert A. Getz, Jr.	16,330	—		—	16,330	*
H. Patrick Hackett, Jr.	21,004	—		—	21,004	*
Scott K. Heitmann	10,116	—		—	10,116	*
Charles H. James III	1,298	—		—	1,298	*
Albin F. Moschner(3)	33,736	—		—	33,736	*
Thomas J. Neis	11,115	—		—	11,115	*
Hollis W. Rademacher	91,415	—		—	91,415	*
Ingrid S. Stafford	11,484	—		—	11,484	*
Edward J. Wehmer(4)**	170,372	60,000	(9)	253,800	484,172	2.00%
Director Nominee Not Currently Serving
Christopher J. Perry	35,750	—		—	35,750	*
Other Named Executive Officers
David A. Dykstra	97,791	42,000	(9)	101,600	241,391	1.00%
Richard B. Murphy	25,003	21,000	(10)	58,099	104,102	*
David L. Stoehr	5,776	333	(9)	23,750	29,859	*
John S. Fleshood	4,417	—		12,000	16,417	*
Total Existing Directors & Executive Officers (22 persons)	734,347	136,465		581,761	1,452,573	5.90%
Total Continuing Directors, Nominees & Executive Officers (22 persons)	708,921	136,465		581,761	1,427,147	5.79%
Other Significant Shareholders
FMR LLC(5)	2,313,472	—		—	2,313,472	9.75%
Dimensional Fund Advisors LP(6)	1,741,078	—		—	1,741,078	7.34%
T. Rowe Price Associates, Inc.(7)	1,657,800	—		—	1,657,800	6.90%
Barclays Global Investors, NA(8)	1,569,536	—		—	1,569,536	6.61%

*	Less than 1%

**	Mr. Wehmer is also an executive officer.

(1)	Beneficial ownership and percentages are calculated in accordance with Securities and Exchange Commission (“SEC”) Rule 13d-3 promulgated under the Securities Exchange Act of 1934.

(2)	Mr. Bulley is not standing for re-election as a Director at the Annual Meeting, in accordance with the Company’s policy that a director retire at the Annual Meeting following his or her 76th birthday.

(3)	All of the shares beneficially owned by Mr. Moschner are pledged as security to a financial institution.

(4)	Of the shares beneficially owned by Mr. Wehmer, 60,000 are pledged as security to a financial institution.

(5)	Based on information obtained from Schedule 13G/A filed by FMR LLC with the SEC on February 17, 2009. According to this report, FMR LLC’s business address is 82 Devonshire Street, Boston, Massachusetts 02109.

(6)	Based on information obtained from Schedule 13G/A filed by Dimensional Fund Advisors LP with the SEC on February 9, 2009. According to this report, Dimensional Fund Advisors LP’s business address is Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746.

(7)	Based on information obtained from Schedule 13G/A filed by T. Rowe Price Associates, Inc. with the SEC on February 12, 2009. According to this report, T. Rowe Price Associates, Inc.’s business address is 100 E. Pratt Street, Baltimore, Maryland 21202.

(8)	Based on information obtained from Schedule 13G filed by Barclays Global Investors, NA with the SEC on February 5, 2009. According to this report, Barclays Global Investors, NA’s business address is 400 Howard Street, San Francisco, California 94105.

(9)	Shares vest at various dates in 2010, and are subject to forfeiture until such time as they vest.

(10)	Shares vest at various dates between 2009 and 2012, and are subject to forfeiture until such time as they vest.

(11)	Mr. Bulley disclaims beneficial ownership of 75 shares which are held in trust for two of his granddaughters.

RELATED PARTY TRANSACTIONS

We or one or our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of our common stock, immediate family members of these persons and entities in which one of these persons has a direct or indirect material interest. We refer to transactions with these related persons as “related party transactions.” The Audit Committee is responsible for the review and approval of each related party transaction exceeding $120,000. The Audit Committee considers all relevant factors when determining whether to approve a related party transaction including, without limitation, whether the terms of the proposed transaction are at least as favorable to us as those that might be achieved with an unaffiliated third party. Among other relevant factors, the Audit Committee considers the following:

•	the size of the transaction and the amount of consideration payable to a related person;

•	the nature of the interest of the applicable executive officer, director or 5% shareholder in the transaction;

•	whether the transaction may involve a conflict of interest;

•	whether the transaction involves the provision of goods or services to us that are available from unaffiliated third parties; and

•	whether the proposed transaction is on terms and made under circumstances that are at least as favorable to us as would be available in comparable transactions with or involving unaffiliated third parties.

One of our director nominees, Christopher J. Perry, is a partner of CIVC Partners LLC, whose affiliate purchased all 50,000 shares of our 8.00% Non-Cumulative Perpetual Convertible Preferred Stock, Series A, or the series A preferred, for $50 million in August 2008. Shares of the series A preferred are convertible into shares of our common stock at $26.52 per share of common stock, subject to adjustment, and would represent 7.3% of our outstanding common stock if converted on March 31, 2009.

Some of the executive officers and directors of the Company are, and have been during the preceding year, customers of the Company’s banking subsidiaries (the “Banks”), and some of the officers and directors of the Company are direct or indirect owners of 10% or more of the stock of corporations which are, or have been in the past, customers of the Banks. As such customers, they have had transactions in the ordinary course of business of the Banks, including borrowings, all of which transactions are or were on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management of the Company, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features. At December 31, 2008, the Banks had $9.1 million in loans outstanding to certain directors and executive officers of the Company and certain executive officers of the Banks, which amount represented 0.9% of total shareholders’ equity and 0.1% of the Company’s total loans outstanding as of that date.

The policies and procedures relating to the Audit Committee approval of related party transactions are available in the Audit Committee Charter, which is available on our website, www.wintrust.com. All related party transactions are approved by the Audit Committee pursuant to these policies and procedures.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires the Company’s Directors and executive officers and any person who owns greater than 10% of the Company’s common stock to file reports of holdings and transactions in the Company’s common stock with the SEC. Currently, no person owns in excess of 10% of the Company’s common stock.

Based solely on a review of the Section 16(a) reports furnished to us with respect to 2008 and written representations from our executive officers and Directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and Directors during 2008 were satisfied, except that the Company inadvertently was late in the filing of a Form 3 and Form 4 for Mr. James and a Form 3 for Mr. Heitmann.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors of the Company oversees the Company’s financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the systems of internal controls.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company set forth in the Company’s 2008 Annual Report to Shareholders and the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 with management of the Company. The Audit Committee also discussed with Ernst & Young LLP, independent registered public accounting firm for the Company, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended.

The Audit Committee has received the written communication from Ernst & Young LLP required by Independence Standards Board Standard No. 1, has considered the compatibility of non-audit services with the auditors’ independence, and has discussed with Ernst & Young LLP their independence from the Company.

In reliance on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

INGRID S. STAFFORD (Chair)	SCOTT K. HEITMANN
ALLEN E. BULLEY, JR.	CHARLES H. JAMES III
BERT A. GETZ, JR.	ALBIN F. MOSCHNER

PROPOSAL NO. 5 — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as auditors for the Company and its subsidiaries for fiscal year 2009. The Board of Directors and the Audit Committee recommend that shareholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company and its subsidiaries. If shareholders do not ratify the appointment, the Audit Committee will reconsider its selection. Ernst & Young LLP has served as independent registered public accounting firm for the Company since 1999. One or more representatives of Ernst & Young LLP will be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to respond to questions from shareholders.

Required Vote

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009 requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.

THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR 2009.

AUDIT AND NON-AUDIT FEES PAID

The Company’s independent auditors for the fiscal year ended December 31, 2008 were Ernst & Young LLP. The Company’s Audit Committee has appointed Ernst & Young LLP as the Company’s independent auditors for 2009. Under its charter, the Audit Committee is solely responsible for reviewing the qualifications of the Company’s independent auditors and selecting the independent auditors for the current fiscal year.

The following is a description of the fees billed to the Company by Ernst & Young LLP for the years ended December 31, 2008 and December 31, 2007:

Audit Fees:  Audit fees include fees billed by Ernst & Young LLP for the review and audit of the Company’s annual financial statements and review of financial statements included in the Company’s quarterly reports filed with the SEC, as well as services normally provided by an independent auditor in connection with statutory and regulatory filings or engagements. Aggregate fees for audit services were $916,309 in 2008 and $858,392 in 2007.

Audit-Related Fees:  Audit-related fees include fees for assurance and related services that are reasonably related to the performance of the audit or review of the financial statements. Aggregate fees for audit-related services were $86,500 in 2008 and $55,500 in 2007.

Tax Fees:  Tax fees include fees for tax compliance, tax return preparation advice and tax planning services. Aggregate fees for tax services were $83,550 in 2008 and $180,623 in 2007.

All Other Fees:  This category comprises all fees billed by Ernst & Young LLP to the Company not included in the previous three categories. Aggregate fees for other services were $2,880 in 2008 and $2,500 in 2007.

The Audit Committee pre-approves all services, including both audit and non-audit services, provided by the Company’s independent auditor. For audit services, the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year and the fees to be charged, which must be formally accepted by the Audit Committee before the audit commences.

Management also submits to the Audit Committee a list of non-audit services that it recommends the independent auditor be engaged to provide and an estimate of the fees to be paid for each. The Audit Committee considers whether the provision of non-audit services by the Company’s independent auditor is compatible with maintaining the auditor’s independence. The Audit Committee must approve the list of non-audit services and the estimated fees for each such service before the commencement of the work.

To ensure prompt handling of unexpected matters, the Audit Committee has delegated the authority to amend and modify the list of approved permissible non-audit services and fees to the Audit Committee Chair. If the Chair exercises this delegation of authority, she reports the action taken to the Audit Committee at its next regular meeting.

All audit and permissible non-audit services provided by Ernst & Young LLP to the Company for 2008 were pre-approved by the Audit Committee in accordance with these procedures.

SHAREHOLDER PROPOSALS

Shareholders’ proposals intended to be presented at the Company’s 2010 Annual Meeting of Shareholders must be received in writing by the Secretary of the Company no later than December [  ], 2009 in order to be considered for inclusion in the proxy material for that meeting. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act. Furthermore, in order for any shareholder to properly propose any business for consideration at the 2010 Annual Meeting, including the nomination of any person for election as a Director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the shareholder’s intention to make such proposal must be furnished to the Company in accordance with the By-laws. Under the existing provisions of the By-laws, if the 2010 Annual Meeting is held on May 27, 2010, the deadline for such notice is March 28, 2010.

OTHER BUSINESS

The Company is unaware of any other matter to be acted upon at the Annual Meeting for shareholder vote. In case of any matter properly coming before the Annual Meeting for shareholder vote, unless discretionary authority has been denied the proxy holders named in the proxy accompanying this statement shall vote them in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

David A. Dykstra
Secretary

Appendix A

WINTRUST FINANCIAL CORPORATION
EMPLOYEE STOCK PURCHASE PLAN

1.	Purpose

The purpose of the Wintrust Financial Corporation Employee Stock Purchase Plan is to encourage employee stock ownership, thereby enhancing employee commitment to Wintrust Financial Corporation (“Wintrust” or the “Corporation”) and providing an opportunity to share in the Corporation’s success. The Plan is amended and restated effective as of the date provided in Paragraph 21 hereof, as set forth herein.

2.	Definitions

(a) “Bank” means any banking subsidiary of the Corporation designated by the Committee with respect to any offering.

(b) “Board” means the Board of Directors of the Corporation.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means the Compensation Committee of the Board or any other committee designated by the Board to administer this Plan.

(e) “Common Stock” means of Common Stock, no par value, of the Corporation.

(f) “Considered Compensation” means compensation as defined by the Committee in accordance with Section 423 of the Code and applicable regulations, including total compensation or base compensation for any pay period during or at the beginning of, an Offering Period.

(g) “Fair Market Value” means the closing price as recorded by the NASDAQ National Market on the relevant valuation date or if no closing price has been recorded on such date, on the next preceding day on which such a closing price was recorded; provided, however, the Committee may specify some other definition of Fair Market Value.

(h) “Maximum Share Limit” means 331,680 shares of Common Stock.

(i) “Offering Period” means the term of any offering under the Plan as determined by the Committee which shall be at least three months in duration, but no more than 26 months in duration.

(j) “Participating Subsidiary” means any subsidiary or affiliate corporation of Wintrust designated by the Committee if on the first date of the Offering Period, Wintrust or a subsidiary or affiliate of Wintrust, individually or collectively, owns 50% or more of the total combined voting power of all classes of stock of such corporation.

(k) “Plan” means this Wintrust Financial Corporation Employee Stock Purchase Plan.

(l) “Purchase Date” means the last day of an Offering Period or any other day or days the Committee may prescribe under Paragraph 8(c)(ii).

(m) “Purchase Savings Account” means that portion of an aggregate account established with the Bank on behalf all participating employees that is attributable to a particular participating employee.

(n) “Wintrust” or “Corporation” means Wintrust Financial Corporation, an Illinois corporation.

The masculine pronoun wherever used herein is deemed to include the feminine, and the singular shall be deemed to include the plural whenever the context requires.

3.	Administration

The Plan shall be administered by the Committee. The Committee, by majority action thereof (whether taken during a meeting or by written consent), is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Corporation, and to make all other determinations necessary or advisable for the administration of the Plan. To the extent deemed necessary or advisable for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended, any member of the Committee who is not a “non-employee director” under such Rule may abstain or recuse himself from any action of the Committee, in which case a majority action of the remaining members shall constitute a majority action of the Committee.

The Committee may employ such agents, attorneys, accountants or any other persons and delegate to them such powers, rights and duties, as the Committee may consider necessary to properly carry out the administration of the Plan. The interpretation and construction by the Committee of any provisions of the Plan and the terms and conditions of an offering including employee participation thereunder and any determination by the Committee pursuant to any provision of the Plan shall be final and conclusive.

4.	Offerings Under the Plan

The Committee shall determine whether Wintrust shall make an offering to all of the then eligible employees, provided, however, that it shall be under no obligation to do so. In the event of an offering under the Plan, an offering prospectus, or such other document as may then be required under applicable law, shall be prepared which outlines the specific terms and conditions of such offering.

5.	Eligibility

All employees of Wintrust or of any Participating Subsidiary shall be eligible to participate in an offering under the Plan except that the Committee may, with respect to any offering, exclude from eligibility (i) any employee who normally works less than 20 (or such lesser number determined by the Committee) hours a week, (ii) any employee who normally works less than five (or such lesser number determined by the Committee) months a year, (iii) any employee who, on the first date of the applicable Offering Period, has not been employed by Wintrust or a Participating Subsidiary for at least 24 (or such lesser number determined by the Committee) months immediately prior thereto and (iv) any employee who is a highly compensated employee (as defined in Section 414(q) of the Code). In the case of an employee of a Participating Subsidiary who became employed as a result of the acquisition by Wintrust or a Participating Subsidiary of all or part of the assets or stock of such employee’s previous employer, the employee’s employment date will be considered to be the date he was employed by his previous employer solely for the purpose of applying provision (iii) above, unless otherwise determined by the Committee.

6.	Stock

The shares of Common Stock offered hereunder may be treasury shares, authorized and unissued shares, shares purchased in the open market (on an exchange or in negotiated transactions) or any combination thereof. Subject to adjustment in accordance with the provisions of Paragraph 8(f), the total number of shares of Common Stock which may be offered shall not exceed the Maximum Share Limit. If at any time participating employees elect to purchase more than the Maximum Share Limit, then the number of shares of Common Stock which may be purchased by each participating employee shall be reduced pro rata.

In the event that an employee’s participation under the Plan for any reason ends or is terminated and the shares which are subject to option are not purchased, such unpurchased shares of Common Stock shall again be available for offering under the Plan.

7.	Number of Shares Which an Employee May Purchase

Wintrust may grant to each participating employee, on a nondiscriminatory basis, an option to purchase such number of shares of Common Stock with respect to a given offering as shall have an aggregate purchase price not in excess of the lesser of (i) 20 percent of such employee’s Considered Compensation determined on the first date of the Offering Period or (ii) $50,000 or (iii) such lesser amount as the Committee may determine.

Alternatively, Wintrust may grant to each participating employee, on a nondiscriminatory basis, an option to purchase a fixed or maximum number of shares of Common Stock provided that the aggregate purchase price must comply with limitations set forth in the preceding sentence.

Notwithstanding the foregoing provisions of this Plan, no employee may participate in an offering under the Plan (i) if such participation would permit the employee to purchase shares of Common Stock under all the employee stock purchase plans of Wintrust and its Participating Subsidiaries qualified under Section 423 of the Code at a rate which exceeds $25,000 in fair market value of such shares for each calendar year in which such employee participates in the Plan (determined on the first date of the Offering Period), or (ii) if such employee, immediately after his participation commences, owns stock possessing five percent or more of the total combined voting power or value of all classes of stock of Wintrust or any Participating Subsidiary. For such purpose, the rules of Section 424(d) of the Code, as amended, shall apply in determining the stock ownership of an employee, and stock which the employee may purchase pursuant to his participation in the Plan and under all other plans or options of Wintrust or any Participating Subsidiary shall be treated as stock owned by the employee.

8.	Terms and Conditions of Participation in an Offering Under the Plan

An eligible employee’s participation in an offering under this Plan shall comply with and be subject to the following:

(a) Purchase Price.  The purchase price per share of Common Stock shall be determined by the Committee at the outset of the offering; provided, however, the purchase price may not be lower than the lesser of 85 percent of the Fair Market Value of the shares of Common Stock on the first date of the Offering Period or 85 percent of the Fair Market Value of the shares of Common Stock on the Purchase Date.

(b) Purchase Savings Account.  A participating employee shall authorize the withholding from his compensation, throughout the Offering Period, of a dollar amount or percent of salary per pay period, the maximum of which is subject to the limits of Paragraph 7 or other lesser limitations set by the Committee. Withheld amounts will be credited to the employee’s Purchase Savings Account. The employee shall not be entitled to make any other deposits to his Purchase Savings Account, unless the Committee so determines, and then, only to the extent permitted by the Committee and subject to the applicable limitations contained in Paragraph 7 hereof. No interest shall accrue at any time for any amount credited to a Purchase Savings Account.

After the employee’s withholding election has been received and approved by Wintrust, the employee shall not be entitled change such election during the Offering Period unless the Committee so determines, and then, only to the extent permitted by the Committee and subject to the applicable limitations contained in Paragraph 7 hereof.

Notwithstanding the foregoing, the employee may withdraw funds accumulated in his Purchase Savings Account at any time, except as the Committee may otherwise provide. The Bank reserves the right, as a condition of any Purchase Savings Account, to demand and receive thirty days’ notice, in writing, as a condition of the withdrawal of any sum or sums whenever such requirement may be deemed advisable by the Bank, in its discretion.

(c) Purchase of Shares.

(i) Subject to earlier purchase pursuant to Paragraphs 8(c)(ii), 8(e) and 8(g) hereof, each employee shall specify on or before the Purchase Date whether he desires to purchase all, a portion or none of the shares of Common Stock which he is entitled to purchase as a result of his participation in the offering. Except as set forth in the next paragraph, if the employee fails to deliver the notification referred to in this paragraph, such failure shall be deemed an election by the employee to exercise his right to purchase on the Purchase Date all of the shares of Common Stock which he is entitled to purchase.

On the Purchase Date, the Bank shall cause the funds then credited to the employee’s Purchase Savings Account to be applied to the purchase price of the shares of Common Stock the employee elected to purchase. Any funds remaining in the Purchase Savings Account after such purchase will be paid to the employee and the Purchase Savings Account will be closed unless the Committee determines, in its discretion, to allow such amounts to remain in the Purchase Savings Account for purposes of the subsequent Offering Period. However, except as may otherwise be provided by the Committee under Paragraph 8(c)(ii), if the Fair Market Value of one share of Common Stock on the Purchase Date is less than the purchase price for one share of Common Stock, Wintrust shall cause the funds then credited to his Purchase Savings Account to be paid to the employee and the Purchase Savings Account to be closed.

(ii) The Committee may determine that Wintrust shall make an offering which shall have more than one Purchase Date and, in such case, the Committee shall establish the dates (each a “Purchase Date”) on which purchases of shares of Common Stock can or will be made by participating employees during an Offering Period. The Committee shall set the terms, conditions and other procedures necessary for the proper administration of such Offering.

(d) Termination of Participation by Employee.  An employee who participates in an offering may at any time on or before the expiration of the Offering Period terminate participation by written notice of such termination on a form prescribed by the Committee and delivered to Wintrust. As soon as practicable thereafter, all funds then credited to his Purchase Savings Account will be paid to the employee and his Purchase Savings Account will be closed.

(e) Termination of Employment.  In the event that a participating employee’s employment with Wintrust and/or a Participating Subsidiary terminates during the term of an Offering Period, his participation under the Plan shall terminate immediately and within a reasonable time thereafter all funds then credited to his Purchase Savings Account will be paid to the employee. However, if any termination of employment is for reasons of death, total and permanent disability, or retirement (as determined by the Committee), then, as of the earlier of (i) the end of the three month period commencing on the date of his death, total and permanent disability, or retirement and (ii) the last day of the Offering Period, the employee (or his estate, personal representative, or beneficiary) shall have the right to elect to purchase all or fewer than all of the shares of Common Stock which he is entitled to purchase or to receive the proceeds of his Purchase Savings Account in cash.

(f) Recapitalization.  The aggregate number of shares of Common Stock which may be offered under the Plan, the number of shares of Common Stock which each employee is entitled to purchase as a result of his participation in an offering and the purchase price per share for each such offering shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend, or other increase or decrease in such shares of Common Stock, effected without receipt of consideration by Wintrust; provided, however, that any fractional shares of Common Stock resulting from any such adjustment shall be eliminated.

Subject to any required action by stockholders, if Wintrust shall be the surviving or resulting corporation in any merger or consolidation, excluding for this purpose a merger or consolidation which, or the approval of which by the stockholders of Wintrust, constitutes a Change of Control (and, thus, the consequences of which are otherwise provided for in Paragraph 8(g) hereof), any employee’s rights to purchase stock pursuant to participation in an offering hereunder shall pertain to and apply to the shares of stock to which a holder of the number of shares of Common Stock subject to such rights would have been entitled; but a dissolution or liquidation of Wintrust or a merger or consolidation in which Wintrust is not the surviving or resulting corporation, excluding for this purpose a merger or consolidation which, or the approval of which by the stockholders of Wintrust, constitutes a Change of Control (and, thus, the consequences of which are otherwise provided for in Paragraph 8(g) hereof), shall cause all participation in any offering made under the Plan which is then in effect to terminate, except that the surviving or resulting corporation may, in its absolute and uncontrolled discretion, tender an offer to purchase its shares on terms and conditions both as to the number of shares and otherwise, which will substantially preserve the rights and benefits of employees participating in an offering then in effect under the Plan.

In the event of a change in Common Stock which is limited to a change in the designation thereof to “Capital Stock” or other similar designation, or to a change in par value thereof, or from par value to no par value, without increase in the number of issued shares, the shares resulting from any such change shall be deemed to be Common Stock within the meaning of the Plan.

(g) Change of Control.  Anything in the Plan to the contrary notwithstanding, the date on which a “Change of Control” (as defined below) occurs shall be considered to be a Purchase Date with respect to all Offering Periods under the Plan and each employee who is a participant in the Plan shall thereupon have the right to purchase all or fewer than all of the shares of Common Stock which he is entitled to purchase as a result of his participation in the offering with the funds then credited to his Purchase Savings Account or to be promptly paid in cash all funds credited to his Purchase Savings Account. For this purpose, a “Change of Control”  shall mean:

(i) The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Corporation or any of its subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of all or substantially all directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Corporation immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, as the case may be; or

(ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) The consummation of a reorganization, merger or consolidation of the Corporation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Corporation or of the sale or other disposition of all or substantially all of the assets of the Corporation.

(h) Assignability.  No Purchase Savings Account, or option to purchase shares of, Common Stock hereunder shall be assignable, by pledge or otherwise, or transferable except by will or by the laws of descent and distribution; and no right of any employee to purchase stock pursuant to an offering made hereunder shall be subject to any obligation or liability of such employee or have a lien imposed upon it. During the lifetime of an employee, the shares of Common Stock which he is entitled to purchase under the Plan may be purchased only by the employee.

(i) Restrictions on Transferability.  If, at the time of the purchase of shares of Common Stock under the Plan, in the opinion of counsel for Wintrust, it is necessary or desirable, in order to comply with any applicable laws or regulations relating to the purchase or sale of securities, that the employee purchasing such shares shall agree not to purchase or dispose of such shares otherwise than in compliance with the Securities Act of 1933 or the Exchange Act, as amended, and the rules and regulations promulgated thereunder, the employee will, upon the request of Wintrust, execute and deliver to Wintrust an agreement to such effect.

(j) Rights as Stockholder.  An employee who is a participant hereunder shall have no rights as a stockholder with respect to shares of Common Stock which he is entitled to purchase under the Plan until the date of the issuance of the shares of Common Stock to the employee.

(k) Miscellaneous.  The terms and conditions of participation under the Plan may include such other provisions as the Board shall deem advisable, including without limitation, provisions which may require participants to notify Wintrust promptly in writing if such participant disposes of stock acquired hereunder prior to the expiration of applicable holding periods under Section 423 of the Code.

9.	Conformance With Tax and Securities Laws

The Plan and all offerings under the Plan are intended to comply in all aspects with Section 423 of the Code (or its successor section) and Rule 16b-3 promulgated under the Exchange Act, as amended from time to time. Should any of the terms of the Plan or offerings be found not to be in conformity with the terms of Section 423 or Rule 16b-3, such terms shall be invalid and shall be omitted from the Plan or the offering but the remaining terms of the Plan shall not be affected. However, to the extent permitted by law, any provisions which could be deemed invalid and omitted shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Rule 16b-3) so as to foster the intent of this Plan.

10.	Amendments

The Board may alter, amend, suspend or discontinue the Plan or at any time prior to a Change of Control (as defined in Paragraph 8(g)) alter or amend any and all terms of participation in an offering made thereunder.

11.	Application of Funds

The proceeds received by Wintrust from the sale of Common Stock under the Plan, except as otherwise provided herein, will be used for general corporate purposes.

12.	No Obligation to Purchase Shares

Participation under the Plan shall impose no obligation upon the employee to purchase any shares of Common Stock which are the subject of his participation.

13.	Withholding

Any amounts to be paid or shares of Common Stock to be delivered by Wintrust under the Plan shall be reduced to the extent permitted or required under applicable law by any sums required to be withheld by Wintrust or any Participating Subsidiary.

14.	Governing Law

Except where such laws may be superseded by Federal Law, this Plan and the terms and conditions of participation in the Plan, shall be construed in accordance with and governed by the laws of the State of Illinois; provided, however, in the event the Corporation’s state of incorporation shall be changed, then the law of such new state of incorporation shall govern.

15.	Regulatory Authorities

Each and every obligation and undertaking of Wintrust hereunder is subject to the proviso that if at any time the Board determines that the listing, registration or qualification of the shares covered hereby or by an option issued hereunder upon any securities exchange or under any state or federal law, or the consent or approval of any governmental agency or regulatory body, is necessary or desirable as a condition to or in connection with the grant or exercise of any option hereunder, such grant or exercise shall be deemed to be without effect hereunder until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

16.	Designation of Beneficiary

Each employee may designate any person or entity as such employee’s beneficiary who shall, in the event of the employee’s death, receive shares of Common Stock under the Plan or the funds in the employee’s Purchase

Savings Account. Each designation of a beneficiary by an employee will revoke all previous designations under the Plan made by that employee and will be effective only when filed in writing with Wintrust in accordance with procedures established by the Committee during the employee’s lifetime. If any employee fails to designate a beneficiary in the manner provided above, or if the beneficiary designated by an employee dies before the employee or before issuance of all shares of Common Stock due to the employee under the Plan is completed, the Board or the Committee shall distribute the employee’s shares to the legal representative or representatives of the estate of the later to die of the employee or the employee’s designated beneficiary.

17.	Indemnification

Any person who is or was a director, officer, or employee of Wintrust or a Participating Subsidiary and each member of the Committee shall be indemnified and saved harmless by Wintrust to the extent legally permissible from and against any and all liability or claim of liability to which such person may be subjected by reason of any act done or omitted to be done in good faith with respect to the administration of the Plan, including all expenses reasonably incurred in his defense in the event that Wintrust fails to provide such defense.

18.	Rights to Employment

Participation under the Plan shall not confer upon any employee any right with respect to continued employment by Wintrust or a Participating Subsidiary.

19.	Expenses

All expenses of administering the Plan shall be borne by Wintrust.

20.	Facility of Payment

Whenever the Committee considers that an employee or a beneficiary entitled to shares of Common Stock or proceeds under the Plan is under a legal disability or is incapacitated in any way so as to be unable to manage his financial affairs, the Committee may direct that such shares of Common Stock or proceeds be issued directly to such employee or beneficiary, to the legal guardian or conservator of such employee or beneficiary, to a relative of such employee or beneficiary to be expended by such relative for the benefit of such employee or beneficiary, to a custodian for such beneficiary under a Uniform Transfers or Gifts to Minors Act or comparable statute of any state, or expended for the benefit of such employee or beneficiary, as the Committee considers advisable.

21.	Effective Date

This Plan, as amended and restated as set forth herein, is effective April 6, 2009, subject to approval by the shareholders of the Corporation at the 2009 annual meeting of the Corporation.

Appendix B

WINTRUST FINANCIAL CORPORATION
2007 STOCK INCENTIVE PLAN

1. Purpose; Effect on Predecessor Plan.  The purpose of the Wintrust Financial Corporation 2007 Stock Incentive Plan is to benefit the Corporation and its Subsidiaries by enabling the Corporation to offer certain present and future officers, employees, directors and consultants stock-based incentives and other equity interests in the Corporation, thereby providing them a stake in the growth of the Corporation and encouraging them to continue in the service of the Corporation and its Subsidiaries.

This Plan replaces the Predecessor Plan. As of the Effective Date, no further awards shall be granted under the Predecessor Plan. The Plan is amended and restated, as set forth herein, effective as of the Restatement Date; provided, however, that if the Plan, as amended and restated, is not approved by the shareholders of the Corporation, the Plan shall remain in effect in accordance with its terms as previously amended and restated as of October 22, 2007.

2.	Definitions.

(a) “Award” includes, without limitation, stock options (including incentive stock options under Section 422 of the Code), stock appreciation rights, performance share or unit awards, stock awards, restricted share or unit awards, or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Corporation’s Common Stock (“Other Incentive Awards”), all on a stand alone, combination or tandem basis, as described in or granted under this Plan.

(b) “Award Agreement” means a writing provided by the Corporation to each Participant setting forth the terms and conditions of each Award made under this Plan.

(c) “Board” means the Board of Directors of the Corporation.

(d) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(e) “Committee” means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan and which also shall be entirely comprised of independent directors meeting the disinterested administration requirements of Rule 16b-3 under the Securities Exchange Act of 1934 and the “outside director” requirement of Section 162(m) of the Code.

(f) “Common Stock” means the Common Stock, no par value, of the Corporation.

(g) “Corporation” means Wintrust Financial Corporation, an Illinois corporation.

(h) “Director” means a director of the Corporation or a Subsidiary.

(i) “Effective Date” means January 9, 2007, the date of the approval of the Plan by the shareholders of the Corporation.

(j) “Employee” means an employee of the Corporation or a Subsidiary.

(k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(l) “Fair Market Value” means the average of the highest and the lowest quoted selling prices on the Nasdaq National Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such selling prices were recorded; provided, however, that, the Committee may modify the definition of Fair Market Value to mean the closing selling price on the Nasdaq National Market on the relevant valuation date or, if there were no sales on the valuation date, on the next preceding date on which such closing selling prices were recorded.

(m) “Participant” means an Employee, Director or a consultant who has been granted an Award under the Plan.

(n) “Plan” means this Wintrust Financial Corporation 2007 Stock Incentive Plan.

(o) “Plan Year” means a twelve-month period beginning with January 1 of each year.

(p) “Predecessor Plan” means the Wintrust Financial Corporation 1997 Stock Incentive Plan, which incorporated the Crabtree Capital Corporation 1987 Stock Option Plan, The Credit Life Companies, Incorporated 1987 Stock Option Plan, the Crabtree Capital Corporation 1990 Stock Purchase Plan, the First Premium Services, Incorporated 1992 Stock Option Plan, the Lake Forest Bancorp, Inc. 1991 Stock Option Plan, the Lake Forest Bancorp, Inc. 1993 Stock Option Plan, the Hinsdale Bancorp, Inc. 1993 Stock Option Plan, the North Shore Community Bancorp, Inc. 1993 Stock Rights Plan, the North Shore Community Bancorp, Inc. 1994 Stock Option Plan, the Libertyville Bancorp, Inc. 1995 Stock Option Plan and the Wolfhoya Investments, Inc. 1995 Stock Option Plan, the Advantage National Bancorp, Inc. 2002 Stock Incentive Plan, the Village Bancorp, Inc. 1998 Omnibus Stock Incentive Plan, the Town Bankshares, Ltd. 1997 Stock Incentive Plan, the Northview Financial Corporation 1993 Incentive Stock Program, the First Northwest Bancorp, Inc. 1998 Stock Option Plan, the First Northwest Bancorp, Inc. 2002 Stock Option Plan and the Hinsbrook Bancshares, Inc. 1992 Employee Stock Option Plan, as amended, each a stock option or stock purchase plan maintained by a predecessor to the Corporation.

(q) “Restatement Date” means [          ], the date of the approval of the Plan, as amended and restated, by the shareholders of the Corporation.

(r) “Subsidiary” means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of at least 50% (or 20%, if providing an Award to an Employee, Director or consultant of such Subsidiary is based upon legitimate business criteria, as defined in Section 409A of the Code and the regulations promulgated thereunder) by reason of stock ownership or otherwise.

3. Eligibility.  Any Employee, Director or consultant selected by the Committee is eligible to receive an Award. In addition, the Committee may select former Employees and Directors who have a consulting arrangement with the Corporation or a Subsidiary whom the Committee determines have a significant responsibility for the success and future growth and profitability of the Corporation.

4. Plan Administration.

(a) Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Committee shall make determinations with respect to the participation of Employees, Directors and consultants in the Plan and, except as otherwise required by law or this Plan, the terms of Awards, including vesting schedules, price, length of relevant performance, restriction or option periods, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Committee deems appropriate.

(b) No Award that contemplates exercise or conversion may be exercised or converted to any extent, and no other Award that defers vesting, shall remain outstanding and unexercised, unconverted or unvested more than seven (7) years after the date the Award was initially granted.

(c) The Committee, by majority action thereof (whether taken during a meeting or by written consent), shall have authority to interpret and construe the provisions of the Plan and the Award Agreements and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. To the extent deemed necessary or advisable for purposes of Section 16 of the Exchange Act or Section 162(m) of the Code, a member or members of the Committee may recuse himself or themselves from any action, in which case action taken by the majority of the remaining members shall constitute action by the Committee. No member of the Committee shall be liable for any action or determination made in good faith, and the members of the Committee shall be entitled to indemnification and reimbursement in the manner provided in the Corporation’s Articles of Incorporation and By-Laws, as may be amended from time to time.

(d) The Committee may designate persons other than its members to carry out its responsibilities under such conditions or limitations as it may set, other than its authority with regard to Awards granted to Participants who are officers or directors of the Corporation for purposes of Section 16 of the Exchange Act or Section 162(m) of the Code. To the extent deemed necessary or advisable, including for purposes of Section 16 of the Exchange Act, the independent members of the Board may act as the Committee hereunder.

(e) It is the intent of the Company that no Award under the Plan be subject to taxation under Section 409A(a)(1) of the Code. Accordingly, if the Committee determines that an Award granted under the Plan is subject to Section 409A of the Code, such Award shall be interpreted and administered to meet the requirements of Sections 409A(a)(2), (3) and (4) of the Code and thus to be exempt from taxation under Section 409A(a)(1) of the Code.

5. Stock Subject to the Provisions of this Plan.  The stock subject to the provisions of this Plan shall be made available from shares of authorized but unissued Common Stock, shares of authorized and issued Common Stock reacquired and held as treasury shares or otherwise, or a combination thereof. Subject to adjustment in accordance with the provisions of Section 10, the total number of shares of Common Stock which may be issued under the Plan or with respect to which all Awards may be granted shall not exceed the sum of (i) 325,000 shares plus (ii) the number of shares available under the Plan as of the Restatement Date, and the total number of such shares with respect to which Stock Awards may be granted on or after October 22, 2007 pursuant to Section 6(f) of the Plan shall not exceed 25,000 shares. For purposes of these limits, (i) each share of Common Stock with respect to a stock option or stock appreciation right (or an Award granted prior to the Restatement Date which is not a stock option or stock appreciation right) shall be counted as one share of Common Stock and (ii) each share of Common Stock with respect to an Award granted on or subsequent to the Restatement Date which is not a stock option or stock appreciation right shall be deemed to equal 1.73 shares of Common Stock. Upon:

(a) a payout of an Award in the form of cash; or

(b) a cancellation, termination, forfeiture, or lapse for any reason (with the exception of the termination of a tandem Award upon exercise of the related Award, or the termination of a related Award upon exercise of the corresponding tandem Award) of any Award or any award granted under the Predecessor Plan, then the number of shares of Common Stock underlying any such award which were not issued as a result of any of the foregoing actions shall again be available for the purposes of Awards under the Plan, and such number of shares shall be calculated in accordance with the previous sentence. Notwithstanding anything to the contrary contained herein: (A) shares tendered in payment of the exercise price of a stock or incentive option shall not be added to the aggregate plan limit described above; (B) shares withheld by the Company to satisfy the tax withholding obligation shall not be added to the aggregate plan limit described above; (C) shares that are repurchased by the Company with proceeds received from payment of the exercise price of a stock or incentive option shall not be added to the aggregate plan limit described above; and (D) all shares covered by an award made under Section 6(c) (stock appreciation rights), to the extent that it is exercised and settled in Common Stock, and whether or not shares are actually issued to the participant upon exercise of the right, shall be considered issued or transferred pursuant to the Plan.

6. Awards under this Plan.  As the Board or Committee may determine, the following types of Awards may be granted under this Plan on a stand-alone, combination or tandem basis:

(a) Stock Option.  A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine; provided that the exercise price of any option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of such Award.

(b) Incentive Stock Option.  An Award in the form of a stock option which shall comply with the requirements of Section 422 of the Code or any successor Section of the Code as it may be amended from time to time.

(c) Stock Appreciation Right.  A right to receive the excess of the Fair Market Value of a share of Common Stock on the date the stock appreciation right is exercised over the Fair Market Value of a share of Common Stock on the date the stock appreciation right was granted. The exercise price of any stock appreciation right shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of such Award.

(d) Restricted and Performance Shares.  A transfer of Common Stock to a Participant, subject to such restrictions on transfer or other incidents of ownership, or subject to specified performance standards, for such periods of time as the Committee may determine.

(e) Restricted and Performance Share Unit.  A fixed or variable share or dollar denominated unit subject to such conditions of vesting, performance and time of payment as the Committee may determine, which are valued at the Committee’s discretion in whole or in part by reference to, or otherwise based on, the Fair Market Value of Common Stock and which may be paid in Common Stock, cash or a combination of both.

(f) Stock Award.  An unrestricted transfer of ownership of Common Stock.

(g) Other Incentive Awards.  Other Incentive Awards which are related to or serve a similar function to those Awards set forth in this Section 6, including, but not limited to, Other Incentive Awards related to the establishment or acquisition by the Corporation or any Subsidiary of a new or start-up business or facility.

Notwithstanding the foregoing, the maximum number of shares of Common Stock which may be made subject to Awards granted under the Plan in any Plan Year (taking into account any stock option granted in tandem with any stock appreciation right as an Award with respect to shares subject to the stock option and any restricted and performance shares or restricted and performance units as an Award based upon the maximum number of Shares to which the Award relates) to any single Participant may not exceed 100,000. The Committee may from time to time, establish performance criteria with respect to an Award. The performance criteria or standards shall be determined by the Committee in writing and may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated and may be based on or adjusted for any other objective goals, events, or occurrences established by the Committee, provided that such criteria or standards relate to one or more of the following: earnings, earnings growth, revenues, expenses, stock price, market share, charge-offs, loan loss reserves, reductions in non-performing assets, return on assets, return on equity, or assets, investment, regulatory compliance, satisfactory internal or external audits, improvement of financial ratings, achievement of balance sheet or income statement objectives, extraordinary charges, losses from discontinued operations, restatements and accounting changes and other unplanned special charges such as restructuring expenses, acquisition expenses including goodwill, unplanned stock offerings and strategic loan loss provisions. Such performance standards may be particular to a line of business, Subsidiary or other unit or may be based on the performance of the Corporation generally.

7.	Award Agreements.

(a) Each Award under the Plan shall be evidenced by an Award Agreement. Delivery of an Award Agreement to each Participant shall constitute an agreement, subject to Section 9 hereof, between the Corporation and the Participant as to the terms and conditions of the Award.

(b) The Committee shall include a provision providing for a minimum vesting schedule for an Award pursuant to which:

(i) no stock option Award may become fully exercisable prior to the third anniversary of the date of grant, and to the extent such an Award provides for vesting in installments over a period of no less than three years, such vesting shall occur ratably on each of the first three anniversaries of the date of grant;

(ii) no Award other than stock options or stock appreciation rights may become fully exercisable or saleable prior to the third anniversary of the date of grant and to the extent such an Award provides for vesting or saleability in installments over a period of no less than three years, such vesting shall occur ratably on each of the first three anniversaries of the date of grant and requiring the forfeiture of unvested or nonsaleable shares subject to such Award at the time a participant is no longer an Employee;

(iii) no performance-based Award may become fully exercisable or saleable prior to the first anniversary of the date of grant;

provided, that, such restrictions shall not apply to (w) Awards to newly hired Employees, (x) Awards to Employees in connection with acquisitions (whether by asset purchase, merger or otherwise); (y) Awards to Employees who subsequently retire or have plans for retirement from the Company or one of its Subsidiaries or (z) Awards made in lieu of a cash bonus. Notwithstanding the foregoing, (i) any award agreement may provide for any additional vesting requirements, including but not limited to longer periods of required employment or the achievement of performance goals; (ii) any award agreement may provide that all or a portion of the shares subject to such Award vest immediately or, alternatively, vest in accordance with the vesting schedule but without regard to the requirement for continued employment in the event of a Change in Control, or in the case of termination of employment due to death, disability, layoff, retirement or divestiture, or in the case of a vesting period longer than three years, vest and become exercisable or fail to be forfeited and continue to vest in accordance with the schedule in the award agreement prior to the expiration of any period longer than three years for any reason designated by the Committee.

8.	Other Terms and Conditions.

(a) No Assignment; Limited Transferability of Options.  Except as provided below, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, otherwise then by will or by the laws of descent and distribution. Notwithstanding the foregoing, the Committee may, in its discretion, authorize all or a portion of the stock options (other than incentive stock options) granted to a Participant to be on terms which permit transfer by such Participant to:

(i) the spouse, children or grandchildren of the Participant (“Immediate Family Members”);

(ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or;

(iii) a partnership in which such Immediate Family Members are the only partners, provided that:

(A) there may be no consideration for any such transfer;

(B) the Award Agreement pursuant to which such stock options are granted expressly provides for transferability in a manner consistent with this Section 8(a); and

(C) subsequent transfers of transferred options shall be prohibited except those in accordance with Section 8(b).

Following transfer, any such options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Section 8(b) hereof the term “Participant” shall be deemed to refer to the transferee. The provisions of the stock option relating to the period of exercisability and expiration of the stock option shall continue to be applied with respect to the original Participant, and the stock options shall be exercisable by the transferee only to the extent, and for the periods, set forth in said stock option.

(b) Beneficiary Designation.  Each Participant under the Plan may name, from time to time, any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during his lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to his estate.

(c) Termination of Employment.  The termination of each Award in the event of the retirement, disability, death or other termination of a Participant’s employment or service, shall be as determined by the Committee and set forth in the Award Agreement.

(d) Rights as a Shareholder.  A Participant shall have no rights as a stockholder with respect to shares covered by an Award until the date the Participant or his nominee, guardian or legal representative is the holder of record. No adjustment will be made for dividends or other rights for which the record date is prior to such date.

(e) Payments by Participants.  The Committee may determine that Awards for which a payment is due from a Participant may be payable: (i) in cash by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of previously acquired shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) by a combination of the methods described in (i) and (ii) above; (iv) except as may be prohibited by applicable law, in cash by a broker-dealer acceptable to the Corporation to whom the Participant has submitted an irrevocable notice of exercise; or (v) by such other methods as the Committee may deem appropriate, including, but not limited to loans by the Corporation on such terms and conditions as the Committee shall determine to the extent permitted by applicable law.

(f) Withholding.  Except as otherwise provided by the Committee in the Award Agreement or otherwise (i) the deduction of withholding and any other taxes required by law will be made from all amounts paid in cash, and (ii) in the case of the exercise of options or payments of Awards in shares of Common Stock, the Participant shall be required to pay or have paid by a broker-dealer acceptable to the Corporation to whom the Participant has submitted an irrevocable notice of exercise the amount of any taxes required to be withheld in cash prior to receipt of such stock, or alternatively, to elect to have a number of shares the Fair Market Value of which equals the amount required to be withheld deducted from the shares to be received upon such exercise or payment or deliver such number of previously-acquired shares of Common Stock.

(g) Deferral.  The receipt of payment of cash or delivery of shares of Common Stock that would otherwise be due to a Participant under any Award other than a stock option (including an incentive stock option) or stock appreciation right may be deferred to the extent permitted by an applicable deferral plan established by the Corporation or a Subsidiary. The Committee shall establish rules and procedures relating to any such deferrals and the payment of any tax withholding with respect thereto.

(h) No Repricing or Cancellation for Cash.  Notwithstanding anything in this Plan to the contrary and subject to Sections 10 and 12, without the approval of the shareholders of the Corporation, neither the Board nor the Committee will amend any previously granted Award to (i) reduce the exercise price of an outstanding stock option, incentive stock option or stock appreciation right or (ii) cancel an outstanding stock option, incentive stock option or stock appreciation right in exchange for cash or other Awards with a lower exercise price.

9. Amendments, Modification and Termination.  The Board may at any time and from time to time, terminate, suspend or discontinue this Plan. The Board of Directors may at any time and from time to time, alter or amend this Plan, subject to any requirement of shareholder approval imposed by applicable law, rule or regulation, provided that any material amendment to the Plan will not be effective unless approved by the Company’s shareholders. For this purpose, a material amendment is any amendment that would (i) materially increase the number of shares available under the Plan or issuable to a participant (other than a change in the number of shares made pursuant to Section 10); (ii) change the types of awards that may be granted under the Plan; (iii) expand the class of persons eligible to receive awards or otherwise participate in the Plan; or (iv) reduce the price at which an option is exercisable either by amendment of an Award Agreement or by substitution of a new option at a reduced price (other than as permitted in Section 10). No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.

10. Recapitalization.  The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the limitations on the maximum number of shares of Common Stock which may be made subject to Awards granted to a Participant during a Plan Year, the number of shares of Common Stock covered by each outstanding Award, and the price per share of Common Stock in each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee may also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spinoff, extraordinary dividend or other distribution or similar transaction.

11. Rights as Employees, Directors or Consultants.  No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of or as a Director of or as a consultant to the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.

12.	Change of Control.

(a) Notwithstanding anything contained in this Plan or any Award Agreement to the contrary, in the event of a Change of Control, as defined below, the following shall occur with respect to any and all Awards outstanding as of such Change of Control:

(i) any and all options and stock appreciation rights granted hereunder shall become immediately exercisable, and shall remain exercisable throughout their entire term, subject to any limitations on such term provided in the Award Agreement or pursuant to Section 8(c) hereof;

(ii) any restrictions imposed on restricted shares shall lapse and all restricted share units shall become fully vested;

(iii) unless otherwise specified in a Participant’s Award Agreement at time of grant, the maximum payout opportunities attainable under all outstanding Awards of performance units, performance shares and Other Incentive Awards shall be deemed to have been fully earned at the maximum level for the entire performance period(s) as of the effective date of the Change of Control, and the vesting of all such Awards shall be accelerated as of the effective date of the Change of Control; and

(iv) the Board (as constituted prior to such Change of Control) may, in its discretion:

(A) require that shares of stock of the corporation resulting from such Change of Control, or a parent corporation thereof, be substituted for some or all of the shares of Common Stock subject to an outstanding Award, with an appropriate and equitable adjustment to such Award as shall be determined by the Board or the Committee in accordance with Section 10; and/or

(B) require outstanding Awards, in whole or in part, to be surrendered to the Corporation by the holder, and to be immediately cancelled by the Corporation, and to provide for the holder to receive (1) a cash payment in an amount equal to (a) in the case of a stock option, incentive stock option or stock appreciation right, the number of shares of Common Stock then subject to the portion of such Award surrendered multiplied by the excess, if any, of the highest per share price offered to holders of Common Stock in any transaction whereby the Change of Control takes place, over the purchase price or base price per share of Common Stock subject to such Award and (b) in the case of restricted shares, restricted share units, performance shares, performance share units or Other Incentive Awards, the number of shares of Common Stock or units then subject to the portion of such Award surrendered multiplied by the highest per share price offered to holders of Common Stock in any transaction whereby the Change of Control takes place; (2) shares of capital stock of the corporation resulting from such Change of Control, or a parent corporation thereof, having a fair market value not less than the amount determined under clause (1) above; or (3) a combination of the payment of cash pursuant to clause (1) above and the issuance of shares pursuant to clause (2) above.

(b) A “Change of Control” of the Corporation shall be deemed to have occurred upon the happening of any of the following events:

(i) The acquisition, other than from the Corporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Corporation or any of its Subsidiaries, or any employee benefit plan (or related trust) of the Corporation or its Subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of all or substantially all directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the Common Stock and voting securities of the Corporation immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock of the Corporation or the combined voting power of the then outstanding voting securities of the Corporation entitled to vote generally in the election of directors, as the case may be; or

(ii) Individuals who, as of the date hereof, constitute the Board (as of the date hereof the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Corporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Corporation (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act); or

(iii) The consummation of a reorganization, merger or consolidation of the Corporation, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of the Common Stock and voting securities of the Corporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of Common Stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or a complete liquidation or dissolution of the Corporation or of the sale or other disposition of all or substantially all of the assets of the Corporation.

13. Governing Law.  To the extent that federal laws do not otherwise control, the Plan and all Award Agreements hereunder shall be construed in accordance with and governed by the law of the State of Illinois, provided, however, that in the event the Corporation’s state of incorporation shall be changed, then the law of the new state of incorporation shall govern.

14. Savings Clause.  This Plan is intended to comply in all aspects with applicable law and regulation, including, with respect to those Employees who are officers or directors for purposes of Section 16 of the Exchange Act, Rule 16b-3 of the Securities and Exchange Commission. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation (including Rule 16b-3), the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Rule 16b-3) so as to foster the intent of this Plan.

15. Effective Date and Term.  The Plan, as amended and restated as set forth herein, shall be effective as of the Restatement Date, subject to approval by the shareholders of the Corporation at the 2009 annual meeting of the Corporation. The Plan shall remain in effect until terminated by the Board, provided, however, that no incentive stock option shall be granted under this Plan on or after the ten year anniversary of the Effective Date.

The Directors and Officers of
cordially invite you to attend our
2009 Annual Meeting of Shareholders
Thursday, May 28, 2009, 10:00 a.m.
Deer Path Inn
255 East Illinois Road
Lake Forest, Illinois

You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Phone.
See the reverse side of this sheet for instructions.
     IF YOU ARE NOT VOTING BY INTERNET OR BY TELEPHONE, COMPLETE BOTH SIDES OF PROXY CARD,
DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:

Illinois Stock Transfer Co.
209 West Jackson Boulevard, Suite 903
Chicago, Illinois 60606

IMPORTANT

DETACH PROXY CARD HERE	Please complete both sides of the PROXY CARD, sign, date, detach and return in the enclosed envelope.	DETACH ATTENDANCE CARD HERE AND MAIL WITH PROXY CARD

This proxy is solicited on behalf of the Board of Directors. If not otherwise specified on the reverse side, this proxy will be voted FOR Proposals 1, 2, 3, 4 and 5. The undersigned revokes all proxies heretofore given to vote at such meeting and all adjournments or postponements.

Wintrust Financial Corporation
If you personally plan to attend the Annual Meeting of Shareholders, please check the box below and list names of attendees on reverse side.
COMMON

Dated
Return this stub in the enclosed envelope with your completed proxy card.

(Please sign here)

Please sign your name exactly as it appears above. If executed by a corporation, a duly authorized officer should sign. Executors, administrators, attorneys, guardians and trustees should so indicate when signing. If shares are held jointly, all holders must sign.		I/We do plan to attend the 2009 Annual Meeting. ☐

TO VOTE BY MAIL

To vote by mail, complete both sides, sign and date the proxy card below. Detach the card below and return it in the envelope provided.

TO VOTE BY INTERNET

Your Internet vote is quick, confidential and your vote is immediately submitted. Just follow these easy steps:
1. Read the accompanying Proxy Statement.
2. Visit our Internet voting site at www.illinoisstocktransfer.com, click on the “Internet Voting” tab and enter your Voter Control Number and the last four digits of your Tax Identification Number that is associated with the account you are voting in the designated fields. Your Voter Control Number is printed on the front of this proxy card.

Please note that all votes cast by Internet must be completed and submitted prior to Tuesday, May 26, 2009 at 11:59 p.m. Central Time.
Your Internet vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.
This is a “secured” web page site. Your software and/or Internet provider must be “enabled” to access this site. Please call your software or Internet provider for further information if needed.

If You Vote By INTERNET, Please Do Not Return Your Proxy Card By Mail

TO VOTE BY TELEPHONE

Your telephone vote is quick, confidential and immediate. Just follow these easy steps:
1. Read the accompanying Proxy Statement.
2. Using a Touch-Tone telephone, call Toll Free 1-800-555-8140 and follow the instructions.
3. When asked for your Voter Control Number, enter the number printed just above your name on the front of the proxy card below.
4. You will also be asked to enter the last four digits of your Tax Identification Number that is associated with the account you are voting.
Please note that all votes cast by telephone must be completed and submitted prior to Tuesday, May 26, 2009 at 11:59 p.m. Central Time.
Your telephone vote authorizes the named proxies to vote your shares to the same extent as if you marked, signed, dated and returned the proxy card.

If You Vote By TELEPHONE, Please Do Not Return Your Proxy Card By Mail

COMMON

PLEASE LIST NAMES OF PERSONS ATTENDING

Wintrust Financial Corporation	REVOCABLE PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints Peter D. Crist and Edward J. Wehmer and either of them as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the shares of Common Stock of Wintrust Financial Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 28, 2009 or any adjournment thereof. If any other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted, to the extent legally permissible, by those named in this proxy in their best judgment.

Proposal 1 —	Election of the following Directors with a term ending 2010

		For	Withhold		For	Withhold
	01 Peter D. Crist	☐	☐	08 Albin F. Moschner	☐	☐
	02 Bruce K. Crowther	☐	☐	09 Thomas J. Neis	☐	☐
	03 Joseph F. Damico	☐	☐	10 Christopher J. Perry	☐	☐
	04 Bert A. Getz, Jr.	☐	☐	11 Hollis W. Rademacher	☐	☐
	05 H. Patrick Hackett, Jr.	☐	☐	12 Ingrid S. Stafford	☐	☐
	06 Scott K. Heitmann	☐	☐	13 Edward J. Wehmer	☐	☐
	07 Charles H. James III	☐	☐

Proposal 2 —	Amendment to the Employment Stock Purchase Plan to increase the number of shares authorized for issuance under the Plan

	☐ For ☐		Against	☐	Abstain
Proposal 3 —	Amendment to the 2007 Stock Incentive Plan to, among other things, increase the number of shares authorized for issuance under the Plan and modify the limitation on full value awards that may be offered under the plan

	☐ For ☐		Against	☐	Abstain

Proposal 4 —	Advisory vote to approve the Company's executive compensation policies and procedures

	☐ For ☐		Against	☐	Abstain

Proposal 5 —	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the Company for the year 2009

	☐ For ☐		Against	☐	Abstain

(to be signed on the other side)